Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

NEXEO SOLUTIONS, INC.,

NEON HOLDINGS, INC.

and, solely for purposes of Section 13.18,

UNIVAR INC.

Dated as of February 8, 2019

i

(continued)

(continued)

(continued)

(continued)

v

EXHIBITS

Exhibit A	Definitions
Exhibit B	Transferred Entities
Exhibit C	Schedule of Transferring Physical Assets
Exhibit D	Form of Transition Services Agreement
Exhibit E	Warehouse Service Agreement Term Sheet
Exhibit F	Real Property Agreements Term Sheet
Exhibit G	Equity Commitment Letters
Exhibit H	Limited Guarantee
Exhibit I	Transaction Accounting Principles

SCHEDULES

Schedule A	Seller Disclosure Letter
Schedule B	Buyer Disclosure Letter
Schedule I	Asset Transfers

INDEX OF DEFINED TERMS

Defined Term	Section
Action	Exhibit A
Actual Fraud	Exhibit A
Affiliate	Exhibit A
Agreement	Exhibit A
Agreement Date	Preamble
Allocation Principles	Section 3.07(b)
Antitrust Laws	Section 6.04(b)
Asset Representations	Exhibit A
Assumed Indebtedness	Exhibit A
Assumed Liabilities	Exhibit A
Audited Plastics Balance Sheet Date	Section 4.07(a)
Available Insurance Policies Schedule	Section 4.20
Bankruptcy and Equity Exception	Exhibit A
Bankruptcy Code	Section 7.12(g)
Base Purchase Price	Section 3.01
Beneficial Ownership Certification	Exhibit A
Beneficial Ownership Regulation	Exhibit A
BoA	Exhibit A
Business Day	Exhibit A
Business Records	Exhibit A
Buyer	Preamble
Buyer Disclosure Letter	Exhibit A
Buyer Indemnified Parties	Section 10.01(a)
Buyer Licensees	Section 7.12(a)
Buyer Related Parties	Section 12.03(b)
Buyer Taxes	Section 9.02
Buyer Transaction Agreements	Exhibit A
Buyer Transactions	Exhibit A
CBA	Exhibit A
Chemicals Assets	Exhibit A
Chemicals Business	Exhibit A
Chemicals Data	Section 7.13(b)
Chemicals Masking	Section 7.13(b)
Chemicals Securing	Section 7.13(b)
Chinese Credit Facilities	Section 6.11(c)
Chinese Creditable Transaction VAT	Exhibit A
Closing	Section 2.02
Closing Allocation	Section 3.07(b)
Closing Conditions	Exhibit A
Closing Date	Section 2.02
Closing Notice	Exhibit A
Closing Payment	Section 3.03(a)

Closing Payment Shortfall	Section 3.03(c)
Code	Exhibit A
Collateral Source	Section 10.06
Combined Tax Return	Section 9.05(a)
Commitment Letters	Section 5.06(b)
Company Data	Exhibit A
Company Products	Exhibit A
Company System	Exhibit A
Confidentiality Agreement	Exhibit A
Consent	Exhibit A
Continuation Period	Section 8.01(a)
Continuing Employee	Section 8.01(a)
Contract	Exhibit A
Contracting Parties	Section 13.14
control	Exhibit A
controlled by	Exhibit A
Corporate Organizational Records	Exhibit A
Creditable Transaction VAT	Exhibit A
Current Assets	Exhibit A
D&O Expenses	Section 7.02(a)
D&O Indemnifiable Claim	Section 7.02(a)
D&O Indemnified Parties	Section 7.02(a)
D&O Insurance	Section 7.02(e)
De Minimis Amount	Section 10.05(a)(i)
Debt Commitment Letters	Section 5.06(a)
Debt Financing	Section 5.06(a)
Debt Financing Sources	Exhibit A
Disclosure Letters	Exhibit A
Dispute Notice	Section 3.04(c)
Employee Plan	Exhibit A
Environmental Law	Exhibit A
Environmental Liability	Exhibit A
Environmental Permit	Exhibit A
Equipment	Exhibit A
Equity Commitment Letters	Section 5.06(b)
Equity Financing	Section 5.06(b)
Equity Investor	Section 5.06(b)
ERISA	Exhibit A
ERISA Affiliate	Section 4.11(d)
Estimated Assumed Indebtedness	Exhibit A
Estimated Assumed Indebtedness Decrease	Exhibit A
Estimated Working Capital	Exhibit A
Estimated Working Capital Decrease	Exhibit A
Estimated Working Capital Increase	Exhibit A
Estimated Working Capital Statement	Exhibit A
Excluded Assets	Exhibit A

Excluded Business Taxes	Exhibit A
Excluded Taxes	Section 9.01
Exclusivity Agreement	Section 6.14
Existing ABL Facilities	Exhibit A
Existing ABL Facility	Exhibit A
Existing Credit Facilities	Exhibit A
Existing Notes	Exhibit A
Existing Notes Indenture	Exhibit A
Existing Parent European ABL Facility	Exhibit A
Existing Parent U.S. ABL Facility	Exhibit A
Existing Seller ABL Facility	Exhibit A
FCPA	Section 4.10(b)
Filed Segment Information	Exhibit A
Final Allocation Schedule	Section 3.07
Final Assumed Indebtedness	Exhibit A
Final Assumed Indebtedness Decrease	Exhibit A
Final Working Capital	Exhibit A
Final Working Capital Decrease	Exhibit A
Final Working Capital Increase	Exhibit A
Final Working Capital Statement	Exhibit A
Financial Information	Section 4.07(a)
Financing	Section 5.06(b)
FLSA	Section 4.15(b)
Foreign Benefit Plan	Exhibit A
FPA Investors	Exhibit A
Fundamental Representations	Exhibit A
GAAP	Exhibit A
General Expiration Date	Section 10.04
Government Authority	Exhibit A
Government Official	Section 4.10(b)
Guarantor	Recitals
Hazardous Materials	Exhibit A
Holdings	Exhibit A
HSR Act	Exhibit A
Indebtedness	Exhibit A
Indemnified Party	Section 10.03(a)
Indemnified Party Defense Matter	Section 10.03(b)
Indemnifying Party	Section 10.03(a)
Indemnity Cap	Section 10.05(a)(iii)
Independent Accounting Firm	Section 3.04(d)
Information Privacy and Security Laws	Exhibit A
Initial Effective Time	Exhibit A
Insurance Policies	Section 4.20
Intellectual Property Assignment Agreement	Exhibit A
Intellectual Property Rights	Exhibit A
Inventory	Exhibit A

IRS	Exhibit A
IT Arrangements	Section 7.13(d)
IT Platform Customizations	Exhibit A
IT Platform Intellectual Property Rights	Exhibit A
Knowledge of Seller	Exhibit A
Laws	Section 4.10(a)
Leased Real Property	Exhibit A
Leased Real Property Documents	Section 4.17(d)
Lenders	Section 5.06(a)
Liabilities	Exhibit A
Licensee	Section 7.12(d)(i)
Licenses	Exhibit A
Licensor	Section 7.12(g)
Lien	Exhibit A
Limited Guarantee	Recitals
Look-back Date	Exhibit A
Losses	Exhibit A
made available	Exhibit A
Marketing Period	Exhibit A
Material Adverse Effect	Exhibit A
Material Contracts	Section 4.13(a)(xviii)
Material Customers	Exhibit A
Material Shared Contract	Section 4.22(b)
Material Suppliers	Exhibit A
Merger Agreement	Recitals
Merger Sub I	Recitals
Merger Sub II	Recitals
Mergers	Exhibit A
NASDAQ	Exhibit A
Net Working Capital	Exhibit A
Net Working Capital Statements	Exhibit A
Nexeo 2018 10-K	Exhibit A
Nexeo Solutions	Exhibit A
Nexeo Trademarks	Exhibit A
Non-Assignable Assets	Section 6.05
Nonparty Affiliates	Section 13.14
Notice of Transition Dispute	Section 6.13(b)
Order	Section 4.10(a)
Organizational Documents	Exhibit A
Original IT System	Section 7.13(a)
Outside Antitrust Counsel Material	Section 6.02(c)
Outside Counsel Only Material	Section 6.02(c)
Outside Date	Section 12.01(d)
Owned Real Property	Exhibit A
Owned Real Property Documents	Section 4.17(d)
Parent	Preamble

x

Parent Banker	Section 4.18
Parent Group	Exhibit A
Parent Guarantee	Section 13.18
Parties	Preamble
Patents	Exhibit A
Payoff Letters	Section 6.11(a)
PCI DSS	Exhibit A
Permitted Liens	Exhibit A
Person	Exhibit A
Personal Data	Exhibit A
Plastics Assets	Exhibit A
Plastics Business	Exhibit A
Plastics Business Cash	Exhibit A
Plastics Business Employee	Exhibit A
Plastics Business Employee List	Section 4.15(b)
Plastics Business Intellectual Property Rights	Exhibit A
Plastics Business IT System	Section 7.13(a)
Plastics Business Registered Intellectual Property Rights	Section 4.11(a)
Plastics Business Subsidiary	Exhibit A
Plastics Segment	Exhibit A
Post-Closing Adjustment	Exhibit A
Post-Closing Debt Adjustment	Exhibit A
Post-Closing Tax Period	Exhibit A
Post-Closing Welfare Plan	Section 8.01(f)
PRC	Exhibit A
Pre-Closing Period	Exhibit A
Pre-Closing Separate Tax Return	Section 9.05(a)
Pre-Closing Tax Period	Exhibit A
Privacy Consents	Section 4.21(a)
Privacy Policies	Section 4.21(a)
Proposed Final Working Capital	Exhibit A
Proposed Final Working Capital Statement	Exhibit A
Proposed Newly-Formed Entity	Exhibit A
Public Notice 7 Filing	Section 9.08
Purchase Price	Section 3.01
Qualified Plan	Section 4.14(c)
Real Properties	Exhibit A
Real Property Agreements	Section 6.13(a)
reasonable best efforts	Section 6.04(d)
Registered	Exhibit A
Registered Intellectual Property Rights	Exhibit A
Related Person	Section 4.22(a)
Release	Exhibit A
Replication Data Center	Section 7.13(a)
Replication Date	Section 7.13(a)
Representative	Exhibit A

Required Amount	Section 5.06(g)
Required Approvals	Exhibit A
Required Bank Information	Exhibit A
Required Governmental Approvals	Section 11.01(b)
Resolution Period	Section 3.04(c)
Restricted Cash	Exhibit A
Restricted Cash Cap	Exhibit A
Restricted Parties	Exhibit A
Retained Liabilities	Exhibit A
Retained Marks	Section 7.11(a)
Retained Marks Phase-Out Period	Section 7.11(a)
Review Period	Section 3.04(b)
RWI Policy	Exhibit A
Sample Calculation	Exhibit A
Second Request	Section 6.04(a)
Securities Act	Exhibit A
Seller	Preamble
Seller Disclosure Letter	Exhibit A
Seller Employee Plan	Exhibit A
Seller Guarantees	Exhibit A
Seller Indemnified Parties	Section 10.02
Seller Licensed Intellectual Property Rights	Exhibit A
Seller Licensees	Section 7.12(c)
Seller Related Parties	Section 12.03(c)
Seller Transaction Agreements	Exhibit A
Seller Transaction Expenses	Exhibit A
Seller’s Allocation Schedule	Section 3.07
Separation Executives	Section 6.02(a)
Settlement	Section 10.03(b)
Shared Contract	Section 4.22(b)
Shared Contracts and Facilities Schedule	Section 7.06(a)
Shared Facility	Section 4.22(b)
Shared Real Property	Exhibit A
Software	Exhibit A
Specified Pre-Closing Tax Action	Exhibit A
Straddle Period	Section 9.04
Straddle Period Tax Return	Section 9.05(b)
Sub Holdco	Exhibit A
Subsequent Loss	Section 9.03(c)
Subsidiary	Exhibit A
Survival Period	Section 10.04
Target Working Capital	Exhibit A
Tax	Exhibit A
Tax Benefit	Exhibit A
Tax Claim	Section 9.06(a)
Tax Indemnity Expiration Date	Exhibit A

Tax Item	Exhibit A
Tax Proceeding	Exhibit A
Tax Return	Exhibit A
Taxes	Exhibit A
Taxing Authority	Exhibit A
Termination Fee	Section 12.03(b)
Third Party Claim	Section 10.03(a)
Third Party Consents	Section 6.05
Third-Party Licensed Intellectual Property Rights	Exhibit A
Threshold	Section 10.05(a)
TPG Investors	Exhibit A
Trade Control Laws	Section 4.10(d)
Trade Secrets	Exhibit A
Trademark Agreement	Exhibit A
Trademarks	Exhibit A
Transaction Accounting Principles	Exhibit A
Transaction Agreements	Exhibit A
Transaction Dispute	Section 13.11(b)
Transaction Expenses	Section 12.03(c)
Transactions	Exhibit A
Transfer Taxes	Exhibit A
Transferred Claim	Section 7.03
Transferred Employee Plan	Exhibit A
Transferred Entities	Recitals
Transferred Entity	Recitals
Transferred Equity Interests	Recitals
Transferred Records	Exhibit A
Transitional Arrangements	Section 6.13(a)
Treasury Regulations	Exhibit A
U.S.	Exhibit A
Unaudited Financial Information	Section 4.07(a)
under common control with	Exhibit A
VAT	Exhibit A
Warehouse Service Agreement	Section 6.13(a)
WARN	Exhibit A
Willful Breach	Exhibit A

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of February 8, 2019 (the “Agreement Date”), is made by and between Nexeo Solutions, Inc. a Delaware corporation (“Seller”), Neon Holdings, Inc., a Delaware corporation (“Buyer” and, together with Seller, the “Parties”) and, solely for purposes of Section 13.18, Univar Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, as a result of the Asset Transfers, (i) Seller owns, or will own as of the Closing, either directly or indirectly, 100% of the equity interests (collectively, the “Transferred Equity Interests”) of the Persons set forth on Exhibit B (each a “Transferred Entity” and, together, the “Transferred Entities”) as and to the extent set forth beside such Transferred Entity’s name on Exhibit B and (ii) the Transferred Entities shall own all of the Plastics Assets;

WHEREAS, Seller desires to sell, or cause to be sold, and Buyer desires to purchase, the Transferred Equity Interests on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of the Transferred Equity Interests and also to set forth various conditions to the purchase and sale of the Transferred Equity Interests;

WHEREAS, on September 17, 2018, Parent, Pilates Merger Sub I Corp, a Delaware corporation (“Merger Sub I”), Pilates Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”), and Seller entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, first, Merger Sub I shall be merged with and into Seller, with Seller continuing as the surviving company, and, second, Seller shall be merged with and into Merger Sub II, with Merger Sub II as the surviving company, upon the terms and conditions set forth in the Merger Agreement; and

WHEREAS, concurrently with the execution of this Agreement, One Rock Capital Partners II, LP (the “Guarantor”) and Seller entered into a Limited Guarantee (the “Limited Guarantee”), a copy of which is attached as Exhibit H, pursuant to which the Guarantor has guaranteed the payment of the Termination Fee if and when payable and certain other payment obligations of Buyer.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01. Purchase and Sale of the Transferred Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause its Affiliates to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller and such Affiliates, all right, title and interest in and to the Transferred Equity Interests free and clear of all Liens other than Liens referred to in clauses (i)-(iii) of the second sentence of Section 4.03. For the avoidance of doubt, as set forth on Exhibit B, to the extent that any Transferred Equity Interests are held by a Transferred Entity as of immediately prior to the Closing, such Transferred Equity Interests shall be transferred to Buyer indirectly through the direct or indirect transfer of the Transferred Entity that holds such Transferred Equity Interests.

Section 2.02. Closing. The closing of the sale and purchase of the Transferred Equity Interests (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, as soon as practicable, and in no event later than three (3) Business Days, following the date on which all Closing Conditions are satisfied or waived in writing (to the extent permitted by applicable Law) in accordance with ARTICLE XI (other than those Closing Conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those Closing Conditions at such time), or on such other date or at such other time or place as the Parties may agree in writing; provided, further, that if the Marketing Period has not ended at the time at which all Closing Conditions are satisfied or waived in writing (to the extent permitted by applicable Law) in accordance with ARTICLE XI (other than those Closing Conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions at such time), the Closing shall not, without the prior written consent of Buyer, occur (or be required to occur) prior to the earlier to occur of (x) any Business Day during the Marketing Period to be specified by Buyer to Seller on no less than two (2) Business Days’ written notice to Seller and (y) the third (3rd) Business Day following the last day of the Marketing Period. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Subject to the other provisions of this Section 2.02 and this Agreement, the Parties agree to cooperate reasonably and in good faith, at the request of Seller to be delivered prior to the commencement of the Marketing Period, to cause the Closing Date to be the last Business Day or the First Business Day of a month (unless doing so would cause the Closing Date to occur after the Outside Date).

Section 2.03. Withholding. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to deduct and withhold from any portion of the Purchase Price payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any other provision of state, local or non-U.S. Law; provided that (i) Buyer shall (x) notify Seller of any such required deduction or withholding to be made at Closing no later than twelve (12) days prior to the anticipated Closing Date and (y) cooperate with Seller in good faith to minimize any such required deduction or withholding and (ii) Buyer shall not deduct or withhold any amounts in connection with Public Notice 7 (the application of which to the transactions contemplated hereunder shall be governed exclusively by Section 9.08). To the extent that Buyer deducts and withholds any amounts on any portion of the Purchase Price in accordance with (and as permitted by) the terms of this Section 2.03, and pays over such amounts to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

PURCHASE PRICE

Section 3.01. Purchase Price. In consideration for the sale of all of the Transferred Equity Interests set forth in this Agreement (the “Purchase Price”), on the terms set forth herein, Buyer shall pay to Seller (or its designees) an amount in cash equal to (w) Six Hundred Forty Million U.S. Dollars ($640,000,000) (the “Base Purchase Price”), plus (x) the Final Working Capital Increase (if any), minus (y) the Final Working Capital Decrease (if any), minus (z) the Final Assumed Indebtedness Decrease (if any).

Section 3.02. Certain Closing Deliverables. At the Closing:

(a) Seller shall deliver or cause to be delivered to Buyer the following:

(i) to the extent the Transferred Equity Interests are certificated, certificates (or, if such certificate cannot be located, an indemnity in favor of the relevant Transferred Entity in customary form) evidencing the Transferred Equity Interests, duly endorsed in blank or accompanied by stock powers duly executed in blank and other duly executed instruments of transfer as required by applicable Laws or otherwise to validly transfer title in and to the Transferred Equity Interests to Buyer;

(ii) a receipt for the Closing Payment, duly executed by Seller;

(iii) subject to Section 6.13(a), a counterpart of (A) the Transition Services Agreement, (B) the Intellectual Property Assignment Agreement and (C) each other Transitional Arrangement, in each case duly executed by Seller or its applicable Affiliate;

(iv) a certificate that complies with and establishes an exemption from withholding otherwise required under Section 1445 of the Code duly executed by Seller and/or each Subsidiary of Seller that is to directly transfer any Transferred Equity Interests to Buyer at the Closing;

(v) copies of any executed Payoff Letters required to be delivered in accordance with Section 6.11(a) and any customary evidence of the release of Liens and guarantees required to be delivered in accordance with Section 6.11;

(vi) the officer’s certificate required to be delivered pursuant to Section 11.02(a)(iv); and

(vii) unless otherwise requested by Buyer, resignation letters, in form and substance reasonably satisfactory to Buyer, from the directors and officers of each of the Transferred Entities.

(b) Buyer shall deliver or cause to be delivered to Seller the following:

(i) the Closing Payment, as specified in the Closing Notice, by wire transfer of immediately available funds, to an account or accounts as directed by Seller in the Closing Notice;

(ii) a receipt for the Transferred Equity Interests, duly executed by Buyer and other duly executed instruments of transfer as required by applicable Laws or otherwise to validly transfer title in and to the Transferred Equity Interests;

(iii) subject to Section 6.13(a), a counterpart of (A) the Transition Services Agreement and (B) each other Transitional Arrangement, in each case duly executed by Buyer or its applicable Affiliate; and

(iv) the officer’s certificate required to be delivered pursuant to Section 11.01(a)(iii).

Section 3.03. Estimated Working Capital Statement; Closing Payment.

(a) No fewer than five (5) Business Days before the anticipated Closing Date, Seller shall prepare and deliver to Buyer the Closing Notice, which shall set forth the Estimated Working Capital Statement. The Estimated Working Capital Statement shall include (i) a written statement of each of (1) the Estimated Working Capital and (2) the Estimated Assumed Indebtedness, in each case together with supporting schedules to enable a review by Buyer thereof, (ii) based thereon, (A) the amount of any Estimated Working Capital Increase or Estimated Working Capital Decrease and (B) the amount of any Estimated Assumed Indebtedness Decrease, (iii) the amount to be paid by Buyer to Seller at Closing (the “Closing Payment”), which shall be equal to the sum of the following: (A) the Base Purchase Price plus (B) the Estimated Working Capital Increase (if any), minus (C) the Estimated Working Capital Decrease (if any), minus (D) the amount of the Estimated Assumed Indebtedness Decrease (if any), and (iv) the account or accounts to which Buyer shall pay the Closing Payment. The Closing Payment and other payments made to Seller under this Agreement shall be paid to Seller for its own account and as agent for the account of its Subsidiaries, as applicable, unless otherwise specified by Seller in the Closing Notice and consented to by Buyer (such consent not to be unreasonably withheld, conditioned or delayed); provided, that, in no event shall the Closing Payment exceed Ten Million U.S. Dollars ($10,000,000) more than the Base Purchase Price.

(b) Not less than one (1) Business Day prior to the anticipated Closing Date, Buyer shall notify Seller in the event that it disputes any aspect of the Estimated Working Capital Statement or the calculations therein, and prior to the Closing Date, Buyer and Seller shall negotiate in good faith to resolve any such dispute (or any aspect thereof) and any resolution so mutually agreed in writing by Buyer and Seller prior to the Closing Date shall be deemed to modify the Estimated Working Capital Statement for purposes of this Agreement; provided that no dispute or negotiations related to the Estimated Working Capital Statement shall delay or condition the occurrence of the Closing.

(c) As used herein, “Closing Payment Shortfall” shall mean the amount by which the Closing Payment, taking into account the application of the proviso set forth in Section 3.03(a), exceeds the amount the Closing Payment would have been without giving effect to the proviso to Section 3.03(a). The Closing Payment Shortfall shall only be a positive number.

Section 3.04. Proposed Final Working Capital Statement and Final Working Capital Statement.

(a) As promptly as practicable, but no later than seventy-five (75) days after the Closing Date, Buyer shall provide to Seller the Proposed Final Working Capital Statement. If Buyer fails to timely deliver the Proposed Final Working Capital Statement within ten (10) days after Seller shall have notified Buyer that it has not timely delivered the Proposed Final Working Capital Statement, the Estimated Working Capital Statement shall become conclusive and binding upon the Parties as the Final Working Capital Statement.

(b) Seller shall have forty-five (45) days (the “Review Period”) after Buyer’s delivery of the Proposed Final Working Capital Statement to review the same. During the Review Period, Seller and its Representatives shall be permitted reasonable access during normal business hours to the applicable books and records of Buyer and the Transferred Entities used in the review and preparation of the Proposed Final Working Capital Statement, and Buyer shall upon reasonable prior notice, make available the individuals in its employ responsible for preparing the information used in, and the preparation of the Proposed Final Working Capital Statement, to respond to the reasonable inquiries of, or requests for information by, Seller or its Representatives; provided, however, neither Buyer nor any of its Affiliates shall have any obligation to make available any if doing so would violate attorney-client privilege, non-disclosure obligations with third parties or applicable Law (and in such circumstance of non-disclosure obligations with third parties, Buyer shall use commercially reasonable efforts to obtain removal of such non-disclosure limitations from such third parties). Each of the Parties agrees that, following the Closing through the date that the Final Working Capital Statement becomes conclusive and binding upon the Parties in accordance with this ARTICLE III, it will not (and will cause its Affiliates not to) knowingly make any changes (other than to correct inaccuracies or as may be required by GAAP) to its books and records on which the Proposed Final Working Capital Statement is based or on which the Final Working Capital Statement is to be based that would reasonably be expected to impede or delay the determination of the amount of Final Working Capital, the preparation of the Dispute Notice or the Final Working Capital Statement in the manner and utilizing the methods required by this Agreement.

(c) If Seller disputes any item set forth in the Proposed Final Working Capital Statement, Seller shall, during the Review Period, deliver written notice to Buyer of the same, specifying in reasonable detail the basis for such dispute and Seller’s calculation thereof and its proposed modifications to the Proposed Final Working Capital Statement (such notice, the “Dispute Notice”). Any matters contained in the Proposed Final Working Capital Statement not subject to any Dispute Notice delivered in accordance with Section 3.04(b) above shall be deemed to have been agreed to and shall be conclusive and binding upon the Parties. In addition, if Seller fails to timely deliver a Dispute Notice within five (5) days after Buyer shall have notified Seller that it has not timely delivered a Dispute Notice during the Review Period, Buyer’s Proposed Final Working Capital Statement shall become conclusive and binding upon the Parties as the Final Working Capital Statement. During the thirty (30)-day period immediately following Seller’s delivery of a Dispute Notice (the “Resolution Period”), Buyer and Seller shall negotiate in good faith to reach an agreement as to any matters identified in such Dispute Notice as being in dispute, and, to the extent such matters are so resolved within the Resolution Period, then the Proposed Final Working Capital Statement as revised to incorporate such changes as have been agreed in writing between Buyer and Seller shall be conclusive and binding upon the Parties as the Final Working Capital Statement.

(d) If Buyer and Seller fail to resolve all such matters in dispute within the Resolution Period, then (subject to the last sentence of Section 3.04(e)) any matters identified in such Dispute Notice that remain in dispute following the expiration of the Resolution Period shall be finally and conclusively determined by Deloitte Touche Tohmatsu Limited, or if Deloitte Touche Tohmatsu Limited is unable or unwilling to serve in such capacity, Grant Thornton LLP (and if both Deloitte Touche Tohmatsu Limited and Grant Thornton LLP are unable or unwilling to serve in such capacity, such other globally recognized accounting firm as shall be agreed upon in writing by Seller and Buyer) (the “Independent Accounting Firm”).

(e) Seller and Buyer shall instruct the Independent Accounting Firm to promptly, but no later than forty (40) days after its acceptance of its appointment, determine (it being understood that in making such determination, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator, but its determination shall have the force and effect of an arbitral award), based solely on written presentations of Buyer and Seller submitted to the Independent Accounting Firm and not by independent review, only those matters in dispute and will render a written report setting forth its determination as to the disputed matters and the resulting calculations of Final Working Capital, the Final Working Capital Increase (if any), the Final Working Capital Decrease (if any), the Final Assumed Indebtedness, the Final Assumed Indebtedness Decrease, and the Post-Closing Adjustment (if any) and the Post-Closing Debt Adjustment (if any), which report and calculations will be final, conclusive and binding upon the Parties. A copy of all materials submitted to the Independent Accounting Firm pursuant to the immediately preceding sentence shall be provided by Seller or Buyer, as applicable, to the other Party concurrently with the submission thereof to the Independent Accounting Firm. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 3.04(e) and Section 3.06 and (ii) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller, or less than the smallest value for such item claimed by Buyer or Seller. If, before the Independent Accounting Firm renders its determination with respect to the disputed items in accordance with this Section 3.04(e), (x) Seller notifies Buyer in writing of its agreement with any items in the Proposed Final Working Capital Statement or (y) Buyer notifies Seller in writing of its agreement with any items in the Dispute Notice, then in each case such items as so agreed will be conclusive and binding on the Parties immediately upon such written notice.

(f) The fees and expenses of the Independent Accounting Firm shall be borne by the Parties in inverse proportion to the relative amount each Party’s determination has been modified. For example, if Seller challenges the calculation of the Proposed Final Working Capital Statement by an amount of One Hundred Thousand U.S. Dollars ($100,000), but the Independent Accounting Firm determines that Seller has a valid claim for only Sixty Thousand U.S. Dollars ($60,000), Seller shall bear (in accordance with the immediately preceding sentence) forty percent (40%) of the fees and expenses of the Independent Accounting Firm and Buyer shall bear the other sixty percent (60%) of such fees and expenses.

Section 3.05. Post-Closing Adjustment. If the Post-Closing Adjustment is a positive amount, Buyer shall pay an amount equal to the Post-Closing Adjustment to Seller, including the amount of any Closing Payment Shortfall. If the Post-Closing Adjustment is a negative amount, Seller shall repay an amount equal to the absolute value of the Post-Closing Adjustment to Buyer. If the Post-Closing Debt Adjustment is a positive amount, Seller shall pay an amount equal to the Post-Closing Debt Adjustment to Buyer. If the Post-Closing Debt Adjustment is a negative amount, Buyer shall repay an amount equal to the absolute value of the Post-Closing Debt Adjustment to Seller. Any payment due under this Section 3.05 shall be paid by wire transfer of immediately available funds to Seller’s account or Buyer’s account, as applicable, within five (5) Business Days after the date on which the Final Working Capital Statement becomes conclusive and binding on the Parties in accordance with the provisions of Section 3.04.

Section 3.06. Certain Calculation Principles. Each Net Working Capital Statement shall be (a) in a format substantially similar to the illustrative Net Working Capital Statement in the form attached on Schedule 3.06 hereto; (b) prepared and determined from the books and records of the Plastics Business (to the extent accurate) and in accordance with the Transaction Accounting Principles; and (c) consistent with the provisions of this Agreement relating to the Parties’ respective rights and obligations for the payment or reimbursement of costs and expenses.

Section 3.07. Purchase Price Allocation.

(a) Seller and Buyer agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price (as finally determined pursuant to Section 3.04) and any other amounts treated as consideration for Tax purposes among the Transferred Entities (and, as applicable or relevant to both Parties for U.S. federal income Tax purposes, to further allocate such amounts among the assets of Transferred Entities) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (to the extent applicable) and the following procedures.

(b) Seller and Buyer agree that (1) no more than twenty-five percent (25%) of the Purchase Price (as finally determined pursuant to Section 3.04) and any other amounts treated as consideration for Tax purposes shall be allocated to the non-U.S. Transferred Entities, in the aggregate, and (2) subject to Section 3.07(b)(1), any allocation of the Purchase Price (as finally determined pursuant to Section 3.04) and any other amounts treated as consideration for Tax purposes to the Transferred Entities organized under the laws of Mexico or Canada shall be consistent with the relevant valuations provided to Seller by Duff & Phelps in connection with the Asset Transfers (provided, for the avoidance of doubt, that in all cases no more than twenty-five percent (25%) of the Purchase Price (as finally determined pursuant to Section 3.04) and any other amounts treated as consideration for Tax purposes shall be allocated to the non-U.S. Transferred Entities in the aggregate) (collectively, the “Allocation Principles”). From the date hereof through the Closing Date, to the extent necessary to prepare bills of sale or transfer agreements, determine and remit any withholding Taxes or Transfer Taxes, make any filings with any Taxing Authority prior to the Closing Date, or to otherwise timely comply with the requirements of applicable Law, in each case, in respect of the Asset Transfers or the sale and transfer of the Transferred Equity Interests at Closing, or where otherwise relevant for purposes of effecting and/or determining the consideration payable pursuant to any of the Asset Transfers, subject to the Allocation Principles, Seller and Buyer shall to the extent reasonably practicable cooperate in good faith to determine the allocation of the Purchase Price (and any other relevant amounts) among the Transferred Entities and/or their assets (any such allocation, a “Closing Allocation”). In the event that Seller and Buyer are unable to agree on any Closing Allocation that is necessary or relevant with respect to any of the Asset Transfers reasonably in advance thereof, the Parties shall use commercially reasonable efforts to promptly cause the Independent Accounting Firm to, in accordance with the terms of this Agreement (including, to the extent relevant and not in conflict with the provisions of this Section 3.07 or Section 3.04(e)), resolve any disputes, and determine such Closing Allocation prior to the date of such Asset Transfer, provided that any Closing Allocation determined by the Independent Accounting Firm shall be subject to the Allocation Principles. The fees of the Independent Accounting Firm in connection with any such determination shall be borne equally by Buyer and Seller.

(c) No later than sixty (60) days after the Purchase Price is finally determined pursuant to Section 3.04, Seller shall prepare and deliver to Buyer a schedule (the “Seller’s Allocation Schedule”) allocating the Purchase Price (as finally determined pursuant to Section 3.04) and any other amounts treated as consideration for Tax purposes among the Transferred Entities (and, as applicable or relevant to both Parties for U.S. federal or other income Tax purposes, to further allocate such amounts among the assets of the Transferred Entities) in a manner consistent with the Closing Allocation(s) to the extent the Closing Allocation(s) set forth the allocation to or among such Transferred Entities and/or assets and the Allocation Principles. Buyer shall have the right to raise reasonable objections to Seller’s Allocation Schedule within thirty (30) days after its receipt thereof by providing written notice to Seller, specifying those items as to which Buyer disagrees and setting forth Buyer’s proposed allocation. If Buyer’s written notice of objection is timely delivered, Buyer and Seller shall negotiate in good faith to seek to resolve the disputed items. If, after a period of thirty (30) days following the date on which Buyer gives Seller its written notice of objection, any disputes set forth therein remain unresolved, then Seller and Buyer shall submit the remaining disputes to the Independent Accounting Firm for resolution in accordance with the terms of this Agreement (including, to the extent relevant and not in conflict with the provisions of this Section 3.07 or Section 3.04(e)). The fees of the Independent Accounting Firm shall be borne by Seller and Buyer equally. Any determination by the Independent Accounting Firm shall incorporate, reflect and be consistent with the Closing Allocation(s) to the extent the Closing Allocation(s) set forth the allocation to or among any Transferred Entities and/or assets and the Allocation Principles. Seller’s Allocation Schedule, as prepared by Seller if Buyer does not deliver a timely written notice of a dispute to Seller, as adjusted pursuant to any agreement between Seller and Buyer, or as determined by the Independent Accounting Firm (the “Final Allocation Schedule”), shall be conclusive and binding on the Parties hereto. Neither Seller nor Buyer shall (and each shall cause their respective Affiliates not to) take any position inconsistent with the Final Allocation Schedule (or the Closing Allocation(s) or the Allocation Principles) on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections or subsections of the Seller Disclosure Letter (it being understood that any disclosure set forth in one section or subsection of the Seller Disclosure Letter shall only be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or as disclosed in any portion of the Nexeo 2018 10-K to the extent it is reasonably apparent on the face of such disclosure that such disclosure relates to the Plastics Business (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in the Nexeo 2018 10-K that are cautionary, predictive or forward looking in nature), Seller hereby represents and warrants to Buyer as follows; provided that all references to representations and warranties made at some future time “prior to Closing” shall be deemed representations and warranties made by Seller prior to Closing, but after giving effect to the Asset Transfers that occur at or prior to Closing pursuant to Schedule I:

Section 4.01. Organization, Good Standing and Qualification of Seller. Seller is a corporation duly incorporated, formed or organized and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and conduct its business as now conducted. Seller is duly qualified or licensed as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not have or reasonably be likely to have a Material Adverse Effect.

Section 4.02. Organization, Good Standing and Qualification of the Plastics Business Subsidiaries. Each Plastics Business Subsidiary is, or will be prior to Closing in the case of the Proposed Newly-Formed Entities, a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has, or will have prior to Closing in the case of the Proposed Newly-Formed Entities, the requisite corporate or other appropriate power and authority to own, lease and to operate its assets and properties and conduct its business as now conducted. Each Plastics Business Subsidiary is, or will be prior to Closing in the case of the Proposed Newly-Formed Entities, duly qualified or licensed as a foreign corporation or other organization to do business, and, to the extent legally applicable, is, or will be prior to Closing in the case of the Proposed Newly-Formed Entities, in good standing, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not have or reasonably be likely to have a Material Adverse Effect. Seller has made available to Buyer accurate and complete copies of the Organizational Documents of each Plastics Business Subsidiary, as amended to date and currently in effect.

Section 4.03. Capital Structure of the Transferred Entities. The authorized capital stock or other equity interests and number of issued and outstanding shares or other equity interests of each Transferred Entity is set forth on Schedule 4.03 of the Seller Disclosure Letter, which schedule also (a) includes a list of all Plastics Business Subsidiaries, (b) indicates (x) which Transferred Entities exist as of the date hereof and (y) which are Proposed Newly-Formed Entities, (c) indicates which Plastics Business Subsidiaries are not Transferred Entities and (d) for each Transferred Entity set forth on such schedule indicates the jurisdiction of formation or organization and the type (e.g., corporation, limited liability company, etc.) thereof. Seller owns, or will own in the case of the Proposed Newly-Formed Entities, directly or indirectly through one of its Subsidiaries, all of the Transferred Equity Interests, free and clear of all Liens, except any (i) Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws, (ii) Lien created by Buyer arising out of, under or in connection with this Agreement or any other Transaction Agreement, (iii) Lien created by or through Buyer or its Affiliates, (iv) Lien for Taxes, assessments or other governmental charges or levies that are not yet due or payable that will be discharged at or prior to Closing, and (v) Liens securing Indebtedness under the Existing Credit Facilities that will be discharged at or prior to Closing. All of the Transferred Equity Interests have been, or will be prior to Closing in the case of the Proposed Newly-Formed Entities, duly authorized and validly issued, are or will be in the case of the Proposed Newly-Formed Entities, fully paid and nonassessable, and were not, or will not be in the case of the Proposed Newly-Formed Entities, issued in violation of any preemptive rights. There are no, and there will not be prior to Closing any, options, warrants, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversion rights, exchange rights or rights of conversion or other similar rights, agreements, arrangements, contracts or commitments obligating any Transferred Entity to issue or sell any shares of its capital stock, other equity interests or securities convertible into or exchangeable for its shares or other equity interests, other than, in each case, as provided in this Agreement or in the agreements relating to the organization, formation, ownership or governance of such Transferred Entity. There are no outstanding or authorized calls, stock appreciation, restricted stock, restricted stock unit, phantom stock, profit participation or similar rights with respect to any Transferred Entity, and no repurchase, redemption or other obligation to acquire for value any shares of any class of capital stock or equity interests of any Transferred Entity. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Transferred Equity Interests or other equity interests of any Transferred Entity. None of the Transferred Entities has agreed or is obligated to make any future investment in or capital contribution to any Person. Except for the Assumed Liabilities and intercompany Liabilities between or among Transferred Entities, none of the Transferred Entities will have any other Liabilities as of Closing (and, for the avoidance of doubt, the Assumed Liabilities shall not include the Existing Credit Facilities).

Section 4.04. Authority and Approval.

(a) The execution, delivery and performance by each of Seller and its Affiliates of the Seller Transaction Agreements to which it is a party and the performance by Seller and its Affiliates of their respective obligations thereunder have been duly authorized by all requisite corporate action on the part of Seller and its Affiliates, as applicable, and no shareholder or other similar approval is required in connection with Seller’s or its Affiliates’ execution, delivery and performance of the Seller Transaction Agreements to which Seller and its Affiliates are party or Seller’s and its Affiliates’ obligations thereunder. Each of Seller and its Affiliates has full corporate power and authority to execute and deliver the Seller Transaction Agreements to which it is a party and perform its and its Affiliates’ obligations under the Seller Transaction Agreements (including the consummation of the Transactions), as applicable.

(b) This Agreement has been duly executed and delivered by Seller. Upon execution and delivery thereof, the other Seller Transaction Agreements will be duly executed and delivered by Seller and/or its Affiliates who are party thereto, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Seller Transaction Agreements will constitute, legal, valid and binding obligations of Seller and its Affiliates, as applicable, enforceable against Seller and its Affiliates, as applicable, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.05. No Conflict. Provided that all Consents listed on Schedule 4.05 and Schedule 4.06 of the Seller Disclosure Letter have been obtained, the execution, delivery and performance by each of Seller and its Affiliates of the Seller Transaction Agreements to which it is a party, and the consummation of the Transactions, do not and will not:

(a) violate or conflict with in any respect any provision of the Organizational Documents of Seller or the Plastics Business Subsidiaries;

(b) conflict with or violate in any material respect any Law or Order applicable to Seller, the Plastics Business Subsidiaries or the Plastics Business; or

(c) result in any breach, termination or violation of, or constitute a default (with or without due notice or lapse of time or both) under, or give to any Person any right to terminate, amend, accelerate or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit under, or result in the creation or imposition of any Lien (other than a Permitted Lien on a Plastics Asset) on, the Transferred Equity Interests or any Plastics Asset pursuant to, any Material Contract to which a Transferred Entity is or will be, in the case of the Proposed Newly-Formed Entities, a party or bound, or by which its assets or properties are subject, except for any such breaches, defaults, rights or Liens as would not reasonably be likely to have a Material Adverse Effect.

Section 4.06. Governmental Filings; No Violations. The execution, delivery and performance by Seller of the Seller Transaction Agreements and the consummation by Seller of the Transactions, do not and will not, require any Consent, notice, waiver or other action by, or any filing with or notification to, any Government Authority by Seller or any Plastics Business Subsidiary, except (a) in connection with applicable filing, notification, waiting period or approval requirements under the HSR Act and other applicable Antitrust Laws that are set forth on Schedule 4.06 of the Seller Disclosure Letter, (b) where the failure to obtain such Consent or waiver, or to take such action or make such filing or notification would not reasonably be likely to be material to the Plastics Business or the Transferred Entities or that would prevent, materially delay or materially impair the ability of Seller to consummate the Transactions, (c) as may be necessary solely as a result of any facts or circumstances specific to Buyer or Buyer’s Affiliates or (d) the filing of any Consents listed on Schedule 4.06 of the Seller Disclosure Letter.

Section 4.07. Financial Information.

(a) Schedule 4.07 of the Seller Disclosure Letter sets forth or refers to the following financial statements and information with respect to the Plastics Business, in each case, except as otherwise set forth on Schedule 4.07 of the Seller Disclosure Letter (the “Financial Information”): (i) the audited balance sheet of the Plastics Business as of September 30, 2017 and September 30, 2018 (including the notes thereto, the “Audited Plastics Balance Sheets”) and the audited statements of income and cash flows for the Plastics Business for the twelve (12) month periods then ended, together with the notes thereto, (ii) the unaudited balance sheet of the Plastics Business as of September 30, 2016 (“Unaudited Financial Information”) and (iii) the Filed Segment Information. Except as set forth on Schedule 4.07 of the Seller Disclosure Letter, the Financial Information (1) have been prepared based on the books and records of the Seller and its Affiliates, as applicable, and, in the case of the Audited Plastics Balance Sheets, are complete and accurate, (2) fairly present, in all material respects, the financial condition and results of operation of the Plastics Business as of the dates and for the periods presented and (3) except for the absence of footnotes and for normal year-end adjustments in the case of the Unaudited Financial Information, were prepared in all material respects in accordance with GAAP, consistently applied.

(b) Seller and each of the Plastics Business Subsidiaries makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the assets, liabilities, revenues, expenses and equity of such Person, in each case other than due to inaccuracies or misrepresentations which are not, individually or in the aggregate material to the Plastics Business.

Section 4.08. Absence of Certain Changes. Since September 30, 2018, there has not been any event, fact, change, condition, circumstance or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.08 of the Seller Disclosure Letter, since September 30, 2018, and through the Agreement Date, other than as regards or in relation to the Transactions and the consummation of the Mergers in accordance with the Merger Agreement, (i) Seller and the Plastics Business Subsidiaries have conducted the Plastics Business in the ordinary course of business consistent with past practice in all material respects, and (ii) neither Seller nor the Plastics Business Subsidiaries has taken any action that, had it been taken after the date of this Agreement would have violated the provisions of Sections 6.01(a)(i), (iv), (vi)-(ix), (xi), (xiv)-(xviii) and (xx)-(xxiv).

Section 4.09. Litigation and Liabilities.

(a) There is no material Action pending or, to the Knowledge of Seller, threatened against Seller or its Affiliates (with respect to the Plastics Business) or any of the Plastics Business Subsidiaries nor has there been any such material Action pending since the Look-back Date. Neither Seller or its Affiliates (with respect to the Plastics Business) nor any of the Plastics Business Subsidiaries is a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be likely to be material to the Plastics Business or that would prevent, materially delay or materially impair the ability of Seller to consummate the Transactions.

(b) There are no material obligations or Liabilities related to the Plastics Business or of the Transferred Entities, whether or not accrued, contingent or otherwise other than (i) Liabilities or obligations of the Plastics Business disclosed, reflected in or reserved for or against in the audited balance sheet as of September 30, 2018 included in the Audited Plastics Balance Sheets; (ii) Liabilities or obligations that have been incurred in the ordinary course of business consistent with past practice since September 30, 2018 and do not arise from any breach of Contract, violation of Law or any tort; (iii) Liabilities or obligations arising out of taking actions expressly required to be taken by, this Agreement or the Merger Agreement; or (iv) Liabilities set forth on Schedule 4.09(b) of the Seller Disclosure Letter.

(c) Except as set forth on Schedule 4.09(c) of the Seller Disclosure Letter, or, subject to Section 6.11(c), the Chinese Credit Facilities, neither the Plastics Business nor any Plastics Business Subsidiary has, or at Closing will have, any Indebtedness.

(d) Notwithstanding the foregoing, this Section 4.09 shall not apply with respect to Taxes.

Section 4.10. Compliance with Laws; Licenses.

(a) The Plastics Business (and its Real Property), the Transferred Entities and the conduct of the Plastics Business are, and since September 30, 2016 have been, and to the Knowledge of Seller, since the Look-back Date have been, in compliance with any applicable federal, state, local, foreign or transnational law, statute, ordinance, common law, rule or regulation (collectively, “Laws”) or any order, judgment, injunction, doctrine, ruling, writ, assessment, award or decree of any Government Authority (collectively, “Order”), except for such violations that would not, individually or in the aggregate, reasonably be likely to be material to the Plastics Business. No investigation or review by any Government Authority with respect to the Plastics Business (or its Real Property) is pending or, to the Knowledge of Seller, has any Government Authority indicated in writing an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to be material to the Plastics Business. As at the Agreement Date, the Plastics Business Subsidiaries possess (and at and immediately after the Closing, the Transferred Entities will possess) each material License necessary to conduct, own and operate their respective businesses, assets and properties (to the extent that such business are part of the Plastics Business and such assets and properties are Plastics Assets). The Plastics Business Subsidiaries are in compliance in all material respects with all such Licenses in relation to the Plastics Business. Notwithstanding the foregoing, this Section 4.10 shall not apply with respect to Taxes, Environmental Laws or Intellectual Property Rights.

(b) Seller (with respect to the Plastics Business), the Plastics Business Subsidiaries and their respective officers, directors, and, to the Knowledge of Seller, employees and agents, are in compliance in all material respects with, and since September 30, 2015, have complied in all material respects with: (A) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”), applicable to Seller, the Plastics Business Subsidiaries or the Plastics Business and such officers, directors, employees and agents related to the Plastics Business, and (B) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Seller (with respect to the Plastics Business) and the Plastics Business Subsidiaries operate or have operated. Since September 30, 2015, Seller (with respect to the Plastics Business) and the Plastics Business Subsidiaries and/or, to the Knowledge of Seller, their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case in violation of the FCPA or any Laws described in clause (B) and related to the Plastics Business. For the purposes of this provision, “Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any non-U.S. Government Authority, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(c) Neither Seller (with respect to the Plastics Business) nor any of the Plastics Business Subsidiaries, nor, to the Knowledge of Seller, any director, manager or employee of the Plastics Business or of Seller or the Plastics Business Subsidiaries (in his or her capacity as a director, manager or employee of the Plastics Business), are, and since the Look-back Date, have been, subject to any actual, pending, or, to the Knowledge of Seller, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Government Authority, involving the Plastics Business relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws.

(d) Since September 30, 2016, and, to the Knowledge of Seller, since September 30, 2015, Seller (with respect to the Plastics Business) and the Plastics Business Subsidiaries have been in material compliance with all applicable export control, and economic sanctions laws, regulations, rules and licenses of the United States and other governments (except to the extent inconsistent with U.S. law), including: the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.); the Export Administration Act of 1979, as amended (50 U.S.C. App. §§ 2401-2420); the Export Administration Regulations (15 C.F.R. Part 730 et seq.); the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1707); regulations and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); Executive Orders of the President of the United States regarding restrictions on trade with designated countries and persons; the United States anti-boycott regulations administered by the Office of Anti-Boycott Compliance of the United States Department of Commerce and the Internal Revenue Service; the reporting requirements administered by the Census Bureau of the United States Department of Commerce; and applicable laws governing imports and customs, including the U.S. customs regulations at 19 C.F.R. Chapter 1, et seq. (collectively, the “Trade Control Laws”). Without limiting the foregoing, Seller (with respect to the Plastics Business) and the Plastics Business Subsidiaries, since September 30, 2016, and, to the Knowledge of Seller, since September 30, 2015:

(i) have obtained from relevant Government Authorities and materially complied with all required licenses, license exceptions, and other material Consents, notices, registrations, declarations, classifications and filings in accordance with applicable Trade Control Laws;

(ii) are not registered with the Directorate of Defense Trade Controls of the U.S. Department of State under the International Traffic in Arms Regulations, 22 C.F.R. §§ 120, et seq., and have never been required to be so registered;

(iii) have not engaged in any transactions or other activities directly or indirectly with or involving: Cuba, Iran, Myanmar, North Korea, Sudan, Syria, Crimea, or any Restricted Parties in violation of Trade Control Laws or otherwise; and

(iv) have not: (A) been cited or fined for failure to comply with applicable Trade Control Laws, and no proceeding, investigation, complaint or inquiry, with respect to any alleged noncompliance with applicable Trade Control Laws by Seller (with respect to the Plastics Business) or the Plastics Business Subsidiaries, is pending or, to the Knowledge of Seller, threatened; nor (B) made any disclosures (voluntary or directed) to any relevant Government Authority with respect to any potential violation or liability of Seller (with respect to the Plastics Business) or the Plastics Business Subsidiaries arising under or relating to any applicable Trade Control Laws.

Section 4.11. Intellectual Property Rights.

(a) Schedule 4.11(a) of the Seller Disclosure Letter sets forth a list of all Plastics Business Intellectual Property Rights that have been Registered (“Plastics Business Registered Intellectual Property Rights”). All Plastics Business Registered Intellectual Property Rights have been prosecuted in good faith and are in good standing with the governmental offices with which they are Registered.

(b) The Plastics Business Intellectual Property Rights, the Seller Licensed Intellectual Property Rights, the IT Platform Intellectual Property Rights and the Third-Party Licensed Intellectual Property Rights that Buyer will have the right to use after Closing constitute all of the material Intellectual Property Rights used in or necessary for the conduct of the Plastics Business (subject to Buyer’s compliance with its obligations under Section 7.13(d)). Seller or one of the Plastics Business Subsidiaries is the sole owner of all right, title and interest in and to all Plastics Business Registered Intellectual Property Rights and all other material Plastics Business Intellectual Property Rights, including in each case the right to sue for past, present or future infringement thereof. No Plastics Business Registered Intellectual Property Rights, to the Knowledge of Seller, are invalid or unenforceable, and all Plastics Business Intellectual Property Rights are free and clear of any Lien other than Permitted Liens. At Closing, subject to Buyer’s compliance with its obligations under Section 7.13(d), Buyer will own all Plastics Business Intellectual Property Rights and have a valid license to all Seller Licensed Intellectual Property Rights, the IT Platform Intellectual Property Rights and the aforementioned Third-Party Intellectual Property Rights.

(c) Each of the Plastics Business Intellectual Property Rights and the Seller Licensed Intellectual Property Rights do not, and the conduct and operation of the Plastics Business does not infringe upon, misappropriate, or otherwise violate the Intellectual Property Rights of any third party in a manner that would be likely to have a Material Adverse Effect.

(d) Neither Seller (with respect to the Plastics Business) nor any of the Plastics Business Subsidiaries has received any written claim or notice from any Person since the Look-back Date alleging that the operation of the Plastics Business infringes upon, misappropriates or violates any Intellectual Property Right of any third party which, if proven or established, would be likely to have a Material Adverse Effect. There are no infringement Actions pending, or to the Knowledge of Seller, threatened against Seller (with respect to the Plastics Business) or any of the Plastics Business Subsidiaries alleging that the Plastics Business Intellectual Property Rights or the operation of the Plastics Business infringes upon, misappropriates or violates any Intellectual Property Right of any third party which, if proven or established, would be likely to have a Material Adverse Effect.

(e) To the Knowledge of Seller, no Person has engaged in or is engaging in any activity that infringes upon, misappropriates, or violates in any material respect any Plastics Business Intellectual Property Rights, Seller Licensed Intellectual Property Rights or IT Platform Intellectual Property Rights, except for any such infringements, misappropriations, or violations that do not materially impair the ability of Seller or the Plastics Business Subsidiaries to operate the Plastics Business.

(f) Each former and current employee and consultant of Seller and the Plastics Business Subsidiaries that is or has been involved in the creation or development of any material Plastics Business Intellectual Property Rights, Seller Licensed Intellectual Property Rights or IT Platform Intellectual Property Rights has, except as may be limited by applicable law, assigned to Seller or a Plastics Business Subsidiary, as applicable, by operation of law or otherwise, all such Intellectual Property Rights he, she or it owns or creates related to the Plastics Business.

(g) Seller and Plastics Business Subsidiaries have taken commercially reasonable measures to maintain and safeguard all Plastics Business Intellectual Property Rights and, to the Knowledge of Seller, there has not been any unauthorized disclosure to, or unauthorized use by, any third party of any material Plastics Business Intellectual Property Rights.

(h) Subject to the Trademark Agreement, neither Seller nor any of its Affiliates (excluding the Transferred Entities) will own immediately following the Closing any Trademarks that are used by, or that would otherwise be infringed by, the operation of the Plastics Business or the Transferred Entities immediately following Closing.

Section 4.12. Environmental Matters.

(a) Seller and the Plastics Business Subsidiaries (each with respect to the Plastics Business) are, and since the Look-back Date, have been in material compliance with Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits necessary to operate the Plastics Business as then operated.

(b) (i) Schedule 4.12(b)(i) of the Seller Disclosure Letter sets forth a list of all Environmental Permits necessary to operate the Plastics Business as currently operated; (ii) all such Environmental Permits are valid and in full force and effect and, since the Look-back Date, all applications and renewals required to operate the Plastics Business as currently operated have been timely filed; and (iii) neither Seller nor any Plastics Business Subsidiary (each with respect to the Plastics Business) has received any written notice regarding any revocation, withdrawal, suspension, cancellation, termination or material and adverse modification of any Environmental Permit, which remains unresolved.

(c) Seller and the Plastics Business Subsidiaries (each with respect to the Plastics Business) have not provided or assumed a contractual obligation to any other Person in a merger, acquisition or divestiture agreement (or similar agreement) which remains outstanding and that would reasonably be expected to result in the Seller and the Plastics Business Subsidiaries (each with respect to the Plastics Business) incurring material Liabilities under Environmental Laws.

(d) There are no Actions pending or, to the Knowledge of Seller, threatened in writing, against Seller or the Plastics Business Subsidiaries (each with respect to the Plastics Business) alleging that any of them have violated any Environmental Laws or are responsible for, or that the Plastics Business has been operated in violation of any Environmental Laws or is responsible for, a Liability under Environmental Laws or with respect to Hazardous Materials.

(e) (i) There has been no Release of Hazardous Materials on, at, under or migrating from the Owned Real Properties, (ii) Seller and the Plastics Business Subsidiaries (each with respect to the Plastics Business) have not caused any Release of Hazardous Materials at, on, under or from any real property and (iii) to the Knowledge of Seller, there has been no Release of Hazardous Materials at any real property owned, operated or leased by the Seller or the Plastics Business Subsidiaries (each with respect to the Plastics Business), in each case of (i)-(iii), which would reasonably be expected to result in the Plastics Business Subsidiaries incurring material Liability under Environmental Laws;

(f) Neither of Seller nor the Plastics Business Subsidiaries (each with respect to the Plastics Business) have arranged, by contract, agreement or otherwise, for the disposal or treatment of Hazardous Materials such that any of them would reasonably be expected to be subject to material Liabilities under Environmental Laws; and

(g) Seller and the Plastics Business Subsidiaries (each with respect to the Plastics Business) have made available all material environmental audits (for the past two years) and all material environmental site assessments and reports relating to the environmental condition of any Real Property or any real property formerly owned, operated or leased by any Transferred Entity (each with respect to the Plastics Business) and all other material, non-privileged correspondence relating to compliance with or Liability under Environmental Laws (with respect to the Plastics Business) in their possession or control.

Section 4.13. Certain Contracts.

(a) Schedule 4.13(a) of the Seller Disclosure Letter lists as of the Agreement Date each Contract related to the Plastics Business to which Seller (with respect to the Plastics Business) or any of the Plastics Business Subsidiaries are a party or by which it or any of its assets or properties will be bound following the Closing, which:

(i) provides that any of them or their controlled Affiliates will not compete with any other Person, or which grants “most favored nation” protections to the counterparty to such Contract, in each case that is material to the Plastics Business and which after the Closing would be binding upon Buyer or any of its controlled Affiliates (including the Transferred Entities);

(ii) purports to limit in any material respect either the Plastics Business or the manner or locations in which the Plastics Business engages, that after the Closing would be binding upon Buyer or any of its controlled Affiliates (including the Transferred Entities);

(iii) requires Seller (with respect to the Plastics Business) or any Plastics Business Subsidiary (or, after the Closing, Buyer or its controlled Affiliates) to deal exclusively with any Person or group of related Persons, which Contract is material to the Plastics Business (other than any Licenses or other Contracts entered into in the ordinary course);

(iv) is a Contract with a Material Supplier, in each case used exclusively in the Plastics Business, or for the furnishing of services exclusively to the Plastics Business;

(v) is a Contract with a Material Customer, in each case used exclusively in the Plastics Business, or for the furnishing of services by the Plastics Business;

(vi) is a Contract containing (A) any “take or pay,” minimum purchase, requirements or similar mandatory purchase or sale obligations, (B) any restrictions on the purchase or sale of goods or services in any territory or to any customers or (C) any exclusive arrangement provisions, in each case with any Material Customers or Material Suppliers;

(vii) is a Contract for (A) the lease of real or personal property related to the Plastics Business providing for annual payments of $1,000,000 or more or (B) the transportation, delivery or distribution of supplies, materials or products (including any rail car, vehicle, truck, fleet or similar leases or Contracts) providing for annual payments in excess of $500,000);

(viii) is a Contract: (A) pursuant to which a third party is granted a license to material Plastics Business Intellectual Property Rights; (B) pursuant to which a third party (1) grants to Seller or any Transferred Entity a license to material Third-Party Licensed Intellectual Property Rights (excluding non-negotiated “shrink wrap,” “click wrap” or “off the shelf” software licenses that are generally commercially available with annual license fees of less than $500,000) or (2) assigns to Seller or any Transferred Entity any material Third-Party Licensed Intellectual Property Rights (other than any Contract with employees (or independent contractors or consultants in the role of developing Intellectual Property Rights) of Seller or the Plastics Business Subsidiaries); or (C) set forth on Schedule 4.13(a)(viii) of the Seller Disclosure Letter, which sets forth all significant Contracts providing for the development of Plastics Business Intellectual Property Rights, Seller Licensed Intellectual Property Rights or IT Platform Intellectual Property Rights, in each case that is material to the Plastics Business;

(ix) contains a put, call or similar right pursuant to which Seller (with respect to the Plastics Business) or a Plastics Business Subsidiary or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets at a purchase price which would reasonably be likely to exceed, or the fair market value of the equity interests or assets of which would be reasonably likely to exceed, $1,000,000;

(x) is a Contract obligating a Plastics Business Subsidiary to provide or obtain a material amount of products or services for a period of one (1) year or more or requiring a Plastics Business Subsidiary to purchase or sell a stated portion of its requirements or outputs, that are not cancelable upon notice of ninety (90) calendar days or less;

(xi) is a Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) of any operating business or material capital assets or the capital stock of any Person;

(xii) is a Contract that obligates a Plastics Business Subsidiary to make any earn-out or similar payments based on future performance of an acquired business or assets, or any settlement agreement that contains any ongoing obligation of, or with respect to the business of, Seller (with respect to the Plastics Business) or the Plastics Business Subsidiaries;

(xiii) is a master agreement (or schedule thereto) governing any hedging, swap, or similar derivative Contract that is material to the Plastics Business;

(xiv) is a material Contract with a Government Authority;

(xv) is a CBA that covers any Plastics Business Employee or to which Seller (with respect to the Plastics Business) or any of the Plastics Business Subsidiaries is, or has since the Look-back Date, been a party to or otherwise bound;

(xvi) is a partnership, strategic alliance, joint marketing or joint venture agreement Contract;

(xvii) is a Contract giving any party the right to renegotiate or require a reduction in price or refund of payments previously made in connection with the business of a Plastics Business Subsidiary and which is material to the Plastics Business; or

(xviii) is a Contract, whether or not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (xvii) that has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve payments from the Plastics Business or receipts to the Plastics Business in excess of $5,000,000 in any year (such Contracts listed or required to be listed pursuant to clauses (i)-(xvii) above, the “Material Contracts”).

(b) Seller has delivered to Buyer a true, complete and correct copy of each Material Contract. Each Material Contract is in full force and effect, and each Material Contract is a legal, valid and binding obligation of Seller (with respect to the Plastics Business) or the Plastics Business Subsidiary party thereto, as the case may be, and, to the Knowledge of Seller, each other party to such Material Contract, and each Material Contract is enforceable against Seller or the applicable Plastics Business Subsidiary and, to the Knowledge of Seller, each other party to such Material Contract, in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception. Neither Seller (with respect to the Plastics Business) nor any of the Plastics Business Subsidiaries nor, to the Knowledge of Seller, any other party to a Material Contract is in material default under or material breach of a Material Contract, or has failed to perform all material obligations required to be performed by it to date under a Material Contract. No party to any Material Contract has exercised any termination rights with respect thereto, and no party has given notice of any intention to terminate or material dispute with respect to any Material Contract, or has amended, cancelled, terminated, relinquished, waived, or released any Material Contract or any material right thereunder (other than the expiration of a Material Contract in accordance with its terms).

(c) Schedule 4.13(c) of the Seller Disclosure Letter lists each Material Customer and Material Supplier, including the approximate amounts of sales and purchases, as applicable, from each for the period indicated thereon. Since January 1, 2017, no Material Customer or Material Supplier has terminated or discontinued its relationship or any Contract with Seller or any of its Affiliates, or materially and adversely changed the pricing or payment terms or materially and adversely changed the volume of purchases or sales of its business with

Seller or its Affiliates and, to the Knowledge of Seller, no Material Customer or Material Supplier has notified Seller or any of its Affiliates that it intends to, terminate or discontinue its relationship or any Contract with Seller or any of its Affiliates or materially reduce or change the pricing, payment terms, volume of purchases or sales or other material terms of its business with Seller or any of its Affiliates. Since October 1, 2018, no Material Customer or Material Supplier has provided written notice to Seller that it has ceased, or intends to cease, providing or procuring products or services with Seller and its Affiliates on an exclusive or most favored basis or, in the case of a Material Supplier, that it is supplying, or intends to supply, its products to additional distributors.

Section 4.14. Employee Benefits.

(a) Each material Employee Plan as of the Agreement Date is listed in Schedule 4.14(a) of the Seller Disclosure Letter and (i) each such plan that is a Transferred Employee Plan as of the Agreement Date is separately identified in Schedule 4.14(a) of the Seller Disclosure Letter and (ii) each Employee Plan that is a contract for employment or engagement of any officer or employee of the Plastics Business or individual who provides services to the Plastics Business as an individual independent contractor (not through a third party agency), that, in each case, provides for annual compensation in excess of $250,000 per annum is separately identified in Schedule 4.14(a) of the Seller Disclosure Letter. True and complete copies of each of the material Employee Plans (or, if unwritten, a written summary thereof), and all amendments thereto, have been provided or made available to Buyer on or prior to the Agreement Date. To the extent applicable, the following documents with respect to each material Transferred Employee Plan have been made available to Buyer: (i) the most recent Form 5500, (ii) the most recent summary annual report, (iii) summary plan description, (iv) the most recent audited financial statements, (v) the most recent annual actuarial valuation, and (vi) all material correspondence to or from any Government Authority sent or received in the last year, (vii) each trust agreement. With respect to each Employee Plan intended to be qualified under Section 401(a) of the Code, Seller has made available to Buyer an IRS determination letter or opinion letter.

(b) All Transferred Employee Plans and all Qualified Plans are in compliance with their terms and applicable Laws (including, if applicable, ERISA and the Code), except as would not be reasonably likely to result in any Liability that is material to the Plastics Business Subsidiaries. There are no audits, inquiries or proceedings pending or, to the Knowledge of Seller, threatened by the IRS or any other Government Authority with respect to any Transferred Employee Plan or Qualified Plan.

(c) Each Employee Plan (including each Transferred Employee Plan) intended to be qualified under Section 401(a) of the Code (each such plan, a “Qualified Plan”) has received a favorable determination letter from the IRS, and to the Knowledge of Seller, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) None of Seller (with respect to the Plastics Business), nor the Plastics Business Subsidiaries nor any trade, business or entity which, together with such entities, would be treated, or would have previously been treated, as a single employer under Section 414(b), (c),

(m) or (o) of the Code or under Section 4001 of ERISA (each such entity, trade or business, an “ERISA Affiliate”) sponsors, maintains, participates in or contributes to, or has sponsored, maintained, participated in or contributed to within the last six (6) years, or has any Liability in respect of (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) No Employee Plan (including any Transferred Employee Plan) provides for medical or welfare benefits (through insurance or otherwise), or has any liability or contingent liability to do so, to any Plastics Business Employees, or current or former directors or independent contractors of the Plastics Business, after termination of employment or service, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or any similar applicable Law.

(f) (i) with respect to each Foreign Benefit Plan, each such plan is, and has been, established, registered (where required), qualified, administered, funded (where required) and invested in compliance in all material respects with the terms thereof and all applicable Laws, (ii) with respect to each material Foreign Benefit Plan, all required filings and reports have been made in a timely manner with all Government Authorities, (iii) all material obligations of Seller and its Affiliates under the Foreign Benefit Plans (whether pursuant to the terms thereof or any applicable Laws) have been satisfied or accrued in accordance with local accounting practices, and (iv) to the Knowledge of Seller, no event has occurred with respect to any Foreign Benefit Plan which would result in the revocation of the registration of any registered Foreign Benefit Plan, or which would entitle any Person (without the consent of the sponsor of such Foreign Benefit Plan) to wind up or terminate any such Foreign Benefit Plan, in whole or in part, or would otherwise reasonably be expected to have an adverse effect on the tax status of any such Foreign Benefit Plan.

(g) Neither Seller nor any of its Affiliates has any obligation to gross up, indemnify or otherwise reimburse any Plastics Business Employees, or current or former directors or independent contractors of the Plastics Business, for any tax incurred by such individual pursuant to Section 409A of the Code.

(h) As of the Agreement Date, there is no pending or, to the Knowledge of Seller, threatened material Action relating to the Transferred Employee Plans, Qualified Plans and Foreign Benefit Plans, except for routine claims for benefits and except as would not reasonably be expected to result in material Liability to the Plastics Business Subsidiaries.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions would reasonably be expected to, either alone or in combination with any other event, (i) result in any payment becoming due to any Plastics Business Employee or current or former director or independent contractor of the Plastics Business, including any entitlement to severance pay, (ii) materially increase any benefits under any Employee Plan (including any Transferred Employee Plan) with respect to any Plastics Business Employee or current or former director or independent contractor of the Plastics Business, or (iii) result in the acceleration of the time of payment, vesting or funding or increase the amount of, any compensation or benefits due to any Plastics Business Employee, or current or former independent contractor or director of the Plastics Business.

Section 4.15. Labor Matters.

(a) Since the Look-back Date, (i) no Plastics Business Employees are or have been represented by a labor union, works council, labor organization or other employee representative; (ii) neither Seller (with respect to the Plastics Business) nor any Plastics Business Subsidiary is or has been the subject of any pending or, to the Knowledge of Seller, threatened proceeding asserting that Seller or such Plastics Business Subsidiary has committed an unfair labor practice or seeking to compel Seller or such Plastics Business Subsidiary to certify or bargain with any labor union, works council, labor organization or other employee representative, (iii) there is no pending or, to the Knowledge of Seller, threatened, labor strike, walkout, work stoppage, slow-down, lockout or other similar labor dispute affecting Plastics Business Employees and (iv) no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds or has held bargaining rights with respect to any Plastics Business Employees by way of certification, interim certification, voluntary recognition or succession rights, or has applied or, to the Knowledge of Seller, threatened to apply, to be certified as a bargaining agent of any Plastics Business Employee. True and correct copies of each CBA listed on Schedule 4.13(a)(xv) of the Seller Disclosure Letter have been made available to Buyer prior to the date hereof.

(b) As of January 25, 2019, Seller has made available to Buyer a complete and accurate list (“Plastics Business Employee List”) as of such date of all current Plastics Business Employees (with employee ID numbers in lieu of employee names), including their respective: position; city, state and country of employment; employing entity; classification as exempt or nonexempt from the overtime requirements of the Fair Labor Standards Act of 1938, as amended (“FLSA”); date of hire, active or inactive status (including type of leave status, and expected return date, if known), and visa status. No later than ten (10) days prior to Closing, Seller shall provide Buyer with an updated Plastics Business Employee List which sets forth the names of all then current Plastics Business Employees (it being understood that prior to Closing, such Plastics Business Employee List shall only be updated to reflect voluntary terminations of employment and, to the extent permitted by Section 6.01(a)(v) of this Agreement, to reflect new hires, terminations of employment and individuals transferred into and out of the Plastics Business).

(c) The Plastics Business is and since the Look-back Date has been in material compliance with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, meal and rest breaks, WARN, terms and conditions of employment, overtime, classification of employees as exempt or non-exempt under the FLSA, contractors, immigration, collective bargaining, discrimination, affirmative action, equal employment opportunity, civil rights, disability, safety and health, retaliation, whistleblowers, harassment, applicant and employment background checking and workers’ compensation. In the immediately preceding twelve (12) months, neither Seller (with respect to the Plastics Business) nor any of the Plastics Business Subsidiaries has taken or has planned any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN, issued any notification of a plant closing or mass layoff required by WARN, or has any outstanding liability under WARN.

Section 4.16. Taxes.

(a) (i) All material Tax Returns required to be filed by the Seller (to the extent relating to the Plastics Assets or the Plastics Business), the Plastics Business Subsidiaries (to the extent relating to the Plastics Assets or the Plastics Business), or by the Transferred Entities have been duly and timely filed (taking into account extensions), (ii) all such Tax Returns are true, complete and correct in all material aspects, and (iii) all material Taxes that are owed by Seller (with respect to the Plastics Assets or the Plastics Business), the Plastics Business Subsidiaries (with respect to the Plastics Assets or the Plastics Business) or by the Transferred Entities, whether or not shown as due on such Tax Returns, have been timely paid in full.

(b) No material deficiencies for any Taxes have been proposed, asserted or assessed in writing by a Taxing Authority against any Transferred Entity that are still pending.

(c) No extensions of the period for assessment or collection of any material Taxes, or for any adjustment to any Tax Return to be made, are in effect with respect to any Transferred Entity.

(d) No Transferred Entity has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing (other than extensions of time to file Tax Returns obtained in the ordinary course of business or extensions which have since lapsed).

(e) In the last five (5) years, no claim has been made in writing by any Taxing Authority in a jurisdiction where any Transferred Entity, Seller (to the extent relating to the Plastics Assets or the Plastics Business), or the Plastics Business Subsidiaries (to the extent relating to the Plastics Assets or the Plastics Business) does not file Tax returns with respect to a particular material Tax that such Transferred Entity, Seller (to the extent relating to the Plastics Assets or the Plastics Business) or the Plastics Business Subsidiaries (to the extent relating to the Plastics Assets or the Plastics Business) is or may be subject to such Tax or required to file Tax Returns with respect to such Tax in such jurisdiction.

(f) As of the Agreement Date, there is no legal proceeding, Taxing Authority proceeding, audit or examination now in progress or pending against or, proposed or threatened in writing, against any Transferred Entity with respect to any material Taxes or material Tax Returns.

(g) The Transferred Entities, Seller (to the extent relating to the Plastics Assets or the Plastics Business) or the Plastics Business Subsidiaries (to the extent relating to the Plastics Assets or the Plastics Business) have complied in all material respects with all applicable withholding obligations (and all associated reporting requirements) for Taxes required to have been withheld in connection with amounts paid to any employee or independent contractor and have duly and timely deducted, withheld and paid over to the appropriate Taxing Authority in the manner prescribed by Law all material Taxes required to be so deducted, withheld and paid over under applicable Laws.

(h) There are no Liens for material Taxes upon any of the assets of the Plastics Business or the Transferred Entities except for Permitted Liens.

(i) No Transferred Entity (i) has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or a combined, consolidated, unitary or similar group for state Tax purposes (in each case other than a group the common parent of which is or was the Seller and/or any of its Subsidiaries), or (ii) has any liability for the Taxes of any other Person (other than Seller or any of its Subsidiaries (including any Transferred Entity)) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(j) No Transferred Entity will have any material liability for Taxes in respect of a Post-Closing Tax Period as a result of any Specified Pre-Closing Tax Action.

(k) No power of attorney has been granted with respect to Taxes or Tax Returns relating to any Transferred Entity. No Transferred Entity is a party to any Tax sharing arrangement pursuant to which it will have any obligation to make any payments after the Closing (other than (x) any such agreement exclusively between or among the Transferred Entities or (y) any provisions contained in commercial or employment agreements entered into in the ordinary course of business the principal purpose of which is not Taxes).

(l) No Transferred Entity has participated (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of any of the Transferred Entities.

(n) Within the past two (2) years, no Transferred Entity has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(o) No Transferred Entity has made an election under Section 965(h)(1) of the Code to pay any net Tax liability under Section 965 of the Code in installments.

(p) Each of Transferred Entities that is incorporated, formed or organized in the United States has always been a disregarded entity for U.S. federal income tax purposes, either by default or by election on IRS Form 8832.

(q) No Employee Plan exists that, as a result of the execution of this Agreement or the consummation of the Transactions and the Mergers (whether alone or in connection with any subsequent event(s)), would reasonably be expected to result in the payment of any amount that would be characterized as a “parachute payment” within the meaning of

Section 280G(b)(2) of the Code. There is no Contract or Employee Plan by which Seller, the Plastics Business Subsidiaries or any of their Affiliates is bound to compensate any Plastics Business Employee or current or former director or independent contractor of the Plastics Business for excise taxes paid pursuant to Section 4999 of the Code.

(r) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 4.14 (to the extent expressly relating to Taxes), Section 4.17 (to the extent expressly relating to Taxes) and this Section 4.16 are the sole and exclusive representations and warranties made regarding Taxes or other Tax matters.

Section 4.17. Real Property.

(a) Schedule 4.17(a) of the Seller Disclosure Letter sets forth a list of the Owned Real Property and Leased Real Property. The Shared Real Property consists of four facilities that are currently leased or owned by Seller or the Plastics Business Subsidiaries which will, following the Closing, be either wholly or partially leased, licensed, or subleased to a Transferred Entity. Seller (with respect to the Plastics Business) and the Plastics Business Subsidiaries have (and as of the Closing, the Transferred Entities will have) good, valid and marketable fee simple title (or its equivalence in jurisdictions outside the United States) to all Owned Real Property and valid title to the leasehold estate (as lessee or sublessee) in all Leased Real Property set forth on Schedule 4.17(a) of the Seller Disclosure Letter, in each case free and clear of all Liens, except for Permitted Liens and except for Liens that secure Indebtedness that will be discharged at or prior to Closing.

(b) All leases and subleases that exist as of the date hereof for the (i) Leased Real Property under which the Seller (with respect to the Plastics Business) or a Plastics Business Subsidiary is a lessee or sublessee and (ii) Shared Facilities under which Seller is a lessee, are in full force and effect and are enforceable as against Seller or (if applicable) such Plastics Business Subsidiary, and to the Knowledge of Seller, as against any other counterparty thereto, in all material respects, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and no written notices of material default under any such lease or sublease have been sent or received by Seller (with respect to the Plastics Business) or any of the Plastics Business Subsidiaries (if applicable) within the one (1) year period ending on the Agreement Date.

(c) Neither Seller (with respect to the Plastics Business) nor any of the Plastics Business Subsidiaries has received any written notice from any Government Authority asserting any material violation of applicable Laws with respect to any Owned Real Property, Leased Real Property or Shared Real Property that remains uncured as of the Agreement Date.

(d) Seller has delivered to Buyer true, correct, and complete copies of the leases of the Leased Real Property referenced in Schedule 4.17(a) of the Seller Disclosure Letter and the Shared Real Property, including all amendments, notices or memoranda of lease thereto, and all estoppel certificates or subordination, non-disturbance and attornment agreements that are readily available and in Seller’s possession and control, if any, related thereto (the “Leased Real Property Documents”). Seller has delivered to Buyer true and complete copies of all title insurance policies and recent commitments, deeds and surveys readily available and in Seller’s possession and control relating to the Owned Real Property in Schedule 4.17(a) of the Seller Disclosure Letter (the “Owned Real Property Documents”).

(e) The Owned Real Property, Leased Real Property, and Shared Real Property are in good working order and condition (wear and tear excepted and have not been affected by any casualty that has not been repaired) and the buildings and improvements thereon do not encroach on any real property (that is not part of the Owned Real Property, Leased Real Property and Shared Real Property which it is on) or any Permitted Lien and, to the Knowledge of Seller, there are no buildings or improvements that encroach onto the Owned Real Property, Leased Real Property or Shared Real Property that impair the ability to use any such Owned Real Property or Leased Real Property for its intended purposes in the ordinary course of the Plastics Business.

(f) There are no Tax abatements or exemptions specifically affecting the Owned Real Property, and neither Seller nor any of the Plastics Business Subsidiaries has received any written notice of any proposed increase in the assessed valuation of the Owned Real Property or of any proposed public improvement assessments.

(g) To the Knowledge of Seller, there is no pending or threatened eminent domain taking affecting any portion of the Owned Real Property, Leased Real Property, or Shared Real Property which will materially interfere with the Plastics Business.

Section 4.18. Brokers and Finders. Except for fees and expenses of Goldman, Sachs & Co., as Parent’s financial advisor (the “Parent Banker”), no broker, financial advisor, finder or investment banker is entitled to any brokerage, financial advisor, finder’s or other fee or commission from the Seller, the Plastics Business Subsidiaries or any of their respective Affiliates in connection with any Transaction. Parent is solely responsible for the investment advisory fees and expenses of the Parent Banker and none of the Plastics Business Subsidiaries has any liability or obligation (and following the Closing shall have no liability or obligation) to pay any fees, expenses or commissions to any broker, finder, financial advisor or agent with respect to the transactions contemplated by this Agreement.

Section 4.19. Title; Sufficiency of Assets.

(a) Immediately following the Closing (assuming receipt of all relevant Required Approvals and all Third Party Consents set forth on Schedule 4.05 of the Seller Disclosure Letter and after giving effect to the actions set forth in Section 6.09 (including the consummation of the Asset Transfers) and Section 7.13, in each case to the extent actually taken at or prior to Closing, and taking into account all Transaction Agreements (and the rights granted and services to be performed thereunder)), the Plastics Assets shall be sufficient, and constitute all of the assets, rights and properties that are necessary for the Transferred Entities, to, in each case, (i) conduct the Plastics Business following the Closing in all material respects as it is conducted by Seller and its Affiliates on the Agreement Date and (ii) to perform in all material respects the services required to be performed by the Transferred Entities and/or their Affiliates for the benefit of Seller and/or its Affiliates under the Transaction Agreements; provided, in each case, that nothing in this Section 4.19 shall be deemed to constitute a representation or warranty as to the adequacy of amounts of cash or working capital (or the availability of the same).

(b) Except for Permitted Liens, (i) the Plastics Assets (other than the leasehold estate (as lessee or sublessee) in the Leased Real Properties, which are the subject of Section 4.17) are owned by or otherwise made available to Seller or the Plastics Business Subsidiaries, as the case may be, and (ii) immediately following the Closing the Transferred Entities, shall, own and have good and valid title to, or otherwise have a valid right to use, the Plastics Assets, free and clear of all Liens, other than Permitted Liens.

(c) The Plastics Assets are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property to the extent leased is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.

(d) Seller’s information technology systems and networks (including all hardware, software, systems, and networks related to its ePortal) (i) are in good repair and operating condition in all material respects, and (ii) to the Knowledge of Seller, do not contain any viruses or other computer code, in each case, intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware or to provide unauthorized access to any software or hardware, in each case, in any material respect. There has been no failure, breakdown or continued substandard performance of any system or network that has caused a material disruption or interruption in or to the operation of the Plastics Business since the Look-back Date. Seller has implemented reasonable backup, security and disaster recovery technology, plans, procedures and facilities consistent with industry practice.

(e) Nothing set forth in this Section 4.19 is or is intended to be a representation or warranty of any kind with respect to the infringement of Intellectual Property Rights, which representations and warranties are solely set forth in Section 4.11.

Section 4.20. Insurance. Schedule 4.20 of the Seller Disclosure Letter provides a summary of all policies and programs of or agreements for insurance and interests in insurance pools and programs (in each case including self-insurance and insurance from Affiliates) (collectively, “Insurance Policies”) maintained for, at the expense of or for the benefit of the Plastics Business (the “Available Insurance Policies Schedule”), including a list of all material or pending claims made thereunder relating to the Plastics Business since the Look-back Date. Each such Insurance Policy is (a) in full force and effect, all premiums due to date thereunder have been paid in full and neither Seller nor any Affiliate is in default with respect to any other obligations thereunder and (b) for such amounts as are sufficient for all requirements of Law and such amounts as are commercially reasonable for the Plastics Business, and the assets and properties of the Plastics Business Subsidiaries. There are no material claims by the Plastics Business Subsidiaries, or with respect to the Plastics Business, pending under any of such insurance policies or as to which coverage has been denied by the underwriters of such policies. No written notice of cancellation or nonrenewal, in whole or in part, with respect to any such Insurance Policy, other than notices of cancellation due to pending expiration of any policy period received in the ordinary course of business, currently in force as of the date hereof has been received by Seller, and Seller has not experienced any historical gap in insurance coverage relating to the Plastics Business since the Look-back Date.

Section 4.21. Information Privacy; Systems and Data; Security.

(a) Seller (with respect to the Plastics Business) and each Plastics Business Subsidiary complies with and, to the Knowledge of Seller, since the Look-back Date, has complied with in all material respects (i) applicable Information Privacy and Security Laws, (ii) PCI DSS, (iii) the applicable privacy policies or disclosures posted to websites maintained or published by Seller and each Plastics Business Subsidiary with respect to the Plastics Business (collectively, the “Privacy Policies”), and (iv) the consents relating to Personal Data that were received from any Government Authority, the subject of that Personal Data or the parent, guardian or other legal representative of the subject of that Personal Data, in each case, that are required under any Information Privacy and Security Law (collectively, “Privacy Consents”). Seller and each Plastics Business Subsidiary has complied in all material respects with such Privacy Policies and all former published Privacy Policies.

(b) Seller has not received notice of any suit, claim, action, proceeding, arbitration, mediation or investigation that is pending or, to the Knowledge of Seller, threatened, against Seller or any Plastics Business Subsidiary relating to the processing or security of Personal Data, and to the Knowledge of Seller, there is no reasonable basis for such a suit, claim, action, proceeding, arbitration, mediation or investigation to be brought against Seller (with respect to the Plastics Business) or any Plastics Business Subsidiary. Neither Seller nor any Plastics Business Subsidiary (A) to the Knowledge of Seller, is under investigation by any Government Authority for a violation of any Information Privacy and Security Laws; (B) to the Knowledge of Seller, has received any notices or audit requests from a Government Authority relating to any such violations; and (C) is subject to any Order or is any such Order pending or, to the Knowledge of Seller, threatened, relating to Seller’s or any Plastics Business Subsidiary’s processing of Personal Data.

(c) Seller (with respect to the Plastics Business) and each Plastics Business Subsidiary (with respect to the Plastics Business) has established, and is in compliance in all material respects with, information security programs that (i) include administrative, technical and physical safeguards to safeguard the security, confidentiality and integrity of Company Data, and (ii) are designed to protect against unauthorized use, access, interruption, modification or corruption of the Company Systems and Company Data.

(d) Neither Seller nor any Plastics Business Subsidiary has suffered or incurred any material data security breach with respect to any Personal Data or Company System used by the Plastics Business or in the possession or control of the Seller or any Plastics Business Subsidiary since the Look-back Date. Neither Seller nor any Plastics Business Subsidiary has notified, or, to the Knowledge of Seller, been required under any Contract or applicable Law to notify, any Person of the loss of or unauthorized access to any Personal Data or other data or information of such Person or any breach involving Personal Data, in each case in the possession or control of Seller (with respect to the Plastics Business) or any Plastics Business Subsidiary (with respect to the Plastics Business). Seller and each Plastics Business Subsidiary has all necessary and required lawful bases and rights to use the Personal Data in the possession or control of Seller or such Plastics Business Subsidiary as used by the Plastics Business as of the Agreement Date.

Section 4.22. Affiliate Transactions; Shared Contracts and Facilities.

(a) Except as set forth on Schedule 4.22(a) of the Seller Disclosure Letter, none of Seller or any of its Affiliates (including any Plastics Business Subsidiary that is not a Transferred Entity), or any employee, officer, director, shareholder or partner of Seller or its Affiliates (each, a “Related Person”) (A) (i) owes, or prior to the Closing will owe, any amount to the Transferred Entities, nor has any Transferred Entity committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) has any claim or cause of action against a Transferred Entity or (iii) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Plastics Business, (B) will own or have a right to use (other than any rights provided to it pursuant to the Transaction Agreements) following the Closing any Plastics Assets or other assets, properties or rights primarily used in, related to or necessary to the conduct of, the Plastics Business or (C) provides any service to the Plastics Business that is not provided by Seller under any of the Transaction Agreements or included in the Plastics Assets.

(b) Except as contemplated by the Transaction Agreements, none of Seller or any of its Affiliates (including any Plastics Business Subsidiary that is not a Transferred Entity) (A) is (or prior to the Closing will be) a party to, or bound by, any Contract that relates to both the Plastics Business and another business of Seller or any other Related Person (each such Contract, a “Shared Contract”), which Contract provides for payments during any twelve-month period in excess of $1,000,000 (each such Shared Contract, a “Material Shared Contract”), or (B) owns, leases or uses (or prior to the Closing will own, use or lease) any Real Property or any other warehouses, distribution facility or other facility that is used by, or related to, the Plastics Business and any other business of Seller or any other Related Person (any such Real Property or facilities, a “Shared Facility”). Schedule 4.22(b) of the Seller Disclosure Letter sets forth a list of each Material Shared Contract and each Shared Facility and, with respect to each, as applicable, (i) the parties thereto (in the case of any Contract, including any lease), (ii) the ownership (or lessor, if applicable), location and use thereof (in the case of any Shared Facility), and (iii) the subject matter of any Material Shared Contract.

Section 4.23. Product and Service Warranties and Liabilities.

(a) Each service provided or product manufactured, sold or delivered by the Plastics Business Subsidiaries in relation to the Plastics Business has been in material conformity with all service or product specifications and all applicable Laws. No Plastics Business Subsidiary has any material Liability to any Person in connection with the provision of products or services in relation to the Plastics Business, including any material Liability for damage caused to the property of any customer or other Person, not reserved against in the Financial Information. No Plastics Business Subsidiary has extended the warranty on any products supplied by such Plastics Business Subsidiary beyond those provided by the manufacturer.

(b) Schedule 4.23 of the Seller Disclosure Letter sets forth a complete and accurate description of any guarantee, warranty or other indemnity given by a Plastics Business Subsidiary in connection with its products and services in relation to the Plastics Business, other than in the ordinary course of business. No Plastics Business Subsidiary has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the business of a Plastics Business Subsidiary in relation to the Plastics Business. No Plastics Business Subsidiary has committed any act or failed to commit any act, which would reasonably be likely to result in, and there has been no occurrence which would give rise to or form the basis of, any product Liability or Liability for breach of warranty (whether covered by insurance or not) on the part of a Plastics Business Subsidiary with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of a Plastics Business Subsidiary, in each case in relation to the Plastics Business and to the extent that such Liability would be material to the Plastics Business.

Section 4.24. Inventory; Supplies. The supplies (in relation to the Plastics Business) and Inventory of the Plastics Business Subsidiaries are in good and marketable condition in all material respects and are usable and of a quantity and quality saleable in the ordinary course of business. The supplies (in relation to the Plastics Business) and Inventory of the Plastics Business Subsidiaries set forth in the Financial Information were valued at cost and were properly stated therein in all material respects. The supplies (in relation to the Plastics Business) and Inventory of the Plastics Business Subsidiaries constitute sufficient quantities for the normal operation of its business in the ordinary course of business, and the ordering and procurement of such supplies and Inventory have been conducted by the Plastics Business Subsidiaries and each of their employees in the ordinary course of business since January 1, 2018. No event has occurred or condition exists that has had or could reasonably be expected to have a materially adverse impact on the quantity, quality, usability or marketability of any of the supplies (in relation to the Plastics Business) or Inventory of the Plastics Business Subsidiaries.

Section 4.25. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this ARTICLE IV (as modified by the Seller Disclosure Letter), any Transaction Agreement or any certificate delivered by Seller or any of its Affiliates pursuant to this Agreement, neither Seller nor any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of Seller or any of the Plastics Business Subsidiaries or any of their respective Affiliates, including any representation or warranty regarding Seller or any Plastics Business Subsidiary or any other Person, the Transferred Equity Interests, the Plastics Business, any Transaction, any other rights or obligations to be transferred pursuant to the Transaction Agreements or the Merger Agreement or any other matter, and Seller hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of Seller, any Plastics Business Subsidiary or any other Person. Except for the representations and warranties expressly set forth in this ARTICLE IV, any Transaction Agreement or any certificate delivered by Seller or any of its Affiliates pursuant to this Agreement, Seller hereby disclaims all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or any Representatives of Buyer or any of Buyer’s Affiliates, including omissions therefrom. Without limiting the foregoing, except for the representations and warranties expressly set forth in this ARTICLE IV, any Transaction Agreement or any certificate delivered by Seller or any of its Affiliates pursuant to this Agreement, Seller makes no representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Buyer or any of its Affiliates or any Representatives of Buyer of any of its Affiliates regarding the success, profitability or value of Seller (with respect to the Plastics Business), the Plastics Business Subsidiaries or the Plastics Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the corresponding sections or subsections of the Buyer Disclosure Letter (it being understood that any disclosure set forth in one section or subsection of the Buyer Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure), Buyer hereby represents and warrants to Seller as follows:

Section 5.01. Authority and Approval. Buyer is a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power to execute, deliver and perform its obligations under the Buyer Transaction Agreements (including the consummation of the Buyer Transactions). The execution, delivery and performance of the Buyer Transaction Agreements by Buyer have been duly authorized by all requisite corporate or organizational action on the part of Buyer, and no shareholder or other similar approval is required in connection with Buyer’s execution, delivery and performance of the Buyer Transaction Agreements. This Agreement has been, and upon execution and delivery thereof, the other Buyer Transaction Agreements will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Buyer Transaction Agreements will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.02. No Conflict. Provided that all Consents and other actions described in Schedule 5.02 of the Buyer Disclosure Letter have been obtained, except as may result from any facts or circumstances relating to Seller (with respect to the Plastics Business) or the Plastics Business Subsidiaries or their respective Affiliates, the execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not:

(a) violate or conflict with in any material respect any provision of the Organizational Documents of Buyer;

(b) conflict with or violate in any material respect any Law or Order applicable to Buyer; or

(c) result in any breach of, or constitute a default under, or give to any Person any right to terminate, amend, accelerate or cancel, or result in the creation of any Lien on any assets or properties of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Buyer or any of its Subsidiaries or Affiliates is a party or by which any of such assets or properties is bound, except for any such breaches, defaults, rights or Liens as would not materially impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.03. Governmental Filings; No Violations. The execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not require any material Consent, waiver or other action by, or any material filing with or notification to, any Government Authority, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) where the failure to obtain such Consent or waiver, to take such action, or to make such filing or notification, would not materially impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements, (c) as may be necessary as a result of any facts or circumstances relating to Seller or the Plastics Business Subsidiaries or their respective Affiliates or (d) for the Consents and filings listed on Schedule 5.03 of the Buyer Disclosure Letter. Buyer is not aware of any facts or circumstances in existence on the date of this Agreement that would reasonably be expected to cause any Required Governmental Approval to not be received or obtained on a timely basis.

Section 5.04. Absence of Restraints; Compliance with Laws.

(a) Buyer is not in violation in any material respect of any Laws or Orders applicable to the conduct of its business, except for violations the existence of which would not reasonably be expected to impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.05. Securities Matters. Buyer is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act). The Transferred Equity Interests are being acquired by Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Transferred Equity Interests or any interest in them. Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Transferred Equity Interests, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Transferred Equity Interests. Buyer acknowledges that the Transferred Equity Interests have not been registered under the Securities Act, or any securities Laws or any state or other jurisdiction (U.S. or non-U.S.), and understands and agrees that it may not sell or dispose of any Transferred Equity Interests, except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable securities Laws of any state or other jurisdiction (U.S. or non-U.S.).

Section 5.06. Financial Ability.

(a) Buyer has provided Seller with a true and complete copy of an executed commitment letter (including all related fee letters and side letters (as redacted to remove any fees, interest rates, “market flex” rights and other economic terms that do not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing), and all exhibits, schedules, annexes, supplements and term sheets forming part thereof) addressed to Buyer and dated February 8, 2019 (as amended, replaced, restated, supplemented, assigned, substituted or modified only in accordance with Section 6.10, the “Debt Commitment Letters”) from Goldman Sachs Bank USA (together with any lenders that become a party to the Debt Commitment Letters after the date hereof, the “Lenders”), pursuant to which the Lenders have committed to provide Buyer with debt financing for the Transactions in the amounts set forth therein (the “Debt Financing”).

(b) Attached hereto as Exhibit G is a true and complete copy of the executed commitment letter addressed to Buyer and dated February 8, 2019 (as amended or modified only in accordance with Section 6.10, the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters”), from One Rock Capital Partners II, LP (the “Equity Investor”), pursuant to which the Equity Investor have committed to provide cash funding for the Transactions in an aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(c) The Equity Commitment Letters are legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto, and are in full force and effect, and are enforceable against the parties thereto in accordance with their terms, subject to the Bankruptcy and Equity Exception. The Debt Commitment Letters are legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their terms and subject to the conditions therein, subject to the Bankruptcy and Equity Exception.

(d) Other than the Commitment Letters, there are no side letters or other contracts, agreements or understandings to which Buyer or any of its Affiliates is a party as of the date hereof relating to the Financing that could affect the conditionality, enforceability, termination or aggregate amount of the Financing.

(e) Except as specifically set forth in the Commitment Letters, (i) there are no conditions precedent to the obligations of (A) the Equity Investor to fund the Equity Financing or (B) the Lenders to fund the Debt Financing and (ii) there are no contingencies pursuant to any contract, agreement or other understanding to which Buyer or any of its Affiliates is a party that would permit any of the Equity Investor or the Lenders to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Financing.

(f) As of the Agreement Date, (i) none of the Commitment Letters has been amended, restated or otherwise modified (and no such amendment, restatement or modification is contemplated as of the Agreement Date) and (ii) the respective commitments set forth in the Commitment Letters have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect (and no such withdrawal, rescission, amendment, restatement or modification is contemplated as of the Agreement Date). To the knowledge of Buyer, as of the Agreement Date (A) no event has occurred which would result in any breach by Buyer of, or constitute a default or failure to perform by Buyer under, any term of or condition to closing of the Commitment Letters, or otherwise result in any portion of the Financing contemplated thereby to be unavailable or delayed (assuming satisfaction of the Closing Conditions set forth in Section 11.02) and (B) Buyer (x) is not aware of any fact or occurrence that makes any of the representations or warranties of Buyer in any of the Commitment Letters inaccurate in any material respect, (y) has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to Closing to be satisfied by it or its Affiliates contained in the Commitment Letters and (z) has no reason to believe that any portion of the Financing required to consummate the Transactions will not be made available to Buyer on the Closing Date, including any reason to believe that any of the Equity Investor or the Lenders will not perform their respective funding obligations under the Commitment Letters in accordance with their respective terms and conditions. Buyer has fully paid any and all commitment fees and other fees required by the Debt Commitment Letters to be paid as of the Agreement Date, and will pay in full any other commitment fees and other fees required to be paid thereunder as and when they become payable. The Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Financing available to Buyer on the terms set forth therein.

(g) The Financing, if and when funded in accordance with the Commitment Letters, will provide Buyer with cash proceeds on the Closing Date in aggregate amounts set forth therein, which amounts (after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided under the Debt Commitment Letters, and assuming that all rights to flex the terms of the Debt Financing are exercised to their maximum extent) will be sufficient to enable Buyer to (x) pay the Purchase Price payable in connection with the consummate the Transactions on the terms contemplated by the Transaction Agreements, (y) pay all related fees and expenses required to be paid or reimbursed by Buyer and (z) satisfy Buyer’s other obligations at Closing upon the terms contemplated by the Transaction Agreements (such amount, the “Required Amount”). As of the Agreement Date, Buyer has not knowingly incurred any obligation, commitment, restriction or other Liability of any kind, and is not contemplating or aware of incurring any obligation, commitment, restriction or other Liability of any kind, in each case which would impair or adversely affect the availability or amount of the Financing.

(h) The obligations of Buyer under this Agreement are not contingent on the availability of the Financing.

Section 5.07. Brokers and Finders. Except as set forth on Schedule 5.07 of the Buyer Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer or any of Buyer’s Affiliates in connection with any Transaction.

Section 5.08. Solvency. Assuming (i) that any estimates, projections or forecasts of the Plastics Business prepared by Seller or any of its Subsidiaries and delivered to Buyer on or prior to the date hereof were prepared in good faith based upon assumptions that the preparer thereof believed to be reasonable at the time when made and (ii) the satisfaction of the conditions set forth in Section 11.02, immediately after giving effect to the consummation of the Transactions (including any financings being entered into in connection therewith):

(a) (i) the fair saleable value (determined on a going concern basis) of the assets of Buyer, the Transferred Entities and their respective Subsidiaries will be greater than the total amount of their known probable Liabilities at such time and (ii) the assets of Buyer and its Subsidiaries (including the Transferred Entities), at a fair valuation, will exceed their probable Liabilities;

(b) Buyer, the Transferred Entities and their respective Subsidiaries will be solvent and able to pay their respective debts and obligations in the ordinary course of business as they become due;

(c) no transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any of Buyer and its Subsidiaries (which, for the purposes of this Section 5.08(c) shall include the Transferred Entities) in connection with the Transactions;

(d) Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured; and

(e) Buyer, the Transferred Entities and their respective Subsidiaries will have adequate capital to carry on their respective businesses in which they are engaged or proposed to be engaged following the Closing.

Section 5.09. Limited Guarantee. Concurrently with the execution of this Agreement, Buyer has delivered to Seller the Limited Guarantee, dated as of the Agreement Date pursuant to which the Guarantor has guaranteed (i) the payment of the Termination Fee, to the extent such amount is due and payable pursuant to Section 12.03(b) and (ii) the reimbursement obligations of Buyer to the extent due pursuant to Section 6.10(a). The Limited Guarantee is in full force and effect and is a valid and binding obligation of the Guarantor and enforceable against the Guarantor in accordance with its terms and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.

Section 5.10. Investigation. Buyer acknowledges and agrees that it (a) has completed certain inquiries and investigations concerning, Seller (with respect to the Plastics Business), the Plastics Business Subsidiaries (including the Transferred Entities), the Transferred Equity Interests, the Plastics Business and Transactions, and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements and (b) has been furnished with, or given access to, certain projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about Seller (with respect to the Plastics Business), the Plastics Business Subsidiaries (including the Transferred Entities), the Transferred Equity Interests, the Plastics Business and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements. Buyer further acknowledges and agrees that (x) the only representations and warranties made by Seller are the representations and warranties expressly set forth in ARTICLE IV (as modified by the Seller Disclosure Letter), any

Transaction Agreement or any certificate delivered by Seller or any of its Affiliates pursuant to this Agreement, and Buyer has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of Seller or any of its Affiliates, any Representatives of Seller or any of its Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through the Parent Banker, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that Buyer will not have any right or remedy arising out of any such representation, warranty or other projections or forecasts, estimates, appraisals, statements, promises, advice, data or information and (y) any claims Buyer may have for breach of any representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in ARTICLE IV (as modified by the Seller Disclosure Letter), any Transaction Agreement or any certificate delivered by Seller or any of its Affiliates pursuant to this Agreement. Except as otherwise expressly set forth in this Agreement (including the representations and warranties in ARTICLE IV), Buyer understands and agrees that the Transferred Entities, the Plastics Assets and the Plastics Business are being furnished on an “as is,” “where is” basis, except for the representations and warranties contained in ARTICLE IV (as modified by the Seller Disclosure Letter), any Transaction Agreement or any certificate delivered by Seller or any of its Affiliates pursuant to this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01. Interim Operations of the Plastics Business.

(a) Except (I) as required by applicable Law or as otherwise expressly contemplated by the Transaction Agreements or by the Merger Agreement (without reference to the disclosure schedules thereto), (II) as may be reasonably necessary to effect the Asset Transfers or actions taken pursuant to Section 6.07 to the extent described therein, in a manner reasonably consistent therewith, (III) for matters identified on Schedule 6.01 of the Seller Disclosure Letter or (IV) for necessary repairs at Seller’s sole cost and expense to remedy a breakdown or casualty to physical assets or properties, or other actions taken at Seller’s sole cost and expense to remedy any other unforeseen operational emergency that would, if not remedied, result in a breakdown or casualty to physical assets or properties, during the Pre-Closing Period, unless Buyer otherwise consents in writing in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will, and will cause each of the Plastics Business Subsidiaries to, and, after the completion of the Mergers, the Parent Group will, (x) conduct the Plastics Business in the ordinary course of business consistent with past practice, (y) use commercially reasonable efforts to maintain and preserve the Plastics Business, including to maintain and preserve the business relationships of the Plastics Business and keep available the services of its key employees and maintain its relations and goodwill with its key suppliers, customers, employees, regulators and others having relationships with the Plastics Business and (z) to the extent relating to, or with respect to, the Transferred Entities or the Plastics Business, not do any of the following:

(i) (A) amend the organizational documents of the Transferred Entities or (B) amend or change the entity type or jurisdiction of any Transferred Entity from that set forth on Exhibit B;

(ii) split, combine, subdivide, dispose of, reclassify any outstanding shares of capital stock, membership interests or other equity interests of any of the Transferred Entities;

(iii) declare or set aside any dividends or distributions on any capital stock of any Transferred Entity (in cash or in kind) to the extent such dividends or distributions are payable after the Closing;

(iv) merge or consolidate with any other Person, or restructure or reorganize, or completely or partially liquidate (in each case, other than the Transactions or the Mergers);

(v) except as required by the terms of any Employee Plan or CBA: (A) increase the compensation or benefits payable to any Plastics Business Employee or current or former directors or independent contractors of the Plastics Business, other than in the ordinary course of business (but in no event in excess of historical annual increases or market adjustments or, if lower, 3% of the aggregate cost of all such Plastics Business Employee annual base salaries and wage rates as in effect on the date hereof), (B) grant any new awards, including equity-based awards to Plastics Business Employees or current or former directors or independent contractors of the Plastics Business, or amend or modify the terms of any such outstanding awards held by Plastics Business Employees or current or former directors or independent contractors of the Plastics Business, (C) accelerate the vesting of or payment, or fund or in any other way secure the payment, of compensation and benefits under any Employee Plan, (D) amend or terminate any severance plan, program or agreement as in effect on the date hereof as it applies to Plastics Business Employee or current or former directors or independent contractors of the Plastics Business, or enter into or grant any new severance amounts, plans, programs or agreements with respect to any Plastics Business Employee or current or former directors or independent contractors of the Plastics Business, (E) establish, adopt, enter into, terminate or amend any Employee Plan (or any plan, program, arrangement, agreement or practice that would be an Employee Plan if it were in existence on the date hereof) that covers any Plastics Business Employee or current or former directors or independent contractors of the Plastics Business, (F) hire or terminate any Plastics Business Employee or current or former directors or independent contractors of the Plastics Business at the level of director or higher, or whose annual compensation exceeds (or is expected to exceed) $150,000, other than terminations for cause; or (G) transfer or reassign the employment (or work responsibilities) of any Plastics Business Employee set forth on the Plastics Business Employee list as of the date hereof from the Plastics Business or transfer or reassign the employment (or work responsibilities) of any employee of the Parent Group or Seller or any of its Affiliates (other than a Plastics Business Employee) to a Plastics Business Subsidiary;

(vi) grant any Lien on the Transferred Equity Interests (other than Permitted Liens that will be released at Closing) or the assets (other than Permitted Liens) of the Transferred Entities;

(vii) incur any indebtedness for borrowed money or financial guarantees thereof, issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the Indebtedness for borrowed money or other obligations of any Person, or make any loans, capital contributions or advances, in each case, other than (A) under the Existing Credit Facilities, including borrowings under any Existing ABL Facility or any short-term borrowings under the Chinese Credit Facilities, (B) guarantees of the Existing Notes (it being understood that any such guarantees shall be released substantially simultaneously with or prior to the Closing), (C) up to $3,000,000, in the aggregate, in the ordinary course of business, or (D) pursuant to intercompany borrowing arrangements that, in the case of this clause (D), (1) will be settled or repaid in full, or canceled or terminated, at or before the Closing, or (2) are solely between or among the Transferred Entities;

(viii) cancel or compromise any debts owed to the Plastics Business Subsidiaries, or waive, release, amend or relinquish any claims or rights in favor of the Plastics Business Subsidiaries, except (A) intercompany obligations between an Affiliate of Seller and Seller or another Affiliate of Seller that, in each case, do not result in any material Tax or other material Liability to the Transferred Entities (that is not a Retained Liability or an Excluded Tax) and (B) in the ordinary course of business which, in the aggregate, are not material;

(ix) spend or commit to spend in excess of $1,500,000 in the aggregate to acquire any business or Person or to acquire assets or other property, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition) related to the Plastics Business; provided, that neither Seller nor any of its Subsidiaries shall make any acquisition that could, or could reasonably be likely to, prevent, delay or impair Seller’s ability to consummate the Transactions;

(x) issue, transfer, subject to a Lien that will not be discharged at or prior to Closing, or sell any additional shares of, or other equity interests in, the Transferred Entities, or securities convertible into or exchangeable for such shares or equity interests (other than, in each case, the issuance or sale of shares of, or other equity interest in, one Transferred Entity to another Transferred Entity), or issue or grant any options, warrants, calls, stock appreciation rights, phantom stock, subscription rights or other rights of any kind to purchase or acquire such shares, other equity interests or securities;

(xi) sell, transfer, lease, sublease, abandon or otherwise dispose of any assets of the Plastics Business (other than the Real Properties) having a value in excess of $1,000,000, other than the sale of products on arm’s length terms or the disposal of destroyed or obsolete assets, in each case in the ordinary course of business;

(xii) make or commit to any capital expenditures for the Plastics Business other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident or (B) in the ordinary course of business consistent with past practice and which do not exceed during the 2019 fiscal year one hundred and twenty percent (120%) of the amounts reflected in Seller’s capital expenditure budget for 2019, a copy of which was previously provided to Buyer, in each case, the costs of which are paid entirely by Seller prior to Closing or which are reflected as a Current Liability in Final Working Capital;

(xiii) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien (in each case, other than Permitted Liens) upon or otherwise dispose of any material Plastics Business Intellectual Property Rights, Seller Licensed Intellectual Property Rights or IT Platform Intellectual Property Rights; provided that this clause (xiii) shall not restrict (A) any of the foregoing that occur in the ordinary course of business, to the extent applicable, among the Transferred Entities, (B) the granting of any licenses of Plastics Business Intellectual Property Rights in connection with the sale of related products in the ordinary course of business consistent with past practice or (C) transfers, leases, sales, assignments, lapses, abandonments, cancellations, mortgages, pledges, Liens, or other dispositions of Intellectual Property Rights (other than licenses) with a fair market value less than $300,000 individually or $1,000,000 in the aggregate in the ordinary course of business consistent with past practice;

(xiv) make any material change in any method of financial accounting or accounting practice or policy used by the Plastics Business in the preparation of its financial statements, other than such changes as are consistent with the Transaction Accounting Principles or changes required by GAAP or applicable Law which, in each case, also otherwise apply generally to Seller and its Affiliates;

(xv) enter into any settlement or release with respect to any Action, or commence any material Action relating to the Plastics Business, other than any such settlement or release of an Action that (A) does not involve amounts in excess of $300,000 individually or $1,000,000 in the aggregate, (B) is in the ordinary course of business and does not involve any injunctive or equitable relief or imposes restrictions on the business activities of Seller and its Subsidiaries or Buyer and its Subsidiaries (including the Transferred Entities), (C) to the extent involving the payment of Liabilities or other amounts, either (i) requires such amounts and Liabilities to be paid in full (and such amounts are paid in full) prior to Closing by the Seller, or (ii) such amounts and liabilities are reflected as current liabilities in the Final Working Capital Statement or the Financial Information, or (D) relates to Taxes (which shall be governed by Section 6.01(a)(xix));

(xvi) other than effects bargaining or other required negotiations or agreements involving any labor union representing any employees of the Plastics Business in the ordinary course of business in consultation with Buyer, enter into any transactions, Contracts or understandings with Affiliates or other related parties that would be binding on the Transferred Entities after the Closing;

(xvii) (A) enter into, materially amend, terminate or waive or assign any material right under any Material Contract (other than the Existing Credit Facilities and the Chinese Credit Facilities), or (B) enter into a new Contract (other than the Existing Credit Facilities and the Chinese Credit Facilities) that would be a Material Contract if entered into prior to the date hereof, in each case, other than in the ordinary course of business;

(xviii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Transferred Entity (other than the Mergers), including, for the avoidance of doubt, any transfer of equity interests of any such entity;

(xix) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any material methods of Tax accounting, amend any material Tax Return, settle or compromise any material Tax claim, audit, or assessment, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or surrender any right to claim a material Tax refund, in each case, (x) of any Transferred Entity and (y) if such action could reasonably be expected to result in a material increase in the Tax liability of Buyer and its Affiliates (including the Transferred Entities) for any Post-Closing Tax Period;

(xx) modify in any material respect any payment terms with any customers or suppliers pursuant to any Material Contract, other than changes in the ordinary course of business not initiated by Seller or its Affiliates;

(xxi) fail to maintain all existing material insurance policies of the Plastics Business or related to the Plastics Assets;

(xxii) enter into any distribution, joint venture, strategic alliance or joint marketing or any similar arrangement or agreement that relates to the Plastics Business or any Plastics Asset, other than in the ordinary course of business;

(xxiii) negotiate, enter into, adopt or amend any CBA, unless required by Law;

(xxiv) implement any employee layoffs or plant closings or take any other action that would trigger the application of WARN;

(xxv) sell, transfer, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise dispose of any of the Real Properties;

(xxvi) materially amend, modify or terminate any of the Leased Real Property;

(xxvii) with respect to the Plastics Business, acquire any real property or enter into any leases or subleases for real property without Buyer’s prior written consent (if Buyer’s consent is obtained, then any purchased real property shall be considered “Owned Real Property” and any fully executed leases shall be considered a “Leased Real Property”);

(xxviii) engage in any promotional sales, discount, price reduction or other activity that has or would reasonably be expected to have the primary effect of accelerating to the Pre-Closing Period any sales that would otherwise reasonably be expected to occur in post-Closing periods or the primary effect of delaying to post-Closing periods any liabilities that would otherwise reasonably be expected to occur in the Pre-Closing Period; or

(xxix) enter into any agreement or otherwise make a commitment with respect to any of the foregoing.

(b) Nothing contained in this Agreement gives, or is intended to give the Buyer, directly or indirectly, the right to control or direct the operations of Seller or any of its Subsidiaries prior to Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement and applicable Law, control and supervision over its and its Subsidiaries’ operations.

(c) Notwithstanding anything in this Agreement to the contrary, prior to the Closing (i) the bank accounts of Seller (with respect to the Plastics Business) and the Plastics Business Subsidiaries shall continue to be subject to Seller’s and its Affiliates’ daily cash sweep in its sole discretion but in the ordinary course of business; provided that such cash sweep does not reduce the level of Plastics Business Cash of any Transferred Entity, or the Plastics Business operations, in Europe, the Middle East and Africa to an amount insufficient for Buyer to pay or cause to be paid at the time due any supplier payables due between and including the Closing Date and the date that is seven (7) days after the Closing Date; and (ii) this Agreement shall not restrict (A) any Seller and/or any Plastics Business Subsidiary from (1) paying any pre-Closing dividend or other pre-Closing distribution with respect to its equity interests or any pre-Closing payment on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such equity interests or on account of any return of capital to its stockholders, (2) making or repaying loans or advances to Seller, Parent and/or any of their respective Subsidiaries (it being understood that, in the case of making loans or advances, Seller hereby agrees to cause such loans or advances to be repaid or discharged at or prior to Closing), (3) transferring any of their property or assets that are Excluded Assets or Retained Liabilities to Seller or Parent or (4) guaranteeing the obligations under the Existing Credit Facilities and the Existing Notes Indenture, provided that any such guarantees by the Transferred Entities will be terminated at Closing or (B) Seller and/or any Plastics Business Subsidiary that is a borrower or guarantor under the Existing Credit Facilities from creating, incurring, assuming or suffering to exist Liens on its property for the benefit of the lenders under the Existing Credit Facilities, (it being understood that, as provided in Section 6.11, any such Liens on the Transferred Equity Interests and the property of the Transferred Entities will be released at Closing).

(d) Seller, on the one hand, and Buyer, on the other hand, agree to give prompt notice to the other of (i) the occurrence, or failure to occur, of any event, the occurrence or failure to occur of which would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Closing Date, (ii) any breach of any covenant or agreement to be complied with or satisfied by it hereunder and (iii) the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in ARTICLE XI impossible or unlikely; provided, that, the delivery of any notice pursuant to this Section 6.01(d), does not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties, in each case, so long as any such action does not result in any Liabilities of the Transferred Entities following Closing that would not exist but for the taking of such actions.

Section 6.02. Access; Consultation.

(a) During the Pre-Closing Period, upon reasonable prior notice, Seller shall, and shall cause each of the Plastics Business Subsidiaries to, (i) afford the Buyer and the Representatives of Buyer reasonable access, during normal business hours, to the senior employees and executives, properties, books and records related to the Plastics Business and (ii) furnish to Buyer and the Representatives of Buyer such additional financial and operating data and other information regarding the Plastics Business as Buyer or its Representatives may from time to time reasonably request for the purposes of consummating the Transactions, the Financing and preparing to operate the Plastics Business following the Closing. Such access shall include Buyer having reasonable access to, and the reasonable participation and cooperation of, the executives of Seller and its Affiliates set forth on Schedule 6.02 (the “Separation Executives”) during normal business hours to assist Buyer with respect to transition matters, including to negotiate and finalize the Transitional Arrangements.

(b) Notwithstanding anything in this Section 6.02 to the contrary,

(i) (A) in no event shall Seller or any of the Plastics Business Subsidiaries or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (3) information the disclosure of which would jeopardize any applicable privilege (including attorney-client privilege) available to any of the Plastics Business Subsidiaries or any of their respective Affiliates relating to such information (but in such circumstance, Seller shall use commercially reasonable efforts to remove such obstacles), (4) information the disclosure of which would cause any Plastics Business Subsidiary or any of their respective Affiliates to breach a confidentiality obligation to which it is bound that is more restrictive than the confidentiality obligations contained in the documents in the Seller’s data room, or (5) any consolidated, affiliated, combined, unitary or similar Tax Return of Seller or its Affiliates (other than Tax Returns that relate solely to the Transferred Entities) and (B) the investigation contemplated by Section 6.02(a) shall not unreasonably interfere with any of the businesses, personnel or operations of Seller (with respect to the Plastics Business) or any of the Plastics Business Subsidiaries or any of their respective Affiliates or the Plastics Business;

(ii) the auditors and accountants of Seller or any of the Plastics Business Subsidiaries or any of their respective Affiliates or the Plastics Business shall not be obligated to make any work papers available to any Person unless and until the Mergers have been consummated and such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants;

(iii) during the Pre-Closing Period, Buyer shall not conduct, without the prior written consent of Seller, which Seller may withhold for any reason, any intrusive environmental testing at any property owned or used by the Plastics Business or Seller, the Plastics Business Subsidiaries or any of their respective Affiliates, including any sampling, testing or other intrusive indoor or outdoor testing of soil, subsurface strata, surface water, groundwater, sediments or ambient air at or in connection with any property owned, used or leased by the Plastics Business, Seller, the Plastics Business Subsidiaries or any of their respective Affiliates; and

(iv) during the Pre-Closing Period, except as provided in Section 6.02(a), without the prior written consent of Seller, which Seller shall not unreasonably withhold, delay or condition, neither Buyer nor any of its Representatives shall contact any employees of, suppliers to, or customers of, Seller (with respect to the Plastics Business), any Plastics Business Subsidiary or any of their respective Affiliates in connection with or with respect to this Agreement, any other Transaction Agreement or any Transaction, other than to facilitate the consummation of the Transactions (including to give any notice or seek any consent that may be required in connection with the Transactions) but subject to the limitations required under this Agreement.

(c) Any competitively-sensitive information provided by Seller to Buyer (or by Buyer to Seller) may be reasonably designated as “Outside Counsel Only Material,” “Outside Antitrust Counsel Material,” or with other similar restrictions. Such material and the information contained therein shall be given only to the outside counsel of the recipient or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. All information exchanged pursuant to this Section 6.02 shall be subject to the Confidentiality Agreement.

Section 6.03. Confidentiality. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Buyer and its Representatives (as defined in the Confidentiality Agreement) as if parties thereto) until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate; provided, however, that Buyer’s confidentiality obligations shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) to the extent relating to the Plastics Business and the Transactions, and for all other Confidential Information to the extent related to Seller’s other businesses, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. If for any reason the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 6.04. Filings; Other Actions; Notification.

(a) Seller and Buyer shall cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws and Orders to consummate and make effective the Transactions as expeditiously as possible, including using their respective reasonable best efforts in (i) preparing and filing all documentation to effect all necessary notices, reports and other filings as promptly as practicable (and in any event, by filing within ten (10) Business Days after the Agreement Date the notifications, filings and other information required to be filed under the HSR Act, and by filing within fifteen (15) Business Days after the Agreement Date all other filings (or drafts thereof) required under any Antitrust Laws with respect to the Transactions) and using their respective reasonable best efforts to obtain as expeditiously as possible, and in any event prior to the Outside Date, all Consents, Orders, registrations, approvals, Licenses, expirations of waiting periods and authorizations necessary or advisable to be obtained from any Government Authority in order to consummate the Transactions, (ii) satisfying the conditions to consummating the Transactions, (iii) defending any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, and (iv) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Transactions. In addition, prior to and following the Closing, Seller and Buyer shall cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to, execute and deliver any reasonable additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b) Subject to Section 6.04(c), in the event that the Parties receive a request for information and documentary material pursuant to the HSR Act or any other Antitrust Laws (a “Second Request”), unless otherwise agreed to by Seller and Buyer, the Parties will use their reasonable best efforts to submit an appropriate response to, and to certify substantial compliance with, such Second Request as promptly as practicable and advisable, and counsel for both Parties will closely cooperate during the entirety of any such Second Request review process. Neither of the Parties shall knowingly take, cause or permit to be taken, any action by such Party that is within its control which is reasonably likely to materially delay or prevent consummation of the contemplated Transactions, unless otherwise agreed to by the Parties. As used in this Agreement, the term “Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

(c) Buyer and Seller shall cooperate with respect to the Antitrust Laws and shall have joint decision making authority with respect to the appropriate course of action with respect to obtaining the Consents, approvals, Orders, Licenses, waiting period expirations or authorizations of any Government Authority required to consummate the Transactions prior to the Outside Date (provided that Seller shall not have or be included in any such authority in respect of actions that apply solely to Buyer and its Affiliates (including the Transferred Entities) following Closing). The Parties further agree not to voluntarily extend any waiting period or other applicable time period under any Antitrust Law or enter into any agreement with any Government Authority to delay, or otherwise not to consummate as soon as practicable, any of the Transactions, except with the prior written consent of the other Party hereto, which consent may be withheld in the sole discretion of the non-requesting party. No Party or its counsel shall independently participate in any non-ministerial call or meeting relating to the Antitrust Laws with any Government Authority in respect of such filings, investigation, or other inquiry without giving the other Party or its counsel reasonable prior notice of such call or meeting and, to the extent permitted by such Government Authority, the opportunity to attend and/or participate. In furtherance of the foregoing and to the extent permitted by applicable Law, (i) each Party shall notify the other, as far in advance as practicable, of any filing or communication or inquiry it or any of its Subsidiaries intends to make with any Government Authority relating to the matters that are the subject of this Section 6.04, (ii) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other Party in connection with, any such filing, communication or inquiry, (iii) promptly following the submission of such filing or making such communication or inquiry, provide the other Party with a copy of any such filing or, if in written form, communication or inquiry and (iv) consult or, where required by applicable Law, cooperate with the other Party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Government Authority relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Government Authority relating thereto. In exercising the foregoing cooperation rights, Seller and Buyer each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, materials provided pursuant to this Section 6.04 may be reasonably redacted (A) to remove references concerning the valuation of Seller, Buyer, the Plastics Business or the value of the Transactions, (B) as necessary to address reasonable privilege concerns where the failure to so redact would result in a violation of the attorney-client privilege or (C) as otherwise required by Law.

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.04, each of the Parties shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Government Authority in connection with the HSR Act, any other applicable Antitrust Laws with respect to the Transactions and to avoid the entry of, or effect the dissolution of, any Order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the Transactions. For the purposes of this Section 6.04, Buyer’s obligations shall be qualified or limited by what may be constituted “reasonable best efforts,” which shall include using reasonable best efforts to obtain the Consents, approvals, permits, Orders, Licenses, waiting period expirations or authorizations of any Government Authority required to consummate the Transactions as soon as practicable, and in any event prior to the Outside Date.

(e) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.04, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Transactions as violative of any Antitrust Law, each of Seller and Buyer shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; provided that each of Buyer and Seller shall bear its own costs and expenses associated with contesting or resisting any such action or proceeding.

(f) Subject to Section 6.02(c), Seller and Buyer each shall, upon request by the other, promptly furnish the other, its counsel (including on an outside counsel basis) or the applicable Government Authority (as may reasonably be agreed between the Parties) with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or required in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Government Authority in connection with the Transactions.

(g) Seller and Buyer each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notice or other communications received by Seller or Buyer, as the case may be, or any of their respective Subsidiaries from any third party and/or any Government Authority with respect to the Transactions.

Section 6.05. Third Party Consents. Each Party agrees to cooperate to seek to obtain any other consents, authorizations and approvals from any third person other than a Government Authority that may be required to transfer a Plastics Asset to a Transferred Entity, a Chemicals Asset to an Affiliate of Seller other than a Transferred Entity, or a Transferred Entity to Buyer or that may otherwise be required in connection with the Transactions (the “Third Party Consents”). Notwithstanding anything in this Agreement to the contrary, neither Seller nor Buyer, nor any of their respective Affiliates shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any liability related to the Plastics Business) to any third party to obtain any such Third Party Consent. Nothing in this Agreement or any Transaction Agreement nor the consummation of the Transactions or the Asset Transfers shall be construed as an attempt or agreement to assign or transfer any Plastics Asset or Chemicals Asset, including any Contract, business record, certificate, approval, authorization, permit or other right, which by its terms or by Law is not capable of being sold, assigned, transferred, delivered or subleased without the consent or waiver of a third party or a Government Authority or is cancelable by such Person in the event of any such sale, assignment, transfer, delivery or sublease (collectively, the “Non-Assignable Assets”) unless and until such consent or waiver shall be given. If any Third Party Consent or authorization is not obtained prior to the Closing or there exists any Non-Assignable Asset, then (a) if the asset in question is a Plastics Asset, Seller shall cooperate with Buyer and enter into any lawful and reasonable arrangement reasonably requested by Buyer under which Buyer (or one of its Subsidiaries) shall obtain, to the extent practicable, the rights and benefits under such Plastics Asset and assume and be responsible (and promptly reimburse Seller) for any corresponding Liabilities in relation to such Plastics Asset, in each case with respect to the Non-Assignable Asset or the Third Party Consent or authorization has not been obtained in accordance with this Agreement; and (b) if the asset in question is a Chemicals Asset, Buyer shall cooperate with Seller and enter into any lawful and reasonable arrangement reasonably requested by Seller under which Seller (or one of its Subsidiaries) shall obtain, to the extent practicable, the rights and benefits under such Chemicals Asset and assume and be responsible (and promptly reimburse Buyer) for any corresponding Liabilities in relation to such Chemicals Asset, in each case with respect to the Non-Assignable Asset or the Third Party Consent or authorization has not been obtained in accordance with this Agreement. Such reasonable arrangement may include the entering into of a subcontract, sublicense, sublease or other similar arrangement between Seller and Buyer and/or their applicable Subsidiaries. During the period from Closing until such Third Party Consents, or other consents or approvals required to assign and transfer the Non-Assignable Assets, are obtained, Seller will use reasonable best efforts to (i) continue to seek to obtain any such consents or approvals and (ii) enforce the Non-Assignable Assets or other Contracts, assets or rights subject to such Third Party Consent subject to an arrangement described in the preceding sentence for the benefit of Buyer and/or its applicable Subsidiary.

Section 6.06. Guarantees; Other Obligations. At or before the Closing, Buyer shall, with the cooperation of Seller and subject to Seller providing reasonable access to the beneficiaries under the applicable Seller Guarantees, in respect of each of the Seller Guarantees (x) outstanding as of the Agreement Date, which are as set forth on Schedule 6.06 of the Seller Disclosure Letter (but excluding, for the purpose of this sentence, any Seller Guarantees in respect of any Chinese Credit Facilities) or (y) entered into during the Pre-Closing Period to the extent permitted under Section 6.01(a), use reasonable best efforts to (i) arrange for a substitute letter of credit, guarantee or other obligations of Buyer or the Transferred Entities to replace such Seller Guarantee, or (ii) assume all obligations under such Seller Guarantee, in each case, by using reasonable best efforts to obtain from the creditor, beneficiary or other counterparty a full release (in a form reasonably satisfactory to Seller) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under such Seller Guarantee (for the avoidance of doubt, in each case, with effect only from and after the Closing). To the extent such a full release is not obtained in respect of any such Seller Guarantee or any Seller Guarantee relating to any Chinese Credit Facilities, in each case that has not otherwise been terminated or expired by its terms, Buyer shall, with effect from the Closing, indemnify, defend and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, all amounts paid to the creditor, beneficiary or other counterparty thereof as a result of the enforcement of such Seller Guarantee (including, for the avoidance of doubt, any Seller Guarantee relating to any Chinese Credit Facilities) against Seller by any such Person (including costs or expenses in connection with performing under that Seller Guarantee, including (except in the case of any Seller Guarantee relating to any Chinese Credit Facilities) Seller’s and its Affiliates’ out-of-pocket expenses, if any, in maintaining that Seller Guarantee, regardless of whether that Seller Guarantee is drawn upon or required to be performed) by Seller or its applicable Affiliate thereunder with respect to any Assumed Liabilities, and shall in any event reasonably promptly reimburse Seller and its Affiliates to the extent that Seller Guarantee is so called upon in respect of Assumed Liabilities (including, to the extent that the Chinese Credit Facilities remain outstanding following the Closing Date, the principal amount of such Chinese Credit Facilities and any interest, fees and other amounts payable in respect of the Chinese Credit Facilities constituting Final Assumed Indebtedness but excluding, for purposes of this sentence, interest, fees and other amounts that are payable in respect of such Chinese Credit Facilities and did not constitute Final Assumed Indebtedness) and Seller or any of its Affiliates makes any required payment or is obligated to reimburse the party issuing the Seller Guarantee or any obligation supported by that Seller Guarantee (or promptly after any other such expenses are incurred). Without the prior written consent of Seller, Buyer shall not, and shall not permit its Affiliates to enter into, renew or extend the term of, increase the maximum obligations under or transfer to any third party, any Seller Guarantee or any contract or agreement relating thereto. Neither Seller nor its Subsidiaries will have any obligation to renew any Seller Guarantee after expiration of such Seller Guarantee.

Section 6.07. Intercompany Obligations. Seller shall take or cause to be taken such actions and/or make or cause to be made such payments as may be necessary or appropriate as determined by Seller in consultation with Buyer so that, as of the Closing Date, there shall be no intercompany Liabilities or obligations (other than Liabilities or obligations (a) pursuant to the Transaction Agreements, (b) that will be reflected as current liabilities in the Final Working Capital Statement or (c) as set forth on Schedule 6.07 of the Seller Disclosure Letter) between the Transferred Entities, on the one hand, and Seller and its Affiliates (other than the Transferred Entities), on the other hand. Nothing in this Section 6.07 shall require Seller to terminate or cancel any intercompany obligations exclusively between or among the Transferred Entities.

Section 6.08. Cooperation. During the Pre-Closing Period, (a) each of Seller and Buyer shall, and shall cause their respective Affiliates (including the Parent Group) to (i) refrain from knowingly taking any actions with the intent to, and that would reasonably be expected to, materially impair, delay or impede the Closing; (ii) refrain from entering into or announcing any strategic transaction that involves the acquisition by Buyer of any plastics distribution business (other than as required by applicable Law) and (iii) use reasonable best efforts to cause all Closing Conditions of the other Party to be met as promptly as practicable; and (b) each Party shall keep the other Party reasonably apprised of the status of the matters relating to the completion of the Transactions, including with respect to the satisfaction of the Closing Conditions of the other Party and, in the case of Seller’s obligations, with respect to the completion of the Mergers and the satisfaction of the closing conditions in the Merger Agreement.

Section 6.09. Asset Transfers. Notwithstanding anything in this Agreement to the contrary, at or prior to the Closing, subject to applicable Law, Seller shall, and shall cause its Affiliates (including the Parent Group) to, in each case at Seller’s sole cost and expense, (a) to the extent that any Plastics Assets are not held by Transferred Entities, (i) to sell, convey, assign and transfer to the Transferred Entities, the Plastics Assets, free and clear of all Liens, other than Permitted Liens, (ii) to the extent such Plastics Assets are comprised of Plastics Business Registered Intellectual Property Rights, use reasonable best efforts to record such sale, conveyance, assignment or transfer with the applicable Government Authorities (including the United States Patent and Trademark Office) (and, to the extent such recordations are not completed prior to Closing, to continue to use reasonable best efforts to do so until such actions are complete) and (iii) to the extent such Plastics Assets are comprised of Owned Real Property, the conveyance or transfer of such Owned Real Property shall be by quitclaim or other form of deed without warranty, except, to the extent required by the title insurance company in order for Buyer to obtain title insurance insuring a Transferred Entity’s fee simple title to any such Owned Real Property, the conveyance shall be by special warranty deed or local equivalent; (b) to the extent that any Chemicals Assets are held by Transferred Entities, sell, convey, assign and transfer to Seller or Affiliates of Seller (including the Parent Group) other than the Transferred Entities, the Chemicals Assets, free and clear of all Liens, other than Permitted Liens; (c) to the extent that any Assumed Liabilities are not Liabilities of the Transferred Entities, cause the Assumed Liabilities to be assumed by the Transferred Entities; (d) to the extent that any Retained Liabilities are Liabilities of the Transferred Entities, cause the Retained Liabilities to be assumed by Seller or Affiliates of Seller (including the Parent Group) other than the Transferred Entities and (e) to effect the transactions set forth on Schedule I (collectively, the “Asset Transfers”). Seller or Buyer may propose changes to Schedule I consistent with the intent of this Agreement at any time during the Pre-Closing Period and Buyer and Seller, as applicable, shall consider any such proposal in good faith and shall not unreasonably withhold, condition or delay its consent to such proposed changes. Seller and Buyer understand and agree that any transfers, assignments, sales or other dispositions of assets, interests, rights, obligations, capital stock, employees or otherwise, whether from a Transferred Entity to Seller or one or more of its

Affiliates (other than a Transferred Entity but including the Parent Group), or from Seller or one or more of its Affiliates (other than a Transferred Entity but including the Parent Group) to a Transferred Entity, shall be (x) at Seller’s sole cost and expense; (y) in accordance with applicable Law; and (z) without prejudice to (or otherwise limiting or modifying) the other terms and provisions of this Agreement (including the representations and warranties set forth in this Agreement or any certificate delivered hereunder), made on an “as is”, “where is” basis, without any other representation or warranty of any kind and without recourse to the Person making such transfer, sale, assignment, or other disposition (and, for the avoidance of doubt, the Parties agree that no actions or documentation of Seller or any of its Affiliates implementing the Asset Transfers will be required to repeat any representations and warranties set forth in this Agreement or any Transaction Agreement). Seller shall use commercially reasonable efforts to file, provide or otherwise obtain, as applicable, all Consents, notices, filings, waivers, assignment agreements and recordings required in connection with the Asset Transfers, including to enable the Transferred Entities to conduct their business in all material respects in accordance with applicable Law and Contract requirements immediately following the Closing (and in the event the Closing occurs and any such costs and expenses associated with the foregoing matters described in this sentence have not been paid by Seller or such obligations have not been fulfilled, Seller shall, continue to be responsible for such costs, expenses and obligations and shall satisfy the same at Buyer’s reasonable discretion).

Section 6.10. Financing.

(a) During the Pre-Closing Period, subject to the limitations set forth below, and unless otherwise agreed by Buyer, Seller will instruct the management of the Plastics Business to, and will use reasonable best efforts to cause the Transferred Entities and their respective accountants, legal counsel and other advisors and representatives to, cooperate with Buyer as reasonably requested by Buyer and as is customary for financings of the type contemplated by the Debt Commitment Letters, and at Buyer’s sole expense, in connection with Buyer’s arrangement of, and obtaining the proceeds of, Debt Financing (including, for purposes of this Section 6.10(a) an offering of debt securities of the type contemplated by the Debt Commitment Letters); provided, however, that such cooperation shall not be required to the extent it would: (i) require (A) the entry by Seller or any of its Affiliates (other than the Transferred Entities) into any agreement or instrument (whether or not conditioned on the Closing), (B) the entry by any Transferred Entity into any agreement the effectiveness of which is, or any of such Transferred Entity’s obligations thereunder are, not conditioned on the Closing (other than customary authorization letters in connection with any syndication materials related to the Debt Financing) or (C) any Transferred Entity or its pre-Closing directors, officers, managers, general partners or employees to execute, deliver or enter into, approve or perform any agreement, document or instrument with respect to the Debt Financing (other than customary authorization letters in connection with any syndication materials related to the Debt Financing), (ii) unreasonably interfere with the normal operations of Seller or any of its Subsidiaries (including the Transferred Entities), or the Plastics Business, (iii) include any actions that would reasonably be expected to (A) result in a violation of any Contract (including the Existing Credit Facilities) or confidentiality agreement or any Law, or the loss of any legal or other privilege, or (B) cause any representation, warranty, covenant or other obligation of Seller in the Transaction Agreements to be breached or any Closing Condition to fail to be satisfied, (iv) involve approaching any third parties prior to Closing to discuss agreements limiting the rights of such third parties, (v) involve consenting to the pre filing of UCC-1s or any other grant of Liens or other encumbrances prior to the Closing, (vi) require the giving of representations or warranties to any third parties (other than pursuant to customary authorization letters in connection with any syndication materials related to the Debt Financing) or the indemnification thereof, (vii) require the waiver or amendment of any terms of this Agreement or the payment of any fees or expenses for which Seller has not received prior reimbursement or the incurrence of any liabilities whatsoever prior to the Closing, (viii) cause any director, officer or employee of Seller or any of the Transferred Entities to incur any personal liability (including that none of the board of directors of Seller or the Transferred Entities shall be required to enter into any resolutions or take any similar action approving the Financing until the Closing has occurred or is to occur concurrently with such action), (ix) require the preparation or delivery of any projections or pro forma financial information, (x) require the preparation or delivery of (A) any audited financial statements or (B) except to the extent required by clause (C) of the next sentence, any unaudited financial statements, in each case in a form or subject to a standard different than those provided to Buyer on or prior to the Agreement Date or (xi) require delivery of any legal opinions. Subject to the foregoing limitations, such cooperation will include using reasonable best efforts to (A) make appropriate officers of the Transferred Entities available for participation in a reasonable number of meetings, conference calls, due diligence sessions, roadshows, and rating agency presentations; (B) assist in the preparation of a customary bank information memorandum (including, to the extent necessary, additional bank information memoranda that do not contain material non-public information), offering memorandum, lender presentation, investor presentation, marketing materials and similar marketing and syndication documents, customary materials for rating agency presentations, and customary authorization letters (and execute such authorization letters); (C) prepare and furnish Buyer and the Lenders the Required Bank Information; (D) cause the independent auditors of the Plastics Business to provide, consistent with customary practice, customary auditors consents and customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Transferred Entities and their Subsidiaries as reasonably requested by Buyer and necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act); (E) assist reasonably with the preparation of definitive financing documentation and the schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive financing documentation; (F) facilitate the pledging from and after the Closing of collateral for the Debt Financing (including delivery of original stock certificates and original stock powers of the Transferred Entities to the extent required on the Closing Date in connection with the Debt Financing); (G) cooperate with Buyer in obtaining customary appraisals and field exams required in connection with the Debt Financing upon reasonable prior notice during normal business hours and in completing any borrowing base certificate required in connection with the Debt Financing, including permitting prospective lenders or investors involved in the Debt Financing to evaluate the Transferred Entities’ inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting field exams, the commercial finance examinations and inventory, equipment and real property appraisals) and conduct other customary collateral-related diligence, in each case to the extent necessary or advisable to obtain any portion of the Debt Financing consisting of an asset-based credit facility; and (H) provide to Buyer and the

Lenders at least three (3) Business Days prior to the Closing Date, to the extent requested in writing at least eight (8) Business Days prior to the Closing Date, (1) all documentation and other information regarding the Transferred Entities required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (2) if the Transferred Entities qualify as “legal entity customers” under the Beneficial Ownership Regulation, information regarding the Transferred Entities (but not, for the avoidance of doubt, information regarding Seller or any of its Subsidiaries other than the Transferred Entities, or the direct or indirect ownership or owners of the Transferred Equity Interests from and after the Closing) necessary to complete a Beneficial Ownership Certification with respect to the Transferred Entities. Buyer agrees that the effectiveness of any documents executed by or on behalf of the Transferred Entities in connection with the Debt Financing shall be subject to, and shall not be effective until, the consummation of the Closing, and that in no event shall Seller or any of its Affiliates (other than the Transferred Entities) be required to execute or deliver any documents or take or approve any other corporate action in connection with the Debt Financing (other than as expressly provided by Section 6.11). All non-public or otherwise confidential information regarding Seller or any of the Transferred Entities obtained by Buyer pursuant to this Section 6.10(a) shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer shall be permitted to disclose such information (a) to rating agencies, the Lenders and potential Lenders, participants, prospective participants, hedging counterparties or prospective hedging counterparties in accordance with the terms of the Debt Commitment Letters, subject to the acknowledgment and agreement by such recipient that such information is being disseminated on a confidential basis and that such recipient shall not disclose such information to any other Person, subject only to customary exceptions in no event more extensive than those set forth in the confidentiality provisions of the Debt Commitment Letters as in effect as of the date hereof (including, without limitation, as agreed in any confidential information memorandum or other marketing materials, which may be by “click-through” agreement or other affirmative action on the part of the recipient to access such information) in accordance with standard syndication processes or customary market standards for dissemination of such type of information and (b) in any offering memorandum, provided, in the case of this clause (b) that (i) Buyer provides to Seller a draft of such offering memorandum reasonably in advance of the distribution thereof, (ii) confidential information of the type included in such draft offering memorandum is customarily disclosed in offering memoranda for offerings of debt securities pursuant to Rule 144A of a type similar to that being arranged by Buyer and (iii) to the extent Seller determines that it is necessary or desirable for Seller (or its Affiliates (including, following consummation of the Mergers, the Parent Group)) to file a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as amended, that contains material non-public information with respect to the Transferred Entities contained in any such offering memorandum, Purchaser shall give Seller (or its Affiliate (including, following consummation of the Mergers, the Parent Group)) an opportunity to file such Current Report on Form 8-K before Buyer distributes such offering memorandum. As a condition to Seller’s obligations pursuant to this Section 6.10, Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and expenses and disbursements) incurred by Seller or any of the Transferred Entities in connection with the cooperation contemplated by this Section 6.10 and shall indemnify and hold harmless Seller, its Affiliates and their respective Representatives for and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them pursuant to this Section 6.10 and any information utilized in connection therewith (other than information provided by the Seller or any of its Affiliates). Seller consents to the customary and reasonable use of the logos in respect of the Plastics Business solely in connection with any Debt Financing; provided that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Seller or any of its Subsidiaries or Affiliates or the reputation or goodwill of Seller or any of its Subsidiaries or Affiliates.

(b) Buyer shall not permit any assignment, amendment or modification to be made to, or any waiver of any provision or remedy under, any Commitment Letter, in each case without obtaining Seller’s prior written consent if such assignment, amendment, modification or waiver (i) reduces the aggregate amount of the Debt Financing to an amount such that the Closing could not be consummated without a corresponding increase in the Equity Financing, (ii) reduces the aggregate amount of the Equity Financing, (iii) imposes any additional (or adversely modifies any existing) condition precedent to the availability of the Financing, (iv) adversely impacts the ability of Buyer to enforce its rights against the other parties to the Commitment Letters or (v) would otherwise reasonably be expected to prevent, impede or delay the funding of the Financing on the Closing Date or the consummation of the transactions contemplated by this Agreement; provided that Buyer shall be permitted to amend, restate, supplement or otherwise modify the Debt Commitment Letter to add lenders, arrangers, book-runners, syndication and documentation agents or similar entities who have not executed the Debt Commitment Letter as of the Agreement Date, subject to the limitations set forth in this Section 6.10(b). In addition to the foregoing, Buyer shall not release or consent to the termination of any Debt Commitment Letter or of any Lender except (i) for replacements of Lenders in accordance with the last paragraph of Section 1 of the Debt Commitment Letters as in effect as of the date hereof, (ii) for replacements of any Debt Commitment Letter with alternative financing in accordance with Section 6.10(e) or (iii) with Seller’s prior written consent.

(c) Buyer shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to obtain the Equity Financing, including by using reasonable best efforts to (i) maintain in effect the Equity Commitment Letters, (ii) ensure the accuracy of all representations and warranties of Buyer, if any, set forth in the Equity Commitment Letters, (iii) comply with its obligations under the Equity Commitment Letters, (iv) satisfy on a timely basis all conditions applicable to Buyer in the Equity Commitment Letters that are within its control, (v) enforce its rights under the Equity Commitment Letters and (vi) consummate the Equity Financing at the Closing when required pursuant to the terms of the Equity Commitment Letters, including by causing the Equity Investor to fund the Equity Financing at the Closing when required pursuant to the terms of the Equity Commitment Letters.

(d) Buyer shall use its reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby as promptly as practicable on the terms and conditions described in each Debt Commitment Letter, including by using its reasonable best efforts to (i) maintain in effect each Debt Commitment Letter, (ii) comply with its obligations under each Debt Commitment Letter, (iii) as promptly as practicable negotiate, execute and deliver definitive agreements with respect to each Debt Commitment Letter on the terms and conditions contained therein, (iv) satisfy on a timely basis all conditions and obligations applicable to Buyer in each Debt Commitment Letter and such definitive agreements that are within its control, (v) enforce its rights under each Debt Commitment Letter and such definitive agreements and (vi) upon satisfaction or waiver of the conditions set forth in Section 11.02 and in the Debt Commitment Letters (other than those conditions that, by their terms, are to be satisfied at Closing), consummate the Debt Financing at the Closing (which, for the avoidance of doubt, shall include agreeing to consummate the Debt Financing even if any flex rights are exercised to their maximum extent).

(e) If any portion of the Debt Financing becomes unavailable on the terms (including any flex rights) and conditions contemplated in the Debt Commitment Letters, Buyer shall use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, (i) alternative financing for any such portion from alternative sources and (ii) one or more new Debt Commitment Letters and new definitive agreements with respect to such alternative financing that provides for financing (A) not imposing any new or additional condition or otherwise expanding any condition to draw and other terms that would reasonably be expected to affect the availability thereof at Closing and (B) in an amount that is sufficient, when added to any portion of the Financing that is available, to pay in cash all of the Required Amount. Buyer shall promptly provide Seller with a copy of any new Debt Commitment Letters and any fee letter (as redacted to remove any fees, interest rates, “market flex” rights, and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of such alternative financing) in connection therewith. If any new Debt Commitment Letters are obtained, (x) any reference in this Agreement to the “Commitment Letters” or “Debt Commitment Letters” shall be deemed to include such new Debt Commitment Letters to the extent still then in effect (together with any accompanying fee letter), (y) any reference in this Agreement to the “Financing” or the “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing and (z) any reference in this Agreement to the “Lenders” shall be deemed to include the lender parties to such new Debt Commitment Letters to the extent still then in effect.

(f) Buyer shall (i) keep Seller reasonably informed on a reasonably current basis in reasonable detail of all material activity concerning the Financing (including the status of its efforts to obtain the Financing or any alternative financing pursuant to Section 6.10(e)) and (ii) promptly provide Seller with copies of all executed amendments, modifications or replacements of any Debt Commitment Letter (it being understood that any amendments, modifications or replacements shall only be as permitted herein) and all definitive agreements related to the Financing, and such other reasonable updates as shall be reasonably requested by Seller for purposes of monitoring the progress of the financing activities; provided, however, that nothing in this sentence or the immediately preceding sentence shall require Buyer to disclose any information that is subject to the attorney-client privilege or the disclosure of which would result in the breach of any of Buyer’s confidentiality obligations. Without limiting the generality of the foregoing, Buyer shall promptly notify Seller (A) of any actual or threatened breach or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default) by any party to the Commitment Letters or definitive agreements related to the Financing of which Buyer becomes aware, (B) of the receipt by Buyer of any written notice or communication from any Equity Investor or Lender with respect to any breach (or threatened breach) or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default), or any termination or repudiation, in each case by any party to a Commitment Letter or any definitive agreements related to the Financing of any provisions of any Commitment Letter or such definitive agreements and (C) if for any reason Buyer at any time believes it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or any definitive agreements related to the Financing.

(g) For the avoidance of doubt, Buyer’s obligation to consummate the Transaction is not conditioned on the Financing (including any alternative financing pursuant to Section 6.10(e)) being obtained.

Section 6.11. Existing Indebtedness.

(a) On or prior to the Closing Date, Seller shall deliver to Buyer executed payoff letters (and shall use reasonable best efforts to deliver to Buyer drafts of such payoff letters on or before the third (3rd) Business Day prior to the Closing Date), in customary form, from any of the holders (or the agent or trustee on behalf thereof) of Indebtedness under the agreements set forth in clause (a) of the definition of Existing Credit Facilities (such letters, the “Payoff Letters”), each of which shall (i) include the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations (other than indemnity and contingent liabilities) and all fees, costs and expenses under the applicable agreements evidencing such Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, (ii) provide that upon receipt of the applicable payoff amounts, the applicable agreements evidencing such Indebtedness shall be terminated (other than any provisions that by their terms survive the termination thereof), (iii) provide that all Liens on the assets and properties of the Transferred Entities (including the equity interests thereof) securing any such Indebtedness and all guarantees of such Indebtedness by the Transferred Entities shall be, upon the payment of the applicable payoff amounts on the Closing Date, released and terminated and (iv) include a customary commitment by such holders (or such agent or trustee on behalf thereof) to execute and provide documentation and filings reasonably necessary to evidence the release or termination of such Liens (which release and termination shall be at Seller’s expense).

(b) If the Closing will occur after the consummation of the Mergers and the incurrence by the Transferred Entities of guarantees of and granting by the Transferred Entities of Liens securing Indebtedness under the agreements set forth in clause (b) of the definition of Existing Credit Facilities, Seller shall deliver to Buyer at the Closing customary evidence of the release of all Liens on the assets and properties of the Transferred Entities securing Indebtedness (including the equity interests thereof) under the agreements set forth in clause (b) of the definition of Existing Credit Facilities and the release of any guarantees of such Indebtedness by the Transferred Entities (it being understood that Seller shall request from the holders of such Indebtedness (or the agent or trustee on behalf thereof) that such customary evidence includes the items described in Section 6.11(a)(iv) in respect thereof).

(c) Prior to Closing, Seller shall (i) use its reasonable best efforts to obtain any consents or approvals from the applicable Government Authorities or otherwise required under applicable Law and under the Chinese Credit Facilities to pay and fully satisfy all obligations under the two short-term borrowings under credit facilities available to Nexeo Solutions’ operations in the PRC (the “Chinese Credit Facilities”) as disclosed in Note 7 of Nexeo Solutions’ Annual Report on Form 10-K for the fiscal year ended September 30, 2018 (including all letters of credit issued to secure the Chinese Credit Facilities) at or prior to Closing and (ii) to the extent such consents or approvals are obtained prior to the Closing, repay and fully satisfy, or cause to be repaid and fully satisfied, all obligations under such Chinese Credit Facilities at or prior to the Closing. To the extent such consents or approvals are not obtained prior to the Closing, Buyer shall use reasonable best efforts to obtain (at Seller’s sole cost and expense to the extent Buyer informs Seller prior to the incurrence of any such cost or expense and Seller approves such incurrence (such approval not to be unreasonably withheld, delayed or conditioned), which shall be promptly paid by Seller) any consents or approvals from the applicable Government Authorities or otherwise required under applicable Law and under the Chinese Credit Facilities to pay and fully satisfy all obligations under the Chinese Credit Facilities as promptly as practicable following Closing and, to the extent such consents or approvals are obtained, repay and fully satisfy, or cause to be repaid and fully satisfied, all obligations under such Chinese Credit Facilities as promptly as practicable following Closing; provided, that, until the Chinese Credit Facilities are repaid and satisfied in full, Seller shall be solely responsible for, and promptly satisfy, any and all Liabilities in connection with maintaining the Chinese Credit Facilities (or any Seller Guarantees relating thereto) following the Closing, including any interest, fees or charges or otherwise related thereto to the extent that such Liabilities are not Final Assumed Indebtedness. For the avoidance of doubt, the first sentence of this Section 6.11(c) shall not require Seller or any of its Subsidiaries to incur or pay any consent fee or any other cost, expense, or liability, other than de minimis out-of-pocket costs and expenses, in connection with seeking the consents or approvals described in the foregoing clause (i).

Section 6.12. Title Insurance; Surveys. In the event Buyer desires to obtain (a) title insurance for any or all of the Owned Real Property or the Leased Real Property or (b) an American Land Title Association survey (or other customary survey in the applicable jurisdiction outside of the U.S.) of the Owned Real Property, Seller shall reasonably cooperate with Buyer’s efforts to obtain such insurance and/or survey, it being agreed that (i) such title insurance and survey expenses shall be at Buyer’s cost, and (ii) without having the effect of materially increasing Seller’s liability beyond elsewhere set forth in this Agreement (including, without limitation, the amount, thresholds, caps and survival periods set forth in ARTICLE X hereof in respect of indemnification), Seller shall take all reasonable efforts to provide such owner’s title affidavits and other documentation that the title company may reasonably require, to enable the title company to issue its title insurance policy in the amount reasonably elected by Buyer (subject only to the receipt of the standard premiums for same), insuring Buyer’s or the Transferred Entities’ interest in the Owned Real Property and/or Leased Real Property, as applicable, free and clear of all Liens other than Permitted Liens, together with such endorsements as Buyer may elect and bear the cost of.

Section 6.13. Separation Documentation.

(a) The Parties agree, promptly following the execution of this Agreement, to negotiate in good faith and execute and deliver (i) the definitive transition services agreement, incorporating the terms and provisions set forth on Exhibit D, with such changes and such exhibits and schedules as may be mutually agreed between the Parties, acting reasonably and in good faith, and as necessary for the condition set forth in Section 11.02(a)(i)(A)(z) to be satisfied as of the Closing (the “Transition Services Agreement”); (ii) the definitive warehouse service agreement, incorporating the terms and provisions set forth on Exhibit E, with such changes and such exhibits and schedules as may be mutually agreed between the Parties, acting reasonably and in good faith, and as necessary for the condition set forth in Section 11.02(a)(i)(A)(z) to be satisfied as of the Closing (the “Warehouse Service Agreement”); (iii) the definitive agreements with respect to certain real property set forth on Exhibit F, incorporating the terms and provisions set forth on Exhibit F, with such changes as may be mutually agreed between the Parties, acting reasonably and in good faith, and as necessary for the condition set forth in Section 11.02(a)(i)(A)(z) to be satisfied as of the Closing (the “Real Property Agreements”); and (iv) the definitive Intellectual Property Assignment Agreement and Trademark Agreement, incorporating the terms and provisions and pursuant to the set forth their respective definitions in Exhibit A, with such changes and such exhibits and schedules as may be mutually agreed between the Parties, acting reasonably and in good faith, and as necessary for the condition set forth in Section 11.02(a)(i)(A)(z) to be satisfied as of the Closing (such definitive Intellectual Property Assignment Agreement and Trademark Agreement, together with the Real Property Agreements, the Transition Services Agreement and the Warehouse Service Agreement, the “Transitional Arrangements”). The Parties agree to use their respective reasonable best efforts to finalize and agree upon the final terms of the Transitional Arrangements as promptly as practicable and hereby agree to execute and deliver, or cause to be executed and delivered, the Transitional Arrangements at the Closing. Seller shall cause the Separation Executives to participate and cooperate directly with Buyer to assist in finalizing the Transitional Arrangements.

(b) If, in the course of negotiating the definitive terms and conditions of the Transitional Arrangements, either Party determines that a dispute has arisen that could reasonably be expected (i) to prevent the Parties from finalizing the forms of the Transitional Arrangements at least fifteen (15) Business Days prior to the anticipated Closing Date or (ii) to prevent the Parties from being able to execute and deliver the Transitional Arrangements at the Closing, then such Party may deliver a notice to the other Party describing the nature of the dispute in reasonable detail (such notice, a “Notice of Transition Dispute”). Following the delivery of a Notice of Transition Dispute, the Parties will continue to negotiate in good faith for a period of five (5) Business Days in order to resolve the matter that is the subject of such Notice of Transition Dispute and, if following the expiration of such five (5) Business Day period, the Parties have not resolved the matter in question, then Tony W. Lee, on behalf of Buyer, and Carl J. Lukach, on behalf of Seller, will, within three (3) additional Business Days thereafter, meet in person, at the offices of Wachtell, Lipton, Rosen & Katz, to resolve such dispute. If either Party’s designee fails to make himself available to attend in person a meeting during such three (3) Business Day period, then the position of the other Party shall prevail with respect to such dispute. The dispute resolution mechanism contained in this Section 6.14(b) shall, in respect of any disputes not resolved (including by virtue of the immediately preceding sentence not being invoked) pursuant to the procedures herein, not be an exclusive remedy and each Party shall retain all rights in law and equity (subject to the terms and conditions of this Agreement) in respect of any such dispute not so resolved.

Section 6.14. Exclusivity. Section 1 of the Exclusivity Agreement, dated as of December 12, 2018 (the “Exclusivity Agreement”), by and among One Rock Capital Management, LLC, Buyer and Parent is incorporated by reference in this Agreement, mutatis mutandis, as if the provisions set forth therein were included in this Agreement in their entirety, except that, for purposes of this Agreement, the term “Exclusivity Period” set forth in the Exclusivity Agreement shall mean the period commencing on the date of this Agreement and ending on the Closing Date.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.01. Access.

(a) From and after the Closing Date, in connection with any reasonable business purpose, including the preparation or amendment of Tax Returns, claims or obligations of or to third parties (but not claims or disputes between the Parties) relating to the Plastics Business, financial statements, the SEC or bank regulatory reporting obligations, or the determination of any matter relating to the rights or obligations of the Parties or any of their Affiliates under any Transaction Agreement (other than claims or disputes between the Parties), during normal business hours, upon reasonable prior notice, and except to the extent necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege) or (iii) comply with any contractual confidentiality obligations, each of the Parties shall, and shall cause each of their respective Affiliates (including, with respect to Buyer, the Transferred Entities) and their respective Representatives to (A) afford the requesting Party and its Representatives and their respective Affiliates reasonable access, during normal business hours, to the books and records of the requested Party and its Affiliates in respect of the Transferred Entities and the Plastics Business, (B) furnish to the requesting Party and its Representatives and their respective Affiliates such additional financial and other information regarding the Transferred Entities, their respective Affiliates and the Plastics Business as such Party or its Representatives may from time to time reasonably request and (C) make available to the requesting Party and its Representatives and their respective Affiliates those employees of the requested Party or its Affiliates whose assistance, expertise, testimony, notes or recollections or presence may be necessary to assist the requesting Party, its Representatives or their respective Affiliates in connection with inquiries for any purpose referred to above, including the presence of such persons for interviews and depositions and as witnesses in hearings or trials for such purposes, in each case at the requesting Party’s expense; provided, however, that such investigation shall not unreasonably interfere with the business or operations of either Party or any of its Affiliates; and provided, further, that (i) neither Party nor any of its Affiliates shall be required to provide any consolidated, affiliated, combined, unitary or similar Tax Return of any such Party or Affiliate (other than Tax Returns that relate solely to the Transferred Entities) and (ii) the auditors and accountants of each Party or its respective Affiliates shall not be obligated to make any work papers available to any Person. Reference in this Section 7.01(a) to Affiliates of Seller shall include the Parent Group.

Section 7.02. Directors’ and Officers’ Indemnification.

(a) From and after the Closing, Buyer shall, and shall cause each Transferred Entity to, except as otherwise required by applicable Law, indemnify, defend and hold harmless, all of the respective past and present directors and officers of Seller and the Plastics Business Subsidiaries (collectively, the “D&O Indemnified Parties”) against any and all Losses incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such D&O Indemnified Party is or was a director or officer of Seller, any Transferred Entity or any other Plastics Business Subsidiary or is or was serving at the request of Seller, any Transferred Entity or any other Plastics Business Subsidiary as a director or officer of any other Person, whether asserted or claimed before, at or after the Closing (including with respect to acts or omissions in connection with the Transaction Agreements and the consummation of the Transactions, but not with respect to acts or omissions primarily in connection with the Merger Agreement and the consummation of the Merger) (a “D&O Indemnifiable Claim”), and provide advancement of D&O Expenses to the D&O Indemnified Parties in connection with any D&O Indemnifiable Claim to the fullest extent permitted by applicable Law, including pursuant to any certificate of incorporation, bylaws, other comparable organizational documents and indemnification agreements, if any, in existence before the Closing, and cause to be maintained in effect the provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors, officers and employees comparable to those contained in the certificates of incorporation, bylaws and other comparable organizational documents of Seller, the Transferred Entities and the other Plastics Business Subsidiaries, as applicable, as of the Agreement Date. For the purposes of this Agreement, “D&O Expenses” shall include, without limiting any other expenses recoverable under any applicable Law, organizational document or indemnification agreement, reasonable attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim.

(b) The obligations of Buyer, and each Transferred Entity under this Section 7.02 shall not be terminated, amended or modified in any manner so as to adversely affect any D&O Indemnified Party (including such Person’s successors, heirs and legal representatives) to whom this Section 7.02 applies without the written consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 7.02 applies shall be third party beneficiaries of this Section 7.02, and this Section 7.02 shall be enforceable by such D&O Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Buyer and each Transferred Entity).

(c) If, following the Closing, any Transferred Entity, or any of their respective successors or assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Transferred Entity or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 7.02.

(d) The rights of the D&O Indemnified Parties under this Section 7.02 shall be in addition to any rights such D&O Indemnified Parties may have under the certificates of incorporation or bylaws or other comparable organizational documents of the Transferred Entities, or under any applicable Contracts or Laws, and Buyer shall, and shall cause each Transferred Entity to, honor and perform under all indemnification agreements to which any of the D&O Indemnified Parties is party.

(e) At or prior to Closing, Seller shall, as of the Closing obtain and fully pay for, at Seller’s expense as a Seller Transaction Expense, “tail” insurance policies with a claims period of at least six (6) years from and after the Closing Date, from an insurance carrier with the same or better credit ratings as Seller’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the D&O Indemnified Parties, with terms, conditions, retentions and levels of coverage at least as favorable (in the aggregate) as Seller’s existing D&O Insurance with respect to D&O Indemnifiable Claims; provided that Seller’s obligation to obtain the D&O Insurance shall be satisfied if Parent or Seller obtains “tail” insurance policies on similar terms and coverage pursuant to the Merger Agreement to satisfy such requirements.

Section 7.03. Insurance. From and after the Closing Date, the Transferred Entities shall cease to be insured by Seller’s or its Affiliates’ (including the Parent Group’s) insurance policies or by any of their self-insured programs, and neither Buyer nor its Affiliates shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Transferred Entities or any Assumed Liability or any other Liability arising from the operation of the Plastics Business or the ownership or use of any Plastics Asset before, on or after the Closing, other than (any of the following, a “Transferred Claim”) (i) any Insurance Policy issued in the name and primarily for the benefit of any Transferred Entity; (ii) with respect to any matters covered by an Insurance Policy that are reported (or which Seller or its Affiliates had actual knowledge and failed to report) to the relevant insurer(s) prior to the Closing; (iii) with respect to insurance proceeds that constitute Plastics Assets; or (iv) for claims brought under the insurance policies set forth on the Available Insurance Policies Schedule, for any claim, occurrence or loss that occurred or existed prior to the Closing. Seller or any of its Affiliates may amend, effective at or prior to the Closing, any insurance policies in the manner reasonably appropriate to give effect to this Section 7.03. Other than relating to or in connection with a Transferred Claim, (i) from and after the Closing, Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Transferred Entities and the Plastics Business and (ii) agrees not to seek to assert or to exercise any rights or claims of any Transferred Entities or the Plastics Business under or in respect of any past or current insurance policy of Seller or its Affiliates under which any Transferred Entity or Affiliate thereof or the Plastics Business is a named insured.

Section 7.04. Preservation of Books and Records.

(a) Each of Seller and Buyer shall use commercially reasonable efforts to preserve and keep copies of all books and records in respect of the Plastics Business existing as of the Closing Date in the possession of it or its respective Affiliates (including the Parent Group, in the case of Seller) for the longer of (i) any applicable statute of limitations to the extent such records are relevant to a Tax Return and (ii) a period of six (6) years from the Closing Date.

(b) During such six (6)-year or any applicable longer period, each of Buyer and Seller and its Affiliates (including the Parent Group) shall, upon reasonable notice, shall have reasonable access during normal business hours to examine and inspect such books and records as and to the extent provided in (including only for the purposes and subject to the restrictions as set forth in) Section 7.01. Seller or its Affiliates (including the Parent Group), as applicable, shall return such original books and records to Buyer or such Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence.

Section 7.05. Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other Party, including (a) transferring to Seller or a designated Affiliate any Chemicals Asset or Retained Liability or (b) transferring to Buyer or an Affiliate of Buyer (and having Buyer or such Affiliate accept and assume) any Plastics Asset or Assumed Liability (including documents, bills of sale, forms, authorizations, and assignments that are reasonably necessary or desirable for securing, completing or vesting in Buyer or an Affiliate of Buyer all right, title, and interest in, to and under the Plastics Business Registered Intellectual Property Rights); provided, however, that nothing in this Section 7.05 shall require either Party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing. Reference to Affiliates of Seller in this Section 7.05 shall include the Parent Group.

Section 7.06. Shared Contracts.

(a) With respect to the Shared Contracts, the Parties agree that Seller and its Affiliates (including the Parent Group), and Buyer and its Affiliates, respectively, shall be entitled to continue to derive benefits, and required to assume any obligations and economic burdens related to such benefits, following the Closing, including all related assets, licenses, services, and financial commitments to the extent related to the Plastics Business. Schedule 7.06 sets forth the proposed treatment in connection with the Transactions of the Shared Contracts and Shared Facilities listed in such Schedule 7.06 (including (x) in the case of a Shared Contract, whether such Contract is to be retained by Seller or its Affiliates or transferred to (or if currently a Contract of) a Transferred Entity, and whether each party is to enter into a separate replacement Contract, an amended Shared Contract or other accommodation to provide the Transferred Entities or the Seller and its Affiliates with the continued benefit thereof, and the applicable agreement (such as the Transition Services Agreement) that provides for such treatment and (y) in the case of a Shared Facility, whether such Shared Facility is to be retained by Seller or its Affiliates or transferred to (or if currently owned or leased by) a Transferred Entity, and whether such party shall be entitled to the exclusive use or shared use of such Shared Facility following the Closing and the applicable agreement (such as the Warehouse Service Agreement) that provides for such treatment) (such schedule, the “Shared Contracts and Facilities Schedule”).

(b) From the date hereof until the date that is twenty-four (24) months after the Closing Date, the Parties hereto shall use their commercially reasonable efforts to enter into or to grant, and to cause each third-party counterparty to a Shared Contract to enter into or to grant, any such new agreements or consents as are reasonably necessary to permit Seller and its Affiliates or Buyer and its Affiliates, as applicable, to implement the treatment set forth on the Shared Contracts and Facilities Schedule and, in respect of Shared Contracts (whether or not included on such schedule), otherwise to derive such benefits, and assume such obligations and economic burdens, on an independent basis following the Closing; provided that neither Seller, Buyer nor any of their respective Affiliates shall be required to offer or grant any nonfinancial accommodation in connection therewith.

Section 7.07. Other Transaction Agreements. Post-Closing, Seller, Buyer and their Affiliates (including in the case of Seller the Parent Group) shall cooperate in good faith, to identify additional transition services (and prepare additional transition service schedules) that are reasonably necessary to the operation of the Plastics Business (in the case of Buyer) or the Chemicals Business (in the case of Seller) that were used in the conduct of the Plastics Business or the Chemicals Business, as applicable, during the twelve (12)-month period ended on the date hereof. Upon the identification of any such services, each Party, in consultation with each other, shall use its commercially reasonable efforts to, as soon as reasonably practicable, negotiate a new transition service schedule or an amendment to an existing transition service schedule to the Transition Services Agreement, in either case with respect to such additional transition service and that includes the fees in respect thereof, which fees shall be consistent with the principles set forth of the Transition Services Agreement.

Section 7.08. Return of Chemicals Assets; Transfer of Plastics Assets.

(a) If, at any time after the Closing, any asset held by Buyer or any of its Affiliates (including the Transferred Entities) is ultimately determined to be a Chemicals Asset (including any Registered Intellectual Property Rights that are unintentionally included on Schedule 4.11(a) of the Seller Disclosure Letter) or Buyer or any of its Affiliates is found subject to a Retained Liability, for no additional consideration, (i) Buyer shall return or transfer and convey (without further consideration) to Seller, or to such Affiliate of Seller as Seller may direct, such Chemicals Asset or Retained Liability; (ii) Seller shall, or shall cause its appropriate Affiliate to, assume (without further consideration) such Retained Liability; and (iii) Seller and Buyer shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Chemicals Asset or Retained Liability to Seller or its appropriate Affiliate, in each case such that each Party and its Affiliates are put into the same economic position as if such action had been taken on or prior to the Closing Date. In furtherance of the foregoing, Buyer shall, and shall cause its Affiliates (including the Transferred Entities) to, promptly pay or deliver to Seller (or its designee) any monies or checks which have been sent to Buyer or any of its Affiliates (including the Transferred Entities) by customers, suppliers or other contracting parties of the Chemicals Business in respect of the Chemicals Business or are otherwise due to the Chemicals Business, which should have been sent to Seller or one of its Affiliates (including promptly forwarding invoices or similar documentation to Seller or its designee).

(b) If, at any time after the Closing, any asset held by Seller or its Affiliates is ultimately determined to be a Plastics Asset (including any Registered Intellectual Property Rights that are unintentionally omitted from Schedule 4.11(a) of the Seller Disclosure Letter) or Seller or any of its Affiliates is found to be subject to an Assumed Liability, for no additional consideration, (i) Seller shall return or transfer and convey (without further consideration) to Buyer, or to such Affiliate of Buyer as Buyer may direct, such Plastics Asset or Assumed Liability; (ii) Buyer shall, or shall cause its appropriate Affiliate to, assume (without further consideration) such Assumed Liability; and (iii) Seller and Buyer shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Plastics Asset or Assumed Liability to Buyer or its appropriate Affiliate, in each case such that each Party and its Affiliates are put into the same economic position as if such action had been taken on or prior to the Closing Date. In furtherance of the foregoing, Seller shall, and shall cause its Affiliates to, promptly pay or deliver to Buyer (or its designee) any monies or checks which have been sent to Seller or any of its Affiliates by customers, suppliers or other contracting parties of the Plastics Business in respect of the Plastics Business or which are otherwise due to the Plastics Business and which should have been sent to Buyer or one of its Affiliates (including promptly forwarding invoices or similar documentation to Buyer or its designee).

(c) The provisions of this Section 7.08 shall not apply in respect of Shared Contracts, which are addressed by Section 7.06. References to Affiliates of Seller in this Section 7.08 shall include the Parent Group.

Section 7.09. Non-Competition; Non-Solicitation.

(a) For a period of four (4) years after the Closing Date, Seller will not, and will cause its Affiliates (including the Parent Group) not to, directly or indirectly, engage in any business anywhere in the world that competes with the Plastics Business or the Transferred Entities, or own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, shareholder, member, director, consultant or otherwise, any Person that competes with the Plastics Business or the Transferred Entities; provided, however, that, the acquisition or ownership of less than 5% of the outstanding ownership or voting power of any Person listed on any national securities exchange will not be deemed to be in violation of this Section 7.09(a) as long as Seller or such Affiliate (including the Parent Group) of Seller owning such securities has no other connection or relationship with such Person listed on the applicable national securities exchange; and that this Section 7.09(a) shall not prohibit or be breached as a result of the existence, ownership, operations or activities of the Distrupol businesses of Parent Group in substantially the same manner and scope in which such businesses were owned, operated and engaged on the Agreement Date.

(b) From the Closing Date until the date that is six (6) months after the date on which transition services cease to be provided by either Party pursuant to the Transition Services Agreement, neither Party shall, and each shall cause its respective Affiliates (including the Transferred Entities, in the case of Buyer, and the Parent Group, in the case of Seller) not to, directly or indirectly, solicit for employment any Continuing Employee, in the case of Seller, or employee of Seller or its Affiliates (including the Parent Group), in the case of Buyer, in each case, that is a sales professional or has the title of vice president or senior director, or any more senior title; provided, however, that the foregoing will not restrict either Party’s or its respective Affiliates’ (including in the case of Seller the Parent Group) ability (i) to conduct generalized searches for officers or employees, including through search firms, bona fide public advertisements on websites or in periodicals of general circulation, so long as such searches are not targeted at any such employees (or to hire any person as a result of such searches), or (ii) to solicit (or hire) any person whose employment has been terminated by the other Party or who initiates employment discussions with such Party or its Affiliates (including in the case of Seller the Parent Group) prior to any solicitation by such Party or its Affiliates (including in the case of Seller the Parent Group) in violation of this Section 7.09(b).

(c) The Parties acknowledge and agree that the covenants and provisions in this Section 7.09 are reasonable in duration, geographic area and scope, and are separate and divisible. It is the intention of the Parties that if any of the restrictions or covenants contained in this Section 7.09 is held to be for a length of time, geographical area or scope which is not permitted by applicable Law or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, the courts of the State of Delaware shall construe and interpret or reform Section 7.09(a) or Section 7.09(b), as applicable, to provide for a covenant having the maximum enforceable time period, geographical area, scope and other provisions, in each case not greater than those contained in Section 7.09(a) or Section 7.09(b), as shall be valid and enforceable under such applicable Law.

(d) Seller acknowledges that (i) the goodwill associated with the existing business, customers and assets of the Plastics Business prior to the Closing is an integral component of the value of the Plastics Business and Plastics Assets to Buyer and the Transferred Entities and is reflected in the consideration payable to Seller in connection with the Transactions, and (ii) Seller’s agreement as set forth herein is necessary to preserve the value of the Plastics Business and the Plastics Assets for Buyer following the Closing. Seller also acknowledges that the limitations of time and scope of activity agreed to in Section 7.09(a) are reasonable because, among other things: (A) Buyer and Seller are engaged in a highly competitive industry; (B) Seller has had unique access to the trade secrets and know-how of the Plastics Business and the Transferred Entities, with respect to the Plastics Assets and Assumed Liabilities, including the plans and strategy (and, in particular, the competitive strategy) of the Plastics Business and the Transferred Entities, with respect to the Plastics Assets and Assumed Liabilities; and (C) Seller believes that this Agreement provides no more protection than is reasonably necessary to protect Buyer’s legitimate interest in the goodwill, trade secrets, properties and assets and information of the Plastics Business, Plastics Assets and Assumed Liabilities.

Section 7.10. Mail and Other Communications. After the Closing Date, each of Seller and its Affiliates and Buyer and its Affiliates may receive mail and other communications properly belonging to the other (or the other’s Affiliates). Accordingly, for a period of three (3) years following the Closing Date, each of Seller and Buyer authorizes the other and its Affiliates to receive and open all mail and other communications received by it and not reasonably apparent that it is intended for the other Party (or its Affiliates) or the other Party’s (or its Affiliates’) officers, directors or employees, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party (or have not been opened because they are unambiguously intended for the other Party (or its Affiliates) or the other Party’s (or its Affiliates’) officers or directors), the receiving Party shall promptly deliver such mail or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. The provisions of this Section 7.10 are not intended to, and shall not be deemed to, constitute an authorization by either Seller or Buyer to permit the other or the other’s Affiliates to accept service of process on its behalf and neither Party (nor its Affiliates) is or shall be deemed to be the agent of the other (or the other’s Affiliates) for service of process purposes. Reference in this Section 7.10 to Affiliates of Seller shall include the Parent Group.

Section 7.11. Trademarks.

(a) The Trademark Agreement will set forth, among other things as more fully described in the definition thereof, the terms under which Buyer will be permitted to use certain of those Trademarks retained by Seller (the “Retained Marks”). Subject to the terms of the Trademark Agreement, with respect to certain Retained Marks to be specified in the Trademark Agreement, as soon as reasonably practicable, but in no event later than one (1) year after the Closing (the “Retained Marks Phase-Out Period”), (i) Buyer shall cause each Transferred Entity to change its name and cause its certificate of incorporation (or equivalent organizational document), as applicable, to be amended to remove any and all references to any Retained Marks and (ii) except as permitted by the Trademark Agreement, Buyer shall, and shall cause its Affiliates (including the Transferred Entities) to, remove, paint over, cover or otherwise obliterate all Retained Marks from all assets and other materials owned by the Transferred Entities, including any sales and product literature, vehicles, business cards, schedules, stationery, packaging materials, displays, signage, advertising, marketing, promotional and related materials, training materials, audio and visual materials, manuals, forms, websites, social media pages and accounts, e-mail and e-mail addresses, computer software and other materials and systems, and shall cease and discontinue any other use of the Retained Marks in the operation of their businesses.

(b) Nothing set forth herein or in the Trademark Agreement shall limit Buyer’s solely nominative use of the Retained Marks or Seller’s solely nominative use of the Trademarks transferred to Buyer.

Section 7.12. Intellectual Property License.

(a) License to Buyer. Effective as of the Closing Date, subject to the terms and conditions set forth herein, including Section 7.12(e), Seller on behalf of itself and its Affiliates hereby grants to Buyer and the Transferred Entities and their current and future Affiliates and its and their successors (together, the “Buyer Licensees”) a perpetual, non-exclusive, sublicensable (subject to Section 7.12(e)), non-transferable (except in accordance with Section 7.12(e)), irrevocable, royalty-free, fully paid-up, worldwide right and license under the Seller Licensed Intellectual Property Rights, to copy, use, modify and otherwise exploit the Plastics Assets and to make, have made, use, sell, offer for sale, market, export and import, develop, prepare derivative works of, and manufacture products and services of the Plastics Business, and to otherwise operate the Plastics Business and natural evolutions of all or part thereof following the Closing.

(b) For the avoidance of doubt, the licenses set forth in Section 7.12(a) shall not apply to, or extend to the IT Platform Customizations that are instead subject to Section 7.12(e).

(c) License to Seller. Effective as of the Closing Date, subject to the terms and conditions set forth herein, including Section 7.12(e), Buyer on behalf of itself and the Transferred Entities hereby grant to Seller and its current and future Affiliates (including the Parent Group) and their successors (together, the “Seller Licensees”), and Seller Licensees shall retain, a perpetual, non-exclusive, sublicensable (subject to Section 7.12(d)), non-transferable (except in accordance with Section 7.12(e)), irrevocable, royalty-free, fully paid-up, worldwide right and license under the Buyer Licensed IP to copy, use, modify and otherwise exploit the Chemicals Assets and to make, have made, use, sell, offer for sale, market, export and import, develop, prepare derivative works of, and manufacture products and services of the Seller Licensees, and to otherwise operate their respective businesses other than the Plastics Business.

(d) Sublicensing and Transfers.

(i) Each of the Buyer Licensees and Seller Licensees (each, a “Licensee”) may sublicense the license and rights granted to them pursuant to Section 7.12(a) with respect to Buyer Licensees and pursuant to Section 7.12(c) with respect to Seller Licensees, freely to a third party in connection with the operation of their respective businesses in the ordinary course, including in connection with the manufacture and sale of products; provided, that each Licensee treats any material Trade Secrets or confidential information of the Licensor in the same manner, and with the same degree of care, that it treats its own like confidential information and Trade Secrets, but in no event with less than reasonable care.

(ii) Neither the Buyer Licensees nor the Seller Licensees may transfer any license granted to them pursuant to this Section 7.12, as applicable, except to an Affiliate (including the Parent Group in the case of Seller), to a financing source for collateral purposes, or to any Person in connection with a change of control or sale of all or substantially all of the assets of the business to which such license relates.

(e) IT Platform Customizations License. Effective as of the Closing Date, Seller on behalf of itself and its Affiliates (including the Parent Group) hereby grants to the Buyer Licensees a perpetual, non-exclusive, sublicensable (subject to Section 7.12(e)), irrevocable, royalty-free, fully paid-up, worldwide, non-transferable license (except in accordance with Section 7.12(d)) under the IT Platform Intellectual Property Rights to use, reproduce, prepare derivative works of, display and perform tangible embodiments of, the IT Platform Customizations and otherwise, in connection with their operation of the Plastics Business and natural evolutions of all or part thereof and, in each case, subject to the same confidentiality restrictions applied by the Plastics Business as of the Agreement Date with respect to the confidentiality and non-disclosure of the IT Platform Customizations.

(f) Improvements to IT Platform Customizations. The Buyer Licensees shall own any improvements, modifications and derivative works they may create with respect to the IT Platform Customizations, in each case, subject to Seller’s and any third party’s rights therein. Seller and its Affiliates shall own any improvements, modifications and derivative works they may create with respect to the IT Platform Customizations.

(g) Bankruptcy Rights. All rights and licenses granted to a Licensee under this Section 7.12 are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of Intellectual Property Rights within the scope of Section 101 of the Bankruptcy Code. Each Person granting a right or license under this Section 7.12 (a “Licensor”) acknowledges that each Licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each of Buyer and Seller, on their own behalf and on behalf of the Buyer Licensees and the Seller Licensees (as applicable) irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such Person from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of this Agreement in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.

(h) Disclaimers. Except with respect to representations and warranties expressly stated in this Agreement, which shall remain in full force and effect: (i) all rights and licenses granted pursuant to this Section 7.12, are granted on an “as is,” “where is” basis without representation or warranty of any kind by any Person; (ii) no representations or warranties whatsoever, whether express, implied or statutory, including, without limitation, warranties of merchantability, fitness for a particular purpose, title, custom, trade, non-infringement, non-violation or non-misappropriation of third party intellectual property, are made or given by or on behalf of any Person; and (iii) all such representations and warranties, whether arising by operation of law or otherwise, are hereby expressly excluded.

(i) Trademark Agreement. The Parties agree, promptly following the execution of this Agreement, to negotiate in good faith and execute and deliver the Trademark Agreement.

Section 7.13. Replication and Migration of Plastics Business IT System.

(a) Replication. Prior to Closing, Seller shall establish for the Transferred Entities an information technology system for the Plastics Business as set forth in greater detail in this Section 7.13(a) (“Plastics Business IT System”) that replicates in all material respects the information technology system used as of the Agreement Date by Seller for the Plastics Business (including the commercial platform, the customer portal, the transaction platform, platform customizations and data and information contained therein) (“Original IT System”) and, for the period from the date on which such replication is completed (the “Replication Date”) through the Closing, includes such data and information as the Original IT System had with respect to the Plastics Business prior to the Replication Date. The Plastics Business IT System shall be established in a data center designated by Seller (the “Replication Data Center”). Seller shall effect the foregoing replication, subject to Section 7.13(d), such that Buyer can, in all material respects, operate the Plastics Business (subject to Seller operating the Plastics Business IT System on Buyer’s behalf pursuant to the Transition Services Agreement, including security functions, administration and logistics functions) independently using the Plastics Business IT System (i.e., without the Plastics Business IT System being dependent on any systems of the Chemicals Business, including on the Original IT System). Seller shall (i) ensure that, prior to the Closing, the Plastics Business IT System operates (and is designed to and shall operate immediately following each of the Closing and the migration described in Section 7.13(c)) in all material respects in the same manner the Original IT System; (ii) ensure that, prior to the Closing, the Plastics Business IT System has (and is designed to and shall operate immediately following each of the Closing and the migration described in Section 7.13(c)) the same functionality, configurations and Plastics Business-required interfaces and performs as the Original IT System to the extent related to the Plastics Business, substantially as operated as of the Agreement Date, in each case in all respects material to the Plastics Business; and (iii) ensure that, prior to the Closing, the Plastics Business IT System is successfully tested, and subsequently verified and validated by Buyer acting reasonably and in good faith, including by using test scripts to ensure that it operates (and is designed to and shall operate immediately following each of the Closing and the migration described in Section 7.13(c)) in all material respects in the same manner the Original IT System (which testing shall commence prior to Closing, but may continue following the Closing).

(b) Chemicals Securing and Chemicals Masking. From and after the Replication Date, Seller shall use reasonable best efforts (i) to implement security measures to prevent, from and after the Closing, Buyer, its Affiliates or any of their respective employees, contractors, agents or other personnel from viewing, copying or otherwise accessing data or other information related to the Chemicals Business that has been replicated in the Plastics Business IT System (the “Chemicals Data” and, the implementation of such security measures, the “Chemicals Securing”); and (ii) to permanently mask or otherwise redact the Chemicals Data from the Plastics Business IT System, such that the Chemicals Data is eliminated from the Plastics Business IT System on a permanent basis (the “Chemicals Masking”), including the use of reasonable best efforts to complete the steps required by this clause (ii) prior to the date that is nine (9) months after the Agreement Date (provided, however, that the failure to complete the Chemicals Masking prior to such date shall not, in and of itself, constitute a failure by Seller to use reasonable best efforts). Seller agrees to cooperate reasonably with Buyer in connection with the Chemicals Securing and the Chemicals Masking, and to consult with Buyer in good faith in connection with the design and implementation of the Chemicals Securing and the Chemicals Masking. Seller agrees that the Chemicals Securing and the Chemicals Masking shall not interfere in any material respect with the business functionality of the Plastics Business IT System.

(c) Migration. Seller shall facilitate and implement the migration of the Plastics Business IT System to a Buyer-designated environment as promptly as commercially practicable; provided that notwithstanding anything in this Agreement to the contrary, the Plastics Business IT System shall not be migrated to a Buyer-designated environment prior to the earlier of (i) the completion of the Chemicals Masking and (ii) twelve (12) months after the Agreement Date. Such migration shall occur electronically or otherwise in a manner reasonably agreed upon by Buyer and Seller. To ensure continuity of business operations of the Plastics

Business during and after such migration, Seller shall continue to maintain the Original IT System that relates to the Plastics Business in Seller’s environment after Closing (in furtherance of its obligations of the Transition Services Agreement) at least until the date that on which testing, verification, and validation of the Plastics Business IT System has been completed. In addition to such obligation to maintain the Original IT System that relates to the Plastics Business, Seller shall be permitted to maintain the Original IT System, including such part that relates to the Plastics Business, from the Replication Date through the date that the migration occurs until the later date that is set forth in Section 7.04(a), during which time Seller shall (and shall instruct its Affiliates, including the Parent Group and any and all other third parties within Seller’s control, to) keep confidential and not use the information relating to the Plastics Business (it being understood that the failure of any such Affiliates or third parties to do so shall be deemed a failure to do so by Seller), except as necessary to perform Seller’s obligations under the Transition Services Agreement or as required by Law or Seller’s financial auditors.

(d) Responsibilities. Seller, at its sole cost and expense, shall be responsible for acquiring all hardware, equipment and information technology infrastructure necessary for Seller to perform its replication and other obligations under Section 7.13(a), and Buyer shall not be responsible for reimbursing Seller for, or for removing, relocating, or disposing of, any such hardware, equipment, and information technology infrastructure at the Replication Data Center. Seller, at its sole cost and expense, shall be responsible for (x) obtaining all material rights, licenses, permissions, consents and approvals (including from third-party Software licensors) or provide for alternative arrangements including verbal, written or email consent (it being agreed and understood that Seller shall be responsible for obtaining any consent in writing to the extent a third party disputes any verbal consent) (“IT Arrangements”) to the extent necessary (i) for the replication described in Section 7.13(a), (ii) the provision of services pursuant to the Transition Services Agreement in connection with the operation of the Plastics Business IT System and (iii) use of the Plastics Business IT System by Buyer after the migration described in Section 7.13(c), subject to the last sentence of this Section 7.13(d); and (y) the Chemicals Securing and Chemicals Masking processes pursuant Section 7.13(b). Buyer, however, at its sole cost and expense, shall be responsible for obtaining any IT Arrangements to the extent necessary for Buyer to be able to use the Plastics Business IT System after the Closing Date in a manner that is independent and different from the Original IT System and the services provided by Seller under the Transition Services Agreement, except to the extent that Seller has obtained such IT Arrangements on Buyer’s behalf prior to Closing. Buyer and Seller shall reasonably cooperate to obtain any IT Arrangements to the extent necessary for the operation of the Plastics Business IT System after the migration described in Section 7.13(c), except to the extent that Seller has obtained such IT Arrangements on Buyer’s behalf prior to Closing. At such time as Seller is no longer making services related to the Plastics Business IT System available to Buyer under the Transition Services Agreement, Buyer acknowledges and agrees that Seller shall have no responsibility for paying the ongoing fees to maintain IT Arrangements necessary in order for Buyer to use the Plastics Business IT System independent from Seller’s system (but, for the avoidance of doubt, without limiting Seller’s obligations pursuant to the first two sentences of this Section 7.13(d)).

Section 7.14. Bulk Transfer Laws. Buyer acknowledges that Seller has not taken, and does not intend to take, any action required to comply with any applicable so-called “bulk sale” or “bulk transfer” Laws or similar Laws, and Buyer hereby waives, to the fullest extent permitted by applicable Law, compliance by Seller and its Affiliates with the provisions of any such Laws of any jurisdiction in connection with any transfer of the Plastics Assets.

Section 7.15. Compliance with WARN and Similar Laws. Buyer agrees to provide or cause to be provided any required notice under WARN or any similar applicable Law, and otherwise to comply with any such applicable Law with respect to any “plant closing” or “mass layoff” or similar event affecting Continuing Employees that occurs after the Closing Date as a result of actions taken by Buyer or its Affiliates after the Closing Date (it being agreed that the consummation of the Asset Transfers and the Transactions shall not be considered actions taken by Buyer or its Affiliates for purposes of this Section 7.15). Buyer agrees to, and shall cause its Affiliates (including the Transferred Entities) to, indemnify and hold harmless Seller and its Affiliates from and against any and all Losses which Seller or its Affiliates may incur in connection with any Action or claim of violation brought against Seller or any of its Subsidiaries under WARN or any similar applicable Law (including with respect to any “plant closing” or “mass layoff”), which relate to actions taken by Buyer or any of its Affiliates (including the Transferred Entities) following Closing with regard to any site of employment of the Transferred Entities or the Plastics Assets or any of their respective operating units within any site of employment of the Plastics Business.

Section 7.16. Domain Names.

(a) For one (1) year following the Closing Date, Seller, at its own cost and expense and in cooperation with Buyer, shall direct (i) each domain name owned or controlled by Seller or its Affiliates as of the Agreement Date that includes “Nexeo,” including nexeo.us, mynexeo.com, eznexeo.com (the “Existing Nexeo Domains”)) and (ii) each other domain name used in connection with both the Chemicals Business and the Plastics Business to a website containing only hyperlinks (and related explanatory content) to a website selected by Seller, in the case of the Chemicals Business, and a website selected by Buyer, in the case of the Plastics Business. Following such initial one (1)-year period, the website “nexeosolutions.com” and other Existing Nexeo Domains will be retired and Seller shall no longer have the foregoing redirect obligations (unless otherwise agreed between the Parties); however, Seller shall, at Seller’s option, either (a) continue to maintain the domain name registrations for retired domain names so as to prevent third parties from acquiring such registrations or (b) assign to Buyer such domain name registrations at no cost to Buyer.

(b) At or prior to the Closing, Seller shall, and shall cause its Affiliates to, as applicable, assign to Buyer or its designee all of Seller’s and its Affiliates’ rights, title, and interest in and to domain name registrations that include “Nexeo Plastics,” “Nexeo Polymers,” and/or “Nexeo Materials”, including transferring the administrator rights in respect thereof to Buyer or its designee.

ARTICLE VIII

EMPLOYEE BENEFITS

Section 8.01. General.

(a) Seller and its Affiliates (including the Parent Group) shall take such actions as are reasonably necessary to cause each Plastics Business Employee, including each Plastics Business Employee on the Plastics Business Employee List, to be employed by a Transferred Entity at Closing, including by not permitting any of its members to solicit for employment or hire any such Plastics Business Employee prior to the Closing. Buyer agrees that each Plastics Business Employee who continues to remain employed with the Transferred Entities after the Closing (a “Continuing Employee”) shall, during the period commencing at the Closing and ending on the first anniversary of the Closing (the “Continuation Period”), be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to such Continuing Employee by the Transferred Entities or the Seller (or any applicable Affiliate) immediately prior to the Closing; (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided to such Continuing Employee by the Transferred Entities or the Seller (or any applicable Affiliate) immediately prior to the Closing; and (iii) target long-term incentive compensation opportunities with target values substantially comparable to the grant values of those long-term incentive compensation opportunities provided to such Continuing Employee, if any, by the Transferred Entities or the Seller (or any applicable Affiliate) as scheduled in Schedule 8.01(a)(iii) of the Seller Disclosure Letter (for the avoidance of doubt, with respect to this clause (iii), Buyer may provide long-term cash or other incentive opportunities in lieu of long-term equity incentive compensation opportunities). Buyer agrees that Continuing Employees shall, during the Continuation Period, be provided with retirement and health and welfare benefits (excluding any post-employment medical and life benefits, and any defined benefit pension plan or other long-term incentive plan benefits) that are substantially no less favorable in the aggregate than those provided by the Transferred Entities or Seller (or any applicable Affiliate) to such Continuing Employees as of immediately prior to the Closing, subject to the establishment by Seller for the Transferred Entities of plans providing for the same prior to Closing in accordance with Section 8.10(e) and Section 8.01(f) hereof. Additionally, Buyer agrees that each Continuing Employee shall, during the Continuation Period, be provided with severance benefits that are substantially no less favorable than the severance benefits provided by the Transferred Entities or the Seller (or any applicable Affiliate) to such Continuing Employee immediately prior to the Closing.

(b) Except to the extent it would result in the duplication of benefits, to the extent within its control, Buyer shall or shall cause the Transferred Entities (or any applicable Affiliate) to waive pre-existing conditions, exclusions or waiting periods for Continuing Employees under the welfare benefit plans provided for those employees after Closing, to the same extent such condition or exclusion was waived or satisfied with respect to an individual Continuing Employee prior to the Closing. With respect to the plan year during which the Closing occurs, Buyer shall provide each Continuing Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any plan of Buyer or of an applicable Affiliate in which such Continuing Employee is eligible to participate following the Closing, except to the extent such credit would result in the duplication of benefits.

(c) From and after the Closing, Buyer shall or shall cause the Transferred Entities (or an applicable Affiliate) to, provide credit (without duplication) to Continuing Employees for their years of service recognized by the Transferred Entities or the Seller (or any applicable Affiliate) as of the Closing for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off, and severance entitlements under an analogous employee benefit plan maintained by the Transferred Entities that provides comparable benefits following the Closing, if applicable, to the same extent and for the same purposes as such service was credited under the Employee Plans prior to the Closing, provided that (i) such service shall not be recognized to the extent that such recognition would result in a duplication of benefits and (ii) such service shall not be credited for any purpose under any defined benefit pension plan or plans frozen as of Closing, except as required by applicable Law.

(d) Notwithstanding the foregoing, with respect to any Continuing Employee who is, or becomes, subject to a CBA, all compensation and benefits treatment and terms and conditions of employment afforded to such Continuing Employee shall be provided in accordance with such CBA and the terms of this Section 8.01 shall not apply other than Section 8.01(e) and Section 8.01(f), pursuant to which Seller shall establish for the Transferred Entities prior to Closing plans providing for the same.

(e) Prior to the Closing, (i) Seller will, or will cause its applicable Affiliate to, establish a tax-qualified defined contribution plan for employees in the United States and (ii) Seller (or an applicable Affiliate) will effectuate a transfer to such tax-qualified defined contribution plan of the outstanding participant balances (including loans) credited to the accounts of the Continuing Employees in Seller’s or its Affiliate’s tax-qualified defined contribution plan. The tax-qualified defined contribution plan established for Continuing Employees pursuant to the immediately preceding sentence shall be considered a Transferred Employee Plan for purposes of this Agreement.

(f) Prior to the Closing, Seller will, or will cause an applicable Subsidiary to, coordinate with applicable carriers to effect a split of its health and welfare Employee Plans, including stop-loss insurance for health Employee Plans, resulting in the establishment of substantially similar health and welfare insurance with respect to the Transferred Entities that employ Plastics Business Employees in the United States, Canada and Mexico, effective as of the Closing (each such plan, a “Post-Closing Welfare Plan”). Seller shall keep Buyer reasonably informed as to the status and implementation thereof and consult with Buyer in good faith regarding the same. Buyer agrees and acknowledges that each Continuing Employee will be provided under any such Post-Closing Welfare Plan with credit for any co-payments, deductibles and other out-of-pocket expenses paid by such Continuing Employee and his or her covered dependents prior to the Closing Date and in the same plan year as the plan year in which the Closing Date occurs, for purposes of satisfying any applicable deductible, coinsurance, or maximum out-of-pocket requirements (except to the extent such credit would result in the duplication of benefits). Buyer agrees and acknowledges that the Post-Closing Welfare Plans will be treated as Transferred Employee Plans for purposes of this Agreement and that from and after the Closing, Buyer and its Affiliates (including the Transferred Entities) or the applicable insurance provider thereunder shall be liable for any claims under the Post-Closing Welfare Plans related to any Continuing Employee or his or her dependent, including claims incurred but unpaid prior to the Closing.

(g) From and after the Closing, Buyer and its Affiliates (including the Transferred Entities) shall assume and honor all Transferred Employee Plans in accordance with their terms as in effect immediately prior to the Closing. Notwithstanding the foregoing, no provision of this Agreement shall limit the ability of Buyer and its Affiliates (including the Transferred Entities) to provide compensation and benefits to Continuing Employees in accordance with this Agreement through plans of Buyer or its Affiliates after the Closing.

(h) Immediately prior to completion of the transactions contemplated by the Merger Agreement, all equity incentive awards held by or in respect of all Plastics Business Employees shall be accelerated, paid out and terminated as a result of the transactions contemplated by the Merger Agreement.

(i) Buyer and its Affiliates shall be responsible for any severance, redundancy or similar payments or benefits that may become payable to any Plastics Business Employee who is a Continuing Employee solely due to actions taken after the Closing by Buyer and shall not be responsible for: (i) any amounts paid or payable to any Plastics Business Employee in connection with his or her transfer into or out of a Transferred Entity at or prior to Closing (including, for the avoidance of doubt, in connection with the Asset Transfers) or (ii) as a result of any employee of Seller or its Affiliate not being hired by a Transferred Entity at or prior to Closing, all of which shall, in each case, be solely the responsibility of Seller.

(j) Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall each be responsible for 50% of any severance, redundancy or similar payments or benefits that may become payable to any Plastics Business Employee solely as a result of the Closing.

(k) Buyer and its Affiliates shall be responsible for any severance, redundancy or similar payments with respect to employees who are former Plastics Business Employees, as of the Closing Date, but only to the extent reflected in Final Working Capital, other than any such former Plastics Business Employees in the United States, Canada or Mexico, with respect to whom Seller and its Affiliates shall be responsible for any severance, redundancy or similar payments.

(l) Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to any liability under COBRA or similar applicable Laws in the United States arising from the actions (or inactions) of Buyer or its Subsidiaries relating to qualifying events (as defined in COBRA) of Continuing Employees initiated and occurring after the Closing Date or arising solely as a result of the transactions described herein. Seller shall retain, and indemnify and hold harmless Buyer and its Affiliates for, all liabilities, including with respect to any “qualifying event” (as defined under COBRA) of any Plastics Business Employee initiated before, or occurring on or before the Closing Date, and liabilities under similar applicable Laws incurred prior to the Closing Date.

(m) Prior to the Closing, Seller and Buyer will cooperate in good faith to, or to cause an applicable Subsidiary to, provide any notice required to be provided to, make any filing or registration required to be made with, consult with, and obtain any Consent required to be obtained from any labor union, works council, labor organization, or other employee representative, or any organization or Government Authority (under WARN, the National Labor Relations Act or other applicable Law), in connection with this Agreement, the Asset Transfers, any other Transaction Agreement or the consummation of the contemplated Transactions. Each of Seller and Buyer shall retain all Liabilities and responsibilities and indemnify the other Party and its Affiliates against any Liabilities or Losses arising from such Party’s or its Affiliates’ failure to perform and discharge any of the foregoing obligations that such Party or its Affiliates are required to perform pursuant to applicable Law.

(n) The provisions of this Section 8.01 are solely for the benefit of the Parties to this Agreement, and neither any union, works council or similar organization nor any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Employee Plan or any employee benefit plan of Buyer, Seller or any of their Affiliates, (ii) alter or limit the ability of Buyer or Seller to amend, modify or terminate any Employee Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 8.01, (iv) prevent Buyer, Seller or any of their Affiliates, after the Closing, from terminating the employment of any employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

ARTICLE IX

TAX MATTERS

Section 9.01. Tax Indemnification by Seller. Subject to Section 9.13 and the relevant provisions of ARTICLE X, effective from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, the Transferred Entities) for, against and in respect of any (i) Taxes of any of the Transferred Entities for any Pre-Closing Tax Period, (ii) Excluded Business Taxes, (iii) Taxes of any Person for which a Transferred Entity is liable as a transferee or successor to Seller or any of its Affiliates, (iv) liabilities of any Transferred Entity for Taxes of any Person (other than any Transferred Entity) arising as a result of such Transferred Entity having been a member of any affiliated, consolidated, combined or unitary group prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any other similar provision of Law, (v) Taxes arising out of or attributable to any breach of any covenant of Seller made in this ARTICLE IX or, to the extent relating to Taxes or Tax Returns, any other covenant of Seller made in this Agreement, and (vi) Transfer Taxes for which Seller is responsible under Section 9.07; except, in each case, for any Taxes (A) to the extent such Taxes are reflected in, taken into account, accrued or reserved for in the Final Working

Capital, (B) for which Buyer is responsible pursuant to Section 9.02 or pursuant to ARTICLE VIII and (C) for the avoidance of doubt, in the case of any Taxes of a Transferred Entity, to the extent of any loss carryovers or similar Tax attributes of a Transferred Entity existing as of immediately after the Closing that could be utilized to offset or reduce such Taxes (Taxes described in clauses (i) through (vi), subject to the exceptions set forth in clauses (A) through (C), collectively, “Excluded Taxes”).

Section 9.02. Tax Indemnification by Buyer. Subject to Section 9.13 and the relevant provisions of ARTICLE X, effective from and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates for any (i) Taxes of any of the Transferred Entities for any Post-Closing Tax Period, (ii) Taxes imposed with respect to, arising out of, or relating to the Plastics Assets, the Assumed Liabilities or the Plastics Business for any Post-Closing Tax Period, (iii) Taxes arising from any action or transaction by Buyer or any of its Affiliates (including the Transferred Entities) outside of the ordinary course of business on the Closing Date after the Closing, (iv) Taxes arising out of or attributable to any breach of any covenant of Buyer made in this ARTICLE IX or, to the extent relating to Taxes or Tax Returns, any other covenant of Buyer made in this Agreement, and (v) Taxes for which Buyer is responsible under Section 9.07 or ARTICLE VIII (Taxes described in clauses (i) through (v), collectively, “Buyer Taxes”).

Section 9.03. Certain Tax Benefits, Refunds, Credits and Carrybacks.

(a) Seller shall be entitled to any Tax Benefit in respect of any Tax Item arising in respect of any payment, loss, obligation, liability or Tax that Seller is responsible for under this Agreement, the Merger Agreement or otherwise, and Buyer acknowledges and agrees that neither Buyer nor any of its Affiliates (including, after the Closing Date, the Transferred Entities) shall claim any such Tax Item on any Tax Return for a Post-Closing Tax Period; provided, that if any such Tax Item is not permitted by Law to be claimed on a Tax Return for which Seller has filing responsibility pursuant to Section 9.05(a) and is permitted by Law to be claimed on a Tax Return of Buyer or any of its Affiliates (including, after the Closing Date, the Transferred Entities) for a Post-Closing Tax Period, then Buyer shall claim such Tax Item and pay to Seller the amount of any Tax Benefit actually realized by Buyer or any of its Affiliates (including, after the Closing Date, the Transferred Entities) resulting from such Tax Item.

(b) Seller shall be entitled to (i) any refunds or credits of or against any Taxes for which Seller is responsible under Section 9.01 (including, for the avoidance of doubt, input credits or other recoveries in respect of VAT) and (ii) any refunds or credits to which Seller is entitled under Section 9.03(a), other than (x) any such refunds or credits to the extent reflected as an asset in Final Working Capital and (y) any refunds or credits to which Buyer is entitled pursuant to Section 9.03(c). Buyer shall be entitled to any refunds or credits of or against any Taxes of the Transferred Entities other than refunds or credits to which Seller is entitled pursuant to the first sentence of this Section 9.03(b). Any refunds or credits of Taxes for any Straddle Period shall be equitably apportioned between Seller and Buyer in accordance with the principles set forth in Section 9.04 and the first sentence of this Section 9.03(b). Each Party shall pay, or cause its Affiliates to pay, to the Party entitled to a refund or credit of Taxes under this Section 9.03(b), the amount of such refund or credit (including any interest paid thereon and net of any Taxes to the Party receiving such refund or credit in respect of the receipt or accrual of such refund or credit) in readily available funds within fifteen (15) days of the actual receipt of the refund or the application of such refund or credit against amounts otherwise payable. To the extent any such refund or credit that has been paid over to a Party hereto is subsequently disallowed or adjusted by the relevant Taxing Authority, such Party shall promptly repay such disallowed amount to the other Party (together with any applicable interest and penalties).

(c) Buyer shall use reasonable best efforts to cause the Transferred Entities to carry forward, where permitted by applicable Law, any item of loss, deduction or credit of a Transferred Entity that arises in a taxable period (or portion thereof) beginning after the Closing Date (other than any item of loss, deduction or credit described in Section 9.03(a)) (a “Subsequent Loss”) into a taxable period beginning after the Closing Date. If a Subsequent Loss is not permitted by applicable Law to be carried forward into a taxable period beginning after the Closing Date, Buyer shall be permitted to cause the relevant Transferred Entity to carry back such Subsequent Loss into a taxable period ending before the Closing Date and Buyer shall be entitled to any refund resulting from such carryback; provided, that Buyer shall indemnify Seller for any Taxes incurred by, and other collateral Losses and consequences to, Seller or any of its Affiliates, resulting from such carryback; provided, further, that in no event shall the amount of such indemnification obligation exceed the amount of the refund received by Buyer pursuant to this Section 9.03(c).

Section 9.04. Straddle Periods. For purposes of this Agreement, in the case of any Tax period that includes but does not end on the Closing Date (a “Straddle Period”), the portion of Taxes that is allocable to the Pre-Closing Tax Period will be: (A) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll, sales or any specific transaction or event, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (B) in the case of all other Taxes, determined as though the relevant Straddle Period terminated at the end of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

Section 9.05. Preparation and Filing of Tax Returns.

(a) Seller shall prepare or cause to be prepared (i) any combined, consolidated, unitary, affiliated or similar Tax Return that includes Seller or any of its Affiliates (other than the Transferred Entities), on the one hand, and any of the Transferred Entities, on the other hand (a “Combined Tax Return”) and (ii) any Tax Return (other than any Combined Tax Return) required to be filed by or with respect to any Transferred Entity for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Tax Return”). Seller shall timely file or cause to be timely filed any Combined Tax Return and any Pre-Closing Separate Tax Return that is required to be filed on or before the Closing Date (taking into account extensions) and shall pay all Taxes due on such Tax Returns. Seller shall deliver, or cause to be delivered, to Buyer each Pre-Closing Separate Tax Return that is required to be filed after the Closing Date at least twenty (20) days prior to the due date therefor (taking into account extensions), or, in the case of any Pre-Closing Separate Tax Return due less than twenty (20) days following the Closing Date (taking into account extensions), as soon as reasonably practicable following the Closing Date. No later than five (5) days before the due date (taking into account extensions) for any Pre-Closing Separate Tax Return delivered to Buyer pursuant to the immediately preceding sentence, Seller shall deliver to Buyer the amount of any Taxes that are due and payable upon the filing of such Pre-Closing Separate Tax Return; provided, that Seller shall not be required to deliver any such amounts to the extent (1) such amounts were properly accrued on the balance sheet of the relevant Transferred Entity or (2) Seller would not otherwise be required to indemnify Buyer or its Affiliates for such amounts pursuant to Section 9.01. Buyer shall timely file or cause to be timely filed all such Pre-Closing Separate Tax Returns. All Pre-Closing Separate Tax Returns shall be prepared in a manner consistent with past practice of Seller and its relevant Affiliate(s), if any, unless prohibited by applicable Law. Buyer shall not amend or revoke any Combined Tax Return or Pre-Closing Separate Tax Return (or any notification or election relating thereto) without the prior written consent of Seller (which consent shall, solely with respect to a Pre-Closing Separate Tax Return, not be unreasonably withheld, conditioned, or delayed). At Seller’s reasonable request, Buyer shall file, or cause to be filed, amended Pre-Closing Separate Tax Returns, except to the extent such amendment (x) is expected to result in a material adverse Tax consequences for Buyer or any of its Affiliates (including the Transferred Entities) for any Post-Closing Tax Period or (y) reflects a position that is not more likely than not to be upheld under applicable Law (as determined in good faith after consultation with Seller and its counsel). Buyer shall promptly provide, or cause to be provided, to Seller any information reasonably requested by Seller to facilitate the preparation and filing of any Tax Returns described in this Section 9.05(a). Notwithstanding the foregoing, in the case of any Pre-Closing Separate Tax Return that is required to be filed after the Closing Date, Seller may elect in writing not to prepare any such Tax Return that Seller would otherwise have the right to prepare under this Section 9.05(a). If Seller makes such an election with respect to any such Pre-Closing Separate Tax Return, then Buyer shall prepare and file or cause to be prepared and filed such Tax Return, and the preparation and filing of such Tax Return shall be subject to the provisions of Section 9.05(b) in the same manner as though it were a Straddle Period Tax Return.

(b) Except for any Tax Return required to be prepared by Seller pursuant to Section 9.05(a), Buyer shall prepare and timely file or cause to be prepared and timely filed any Tax Return required to be filed by or with respect to any Transferred Entity. In the case of any such Tax Return for a Straddle Period (a “Straddle Period Tax Return”), Buyer shall prepare or cause to be prepared such Tax Return in a manner consistent with the past practices of Seller and its relevant Affiliate(s), if any, unless prohibited by applicable Law. Buyer shall deliver to Seller for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of any Straddle Period Tax Return at least thirty (30) days prior to the due date therefor (taking into account any extensions) or, in the case of any Straddle Period Tax Return due less than thirty (30) days following the Closing Date (taking into account extensions), as soon as reasonably practicable following the Closing Date, in each case, together with a statement setting forth the amount of Taxes shown as due on such Tax Return that are attributable to the Pre-Closing Tax Period (as determined in accordance with the principles set forth in Section 9.04) and for which Seller is responsible pursuant to Section 9.01. Buyer shall consider in good faith any comments with respect to any Straddle Period Tax Return that are received from Seller prior to the date on which such Tax Return is required to be filed (taking into account any extensions) and shall incorporate any such reasonable comments on such Straddle Period Tax Return prior to filing; provided that Buyer shall not be required to incorporate any such comments that (x) are expected to result in a material adverse Tax consequence for Buyer or any of its Affiliates (including the Transferred Entities) for any Post-Closing Tax Period, (y) are not in accordance with the past practices of Seller and its relevant Affiliate(s), if any (unless required by applicable Law), or (z) reflect a position that is not more likely than not to be upheld under applicable Law (as determined in the good faith judgment of Buyer’s regular financial auditors); provided, further, that if Buyer determines that it is not required to reflect any Seller comments on a Straddle Period Tax Return on the basis of clause (x), (y) or (z) in the immediately preceding proviso, Seller and Buyer shall cooperate in good faith to resolve the dispute, and if Seller and Buyer are unable to resolve any such dispute, they shall promptly submit such dispute to the Independent Accounting Firm for resolution prior to the due date for the relevant Straddle Period Tax Return (taking into account extensions). In the event that Buyer and Seller or the Independent Accounting Firm are not able to resolve all remaining disputes prior to the due date for the relevant Straddle Period Tax Return (taking into account extensions), such Straddle Period Tax Return shall be timely filed as prepared by Buyer (as revised to reflect any comments from Seller that are not in dispute), and Buyer shall promptly amend or cause to be amended such Straddle Period Tax Return to reflect any agreement reached between Buyer and Seller and/or the resolution of the Independent Accounting Firm, as applicable. Except as otherwise required pursuant to the immediately preceding sentence, Buyer shall not amend or revoke any Straddle Period Tax Return (or any notification or election relating thereto) without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). Any fees of the Independent Accounting Firm in connection with this Section 9.05(b) shall be borne equally by Buyer and Seller. No later than five (5) days before the due date of a Straddle Period Tax Return (taking into account extensions), Seller shall deliver to Buyer the amount of any Taxes that are due and payable upon the filing of such Straddle Period Tax Return and that are allocable under Section 9.04 to the portion of such Straddle Period that is a Pre-Closing Tax Period; provided, that Seller shall not be required to deliver any such amounts to Buyer to the extent (1) such amounts were properly accrued on the balance sheet of the relevant Transferred Entity or (2) Seller would not otherwise be required to indemnify Buyer or its Affiliates for such amounts pursuant to Section 9.01.

Section 9.06. Tax Proceedings.

(a) Each Party shall promptly notify the other Party in writing upon receipt by such Party or any of its Affiliates of any written communication from a Taxing Authority concerning any pending or threatened audit, claim, demand, proposed adjustment or deficiency, assessment or administrative or judicial proceeding which, if successful, could result in an indemnity payment pursuant to this Agreement (a “Tax Claim”) and to the extent known, shall include a description setting forth in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim; provided, that the failure to provide such notice shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent the indemnifying party is actually prejudiced thereby.

(b) In the case of a Tax Proceeding (i) of or with respect to any of the Transferred Entities for any taxable period ending on or before the Closing Date or (ii) with respect to Taxes that relate solely to Excluded Business Taxes, in each case, other than a Tax Proceeding described in Section 9.06(d), Seller shall have the right, at its sole expense, to control such Tax Proceeding; provided, that (i) Seller shall provide Buyer with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) Seller shall consult with Buyer before taking any significant action in connection with such Tax Proceeding, (iii) Seller shall consult with Buyer and offer Buyer an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) Seller shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) Buyer shall be entitled to, at its expense, participate in such Tax Proceeding and attend any meetings or conferences with the relevant Taxing Authority, and (vi) Seller shall not settle, discharge, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement, discharge, compromise or abandonment would have a material adverse impact on, or would reasonably be expected to materially increase the Taxes otherwise payable by Buyer or any of its Subsidiaries for any Post-Closing Tax Period. Seller may elect in writing not to control any Tax Proceeding that Seller otherwise has the right to control pursuant to the preceding sentence. If Seller makes such election with respect to a Tax Proceeding, Buyer shall have the right and obligation to conduct such Tax Proceeding, and the provisions contained in Section 9.06(c) shall apply with respect to such Tax Proceeding.

(c) Other than a Tax Proceeding described in Section 9.06(b) or Section 9.06(d), in the case of a Tax Proceeding of or with respect to (i) any of the Transferred Entities for a Straddle Period, or (ii) Taxes that include both Excluded Business Taxes and Taxes that are not Excluded Business Taxes (and such Tax Proceeding for Taxes that are Excluded Business Taxes is not separable from such Tax Proceeding for Taxes that are not Excluded Business Taxes), Buyer shall have the right and obligation, at its sole expense, to conduct such Tax Proceeding; provided, that (i) Buyer shall provide Seller with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) Buyer shall consult with Seller before taking any significant action in connection with such Tax Proceeding, (iii) Buyer shall consult with Seller and offer Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) Buyer shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) Seller shall be entitled to, at its expense, participate in such Tax Proceeding and attend any meetings or conferences with the relevant Taxing Authority, and (vi) Buyer shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Notwithstanding anything to the contrary in this Agreement, Seller shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return of Seller or any of its Affiliates (other than the Transferred Entities); or (ii) any Combined Tax Return.

Section 9.07. Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Seller shall be liable for, and timely pay, one hundred percent (100%) of all Transfer Taxes imposed upon or arising with respect to the Asset Transfers (including any Creditable Transaction VAT and any Chinese Creditable Transaction VAT) and Seller and Buyer shall each be liable for and shall timely pay fifty percent (50%) of any Transfer Taxes imposed or arising with respect to the sale and purchase of Transferred Equity Interests pursuant to this Agreement. The Party required by Law to file a Tax Return with respect to any such Transfer Taxes shall timely prepare, with the other Party’s cooperation, and file such Tax Return. If a filing Party or any of its Affiliates files any such Tax Return, the non-filing Party shall promptly reimburse the filing Party for any Transfer Taxes paid by the filing Party or such Affiliate in connection with the filing of such Tax Return. If any Transfer Taxes imposed upon or arising with respect to the Asset Transfers (including Creditable Transaction VAT and Chinese Creditable Transaction VAT) may be credited to or otherwise recovered by Buyer or any of its Affiliates (including the Transferred Entities after the Closing) under applicable Law, (x) Buyer shall, and shall cause its Affiliates (including the Transferred Entities after the Closing) to, use commercially reasonable efforts to obtain such credit or other recovery and (y) if Buyer or any of its Affiliates (including the Transferred Entities after the Closing) actually receives any such credit or other recovery, Buyer shall pay over the amount thereof to Seller within five (5) Business Days of receiving or realizing such amounts. Buyer and Seller each agrees to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes.

Section 9.08. Public Notice 7. Seller shall make (or cause to be made) any relevant disclosure with the relevant Taxing Authorities that Seller determines is required or permitted to be made under Public Notice 7 in connection with the sale and purchase of Transferred Equity Interests pursuant to this Agreement (a “Public Notice 7 Filing”). In connection with the Public Notice 7 Filing, Seller shall provide Buyer with reasonable evidence that the Public Notice 7 Filing has been duly made as soon as reasonably practicable after making such filing. Seller shall have the sole right and responsibility to communicate with the relevant Taxing Authorities in connection with the Public Notice 7 Filing and the transactions contemplated by this Agreement (including with respect to any information requests, claims, assessments, audits, litigation, proceedings, or similar events with respect to the transactions contemplated by this Agreement, and with respect to the negotiation and settlement of the amount of any Tax assessed and/or determined by the relevant Taxing Authorities under Public Notice 7). In the event that any relevant Taxing Authority finally determines and assesses any Tax with respect to the indirect transfer pursuant to this Agreement of any Transferred Entity incorporated or organized in the PRC in accordance with Public Notice 7, and such determination is not appealable or Seller elects to forgo further appeals, Seller shall prepare the relevant Tax Returns and pay the applicable Tax assessed under Public Notice 7. Buyer shall provide Seller all assistance and information as is reasonably required by Seller in relation to any Public Notice 7 matters with respect to this Agreement.

Section 9.09. Tax Sharing Agreements. To the extent relating to a Transferred Entity, Seller shall terminate (or cause to be terminated), on or before the Closing Date, all Tax sharing agreements or arrangements (other than this Agreement and any Transaction Agreement) among the Transferred Entities, on the one hand, and Seller and/or any of its any Affiliates (other than the Transferred Entities), on the other hand, such that neither Seller nor any Affiliate of Seller nor any of the Transferred Entities shall have any rights or obligations thereunder after the Closing.

Section 9.10. Tax Cooperation. Without limiting the obligations set forth in Sections 6.02 and 7.01, the Parties shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Entities, the Plastics Assets, the Assumed Liabilities and the Plastics Business as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for, or the prosecution or defense of, any Tax Claim or any other Tax Proceeding or the determination of any payment or indemnity obligation in respect of Taxes or Tax benefits under this Agreement; provided, that neither Party nor any of its Affiliates shall be required to provide any consolidated, affiliated, combined, unitary or similar Tax Return of any such Party or Affiliate (other than Tax Returns that relate solely to the Transferred Entities). The Parties shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Transferred Entities and their respective assets or businesses, including the preparation and filing of Tax Returns, and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this ARTICLE IX. Buyer agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Transferred Entities, the Plastics Assets, the Assumed Liabilities or the Plastics Business relating to any Taxes with respect to taxable years or periods (in whole or in part) ending on or before the Closing Date and in the possession of Buyer or its Affiliates in accordance with Section 7.04.

Section 9.11. Post-Closing Covenants; Certain Tax Elections.

(a) Buyer shall not, and shall not cause or permit any of its Affiliates (including the Transferred Entities after the Closing) to (i) make an election under Section 338 or Section 336 of the Code (or any comparable provision of state, local or foreign Law) with respect to the acquisition of any Transferred Entity pursuant to this Agreement or (ii) make, change or revoke any election (including any election pursuant to Treasury Regulations Section 301.7701-3) with respect to any of the Transferred Entities, the Plastics Assets, the Assumed Liabilities or the Plastics Business that would be effective on or prior to the Closing Date; provided, that, at Buyer’s request, (1) Seller and Buyer shall cooperate in good faith to determine (A) the Tax cost and other relevant consequences to Seller and its Affiliates that would reasonably be expected to arise as a result of an election under Section 338 or Section 336 of the Code (or any comparable provision of state, local or foreign Law) with respect to the acquisition of any Transferred Entity pursuant to this Agreement, and (B) whether any such election may be made by Buyer with respect to the acquisition of any of the Transferred Entities pursuant to this Agreement without adverse Tax consequences or other collateral Losses to Seller or any of its Affiliates and (2) Seller shall consider in good faith any request by Buyer to make an election under Section 338 or Section 336 of the Code (or any comparable provision of state, local or foreign Law) with respect to the acquisition of any of the Transferred Entities pursuant to this Agreement, taking into account (x) the Taxes, Losses, and other costs of such election(s) to any of Seller and its Affiliates (including, for the avoidance of doubt, Taxes and Losses identified in clause (1) hereof) and (y) any offer by Buyer to compensate Seller and its Affiliates for any such Taxes, Losses or other costs.

(b) With respect to any Transferred Entity that is characterized as a foreign corporation for U.S. federal income Tax purposes, from the Closing through the end of the taxable period of such entity that includes the Closing Date, before Buyer enters into any extraordinary transaction with respect to such Transferred Entity or otherwise takes any action or enters into any transaction, in each case, that would be considered under the Code to constitute the payment of an actual or deemed dividend, Buyer shall consult with Seller as provided in this paragraph. The Buyer and Seller shall cooperate in good faith to determine the Tax costs and other relevant consequences to Seller and its Affiliates that would reasonably be expected to arise as a result of such action or actions. If Buyer and Seller determine that such Tax costs or other relevant consequences will result in a material Loss to Seller, the Buyer and Seller shall negotiate in good faith to determine whether such actions should be taken which determination shall be based on the optimal overall economic positions of both Buyer and Seller and their respective Affiliates, taking into account (x) the Taxes, Losses, and other costs of such action(s) to any of Seller and its Affiliates and (y) any offer by Buyer to compensate Seller and its Affiliates for any such Taxes, Losses or other costs.

(c) Buyer shall not, and shall not cause or permit any of its Affiliates (including the Transferred Entities after the Closing) to (i) take any material position on any Tax Return or in any Tax Proceeding of or in respect of a Transferred Entity or with respect to the Plastics Assets or the Plastics Business that is inconsistent with a position taken in any agreement or other document effecting the Asset Transfers or on any material Tax Return of Seller or any of its Affiliates or any material Pre-Closing Separate Tax Return on which any aspect of the Asset Transfers is reported or reflected, in each case that has been provided to Buyer, or (ii) take any action with respect to Tax Returns on the Closing Date after the Closing that is outside the ordinary course of business with respect to the Transferred Entities, the Plastics Assets, the Assumed Liabilities or the Plastics Business, in each case, except (A) to the extent doing so would not have a material adverse effect on Seller and its Affiliates or increase the amount of Tax otherwise payable by Seller and its Affiliates, (B) as required under applicable Law (as determined in good faith after consultation with Seller and its counsel) or (C) with the written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 9.12. Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any analogous provision of state, local or foreign Law), Seller, Buyer, the Transferred Entities and their respective Affiliates shall treat any and all payments under Section 3.05, this ARTICLE IX and ARTICLE X as an adjustment to the purchase price for Tax purposes.

Section 9.13. Survival. The respective rights of the Parties to bring a claim for indemnification or other payment, and their respective indemnification or other payment obligations set forth in this ARTICLE IX, shall survive until the Tax Indemnity Expiration Date. A Party’s right to indemnification with respect to claims of which a notice was given in good faith prior to the expiration of the applicable survival period shall survive such expiration until the claim(s) included in such notice is finally resolved pursuant to this ARTICLE IX and ARTICLE X and any obligations with respect thereto are fully satisfied.

Section 9.14. Conflicts. To the extent of any conflict between any provision in this ARTICLE IX and any other provision of this Agreement, the provisions of this ARTICLE IX shall control.

ARTICLE X

INDEMNIFICATION

Section 10.01. Indemnification by Seller.

(a) Subject to the provisions of this ARTICLE X, except with respect to indemnification for Taxes governed by ARTICLE IX (and, for the avoidance of doubt, without duplication of Seller’s indemnification obligations thereunder), from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates (including from and after the Closing, the Transferred Entities) and each of its and its Affiliates’ respective stockholders, members, directors, equityholders, principals, officers, managers, partners, employees, successors and assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses that any such Buyer Indemnified Party suffers, sustains or incurs (whether or not in connection with a third-party claim) arising out of, relating to or resulting from:

(i) any Retained Liability;

(ii) any inaccuracy in or breach of any of the representations and warranties set forth in ARTICLE IV (other than the representations and warranties set forth in Section 4.16), whether as of the Agreement Date or as of the Closing Date (or, with respect to any representations and warranties made as of a specific date, as of such date), other than the Fundamental Representations (which are addressed below), or in any certificate delivered hereunder to the extent relating to such representations and warranties;

(iii) any inaccuracy in or breach of any of the representations or warranties made by Seller in the Fundamental Representations (whether as of the Agreement Date or as of the Closing Date (or, with respect to any representations and warranties made as of a specific date, as of such date)), or in any certificate delivered hereunder with respect thereto to the extent relating to such Fundamental Representations, in each case other than with respect to the Asset Representations;

(iv) any inaccuracy in or breach of any of the Asset Representations (whether as of the Agreement Date or as of the Closing Date (or, with respect to any representations and warranties made as of a specific date, as of such date)) or in any certificate delivered hereunder with respect thereto to the extent relating to such Asset Representations; or

(v) any breach of or failure to perform by Seller or any of its Affiliates of any of its covenants or agreements contained in this Agreement.

(b) Buyer acknowledges and agrees that indemnification shall not be available with respect to any Loss to the extent the related Liabilities or obligations were disclosed, reflected in or reserved for or against in the Final Working Capital Statement.

Section 10.02. Indemnification by Buyer. Subject to the provisions of this ARTICLE X, except with respect to indemnification for Taxes governed by ARTICLE IX (and, for the avoidance of doubt, without duplication of Buyer’s indemnification obligations under Section 9.02), from and after the Closing, Buyer agrees to indemnify and hold harmless the Seller and its Affiliates and each of its and its Affiliates’ respective stockholders, members, directors, equityholders, principals, officers, managers, partners, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that any such Seller Indemnified Party actually suffers or incurs to the extent arising or resulting from (a) any Assumed Liability, (b) any inaccuracy in or breach of any of the representations and warranties set forth in ARTICLE V, whether as of the Agreement Date or as of the Closing Date (or, with respect to any representations and warranties made as of a specific date, as of such date) or in any certificate delivered hereunder relating to such representations or (c) any breach by Buyer or any of its Affiliates of any of its or their covenants or agreements contained in this Agreement.

Section 10.03. Indemnification Procedures.

(a) Any Person entitled to be indemnified under this ARTICLE X (the “Indemnified Party”) shall promptly give written notice to the Party from whom indemnification may be sought (the “Indemnifying Party”) of any pending or threatened in writing Action brought by a third party against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Action (a “Third Party Claim”), indicating, with reasonable specificity and to the extent then reasonably ascertainable, the nature of such Third Party Claim, the purported basis therefor, a copy of any material documentation received from the third party, the amount, or estimated amount, and calculation or estimated calculation, of the Losses for which the Indemnified Party is seeking or will seek under this ARTICLE X (which estimate shall not be conclusive of the final amount of such Third Party Claim), and the provisions of this Agreement or any Transaction Agreement which give rise to such indemnification obligation, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing Third Party Claim reasonably requested by the Indemnifying Party (except to the extent doing so would jeopardize any privilege or non-disclosure obligations with third parties or applicable Law). A failure by the Indemnified Party to give notice of the Action in the manner required pursuant to this Section 10.03(a) shall not limit or otherwise affect the obligations of the Indemnifying Party under this ARTICLE X, except to the extent that such Indemnifying Party is actually prejudiced in any material respect with respect to the rights available to the Indemnifying Party with respect to such Third Party Claim.

(b) With respect to any Third Party Claim, the Indemnifying Party under this ARTICLE X shall have the right, but not the obligation, to assume the control and defense, at its sole expense and by counsel of its own choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts by giving notice to the Indemnified Party in writing of its desire to defend the Indemnified Party against a Third Party Claim within thirty (30) days (or such lesser number of days set forth in the claim notice provided by the Indemnified Party as may be required by court proceeding in the event of a litigated matter; provided, that the Indemnifying Party shall always have at least seven (7) days from receiving notice of a Third Party Claim to assume control and defense of such claim) of receiving notice of such claim from the Indemnified Party; provided that the Indemnifying Party shall not be entitled to assume the control and defense of such Third Party Claim, if (i) such Third Party Claim is a Indemnified Party Defense Matter, or (ii) the Indemnifying Party has not notified the Indemnified Party in writing of its desire to defend the Indemnified Party against a Third Party Claim within the time period set forth above. If the Indemnifying Party so undertakes to control and defend any such Third Party Claim in compliance with the preceding sentence, the Indemnified Party shall use commercially reasonable efforts to cooperate with the Indemnifying Party and its counsel in the defense against any such Third Party Claim. Notwithstanding the foregoing, if a Third Party Claim (A) seeks relief other than the payment of monetary damages or seeks the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) is a criminal Action or alleges, or seeks a finding or admission of, a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (C) if adversely determined would result in a finding or admission that would have an material and adverse effect on other claims then-pending against the Indemnified Party or any of its Affiliates, or (D) if adversely determined would reasonably be expected to result in monetary liability of the Indemnified Party (after giving effect to the indemnification available hereunder) that is greater than the maximum amount of the Indemnifying Party’s indemnification obligations hereunder with respect to such Third Party Claim (any such claim, an “Indemnified Party Defense Matter”) then, in each such case, the Indemnified Party alone shall be entitled to contest, defend, compromise and settle such Third Party Claim (but, with respect to any such settlement, subject to obtaining the consent of the Indemnifying Party when required in accordance with, and subject to the terms and conditions of, this Section 10.03(b)). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment or other Order resolving such Third Party Claim in whole or in part (each, a “Settlement”) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that such consent may be withheld in the sole discretion of the Indemnified Party if such Settlement (i) is or relates to an Indemnified Party Defense Matter, (ii) does not include from the claimant and such Indemnifying Party an unqualified release of the Indemnified Parties from all Liability in respect of such Third Party Claim, (iii) does not provide solely for the payment of money or (iv) includes any admission of any Liability or wrongdoing (including any violation of Law or Order) by any Indemnified Party. The Indemnified Party shall have a reasonable period to review and comment upon drafts of any documentation relating to any Settlement that the Indemnifying Party proposed to enter into, and the Indemnifying Party shall accept any such comments if reasonable. Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in but not control the defense of such Action at its own cost and expense; provided that the reasonable fees and expenses of such separate legal counsel (and one (1) additional firm of legal counsel in each jurisdiction implicated in such Action) shall be borne by the Indemnifying Party where the defendants in such Action include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the written advice of legal counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Action. In any event, the Indemnified Party shall cause its legal counsel to reasonably cooperate with the Indemnifying Party and its legal counsel, it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall be considered Losses. The Indemnified Party and the Indemnifying Party shall keep each other reasonably informed with respect to the status of such Third Party Claim. If the Indemnifying Party (i) elects not assume the control and defense of a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third Party Claim as provided this Section 10.03(b) or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend actively and diligently such Third Party Claim then, in each case, the Indemnified Party shall have the right but not the obligation to assume the defense and resolution of such Third Party Claim, and shall reasonably consult with the Indemnifying Party regarding the strategy for defense of such claim and the Indemnifying Party; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.

(c) In the event that any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Agreement that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party indicating, with reasonable specificity and to the extent then reasonably ascertainable, the nature of such claim, the basis therefor, the amount, or estimated amount, and calculation of the Losses for which the Indemnified Party is seeking or will seek indemnification under this ARTICLE X (which estimate shall not be conclusive of the final amount of such claim), and the provisions of this Agreement or any Transaction Agreement which give rise to such indemnification obligation. A failure by the Indemnified Party to give notice in the manner required pursuant to this Section 10.03(c) shall not limit or otherwise affect the obligations of the Indemnifying Party under this ARTICLE X, except, and only to the extent that such Indemnifying Party is actually prejudiced in any material respect with respect to the rights available to the Indemnifying Party with respect to such indemnification claim. If the Indemnifying Party disputes its liability with respect to such claim, it shall have a period of thirty (30) days within which to respond to such claim. If the Indemnifying Party does not respond within such thirty (30)-day period, the Indemnifying Party will be deemed to have accepted the indemnification claim. If the Indemnifying Party rejects all or any part of the claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement by litigation in the appropriate court of competent jurisdiction set forth in Section 13.11.

(d) The above provisions of this Section 10.03 (other than Section 10.03(a)) shall not apply to any Tax Claim or other Tax Proceeding.

Section 10.04. Survival; Expiration. The representations and warranties of the Parties contained in this Agreement, any certificate delivered pursuant hereto or any document or certificate delivered hereunder shall survive the Closing through and including the eighteen (18) month anniversary of the Closing Date (the “General Expiration Date”); provided, however, that (a) the Fundamental Representations and claims for Actual Fraud or intentional breach shall survive the Closing through and including the six (6) year anniversary of the Closing Date, except for the Asset Representations, which shall survive the Closing through and including the twenty-four (24) month anniversary of the Closing Date, (b) all covenants requiring performance entirely at or prior to the Closing shall survive the Closing until the General Expiration Date such that claims may be brought for breaches thereof until the General Expiration Date, (c) all other covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely (including those relating to Chemicals Assets or Retained Liabilities) or for the period explicitly specified therein (in each case, such period or date or the General Expiration Date, as applicable, the “Survival Period”), and (d) the representations and warranties set forth in Section 4.16 (Taxes) shall not survive the Closing; provided, however, that any obligations under Section 10.01 shall not terminate with respect to any claims or Losses as to which the Person to be indemnified shall have given notice to the indemnifying party in accordance with Section 10.03 before the termination of the applicable Survival Period.

Section 10.05. Certain Limitations.

(a) Except for Losses resulting from the Actual Fraud of or intentional breach by a Seller Indemnified Party, Seller shall not be required to indemnify any Buyer Indemnified Party:

(i) under Section 10.01(a)(ii), Section 10.01(a)(iii) or Section 10.01(a)(iv), for any claim unless such claim or series of related claims involves Losses in excess of One Hundred and Fifty Thousand U.S. Dollars ($150,000) (the “De Minimis Amount”), and until such Losses exceed the De Minimis Amount, such Losses shall not be applied to or considered for the purposes of calculating the aggregate amount of the Buyer Indemnified Parties’ Losses under Section 10.01(a)(ii), Section 10.01(a)(iii) or Section 10.01(a)(iv) or considered in determining whether the Threshold has been met (but after which time all such Losses shall be applied and considered for such purposes and determinations); provided, however, that the foregoing provisions of this Section 10.05(a)(i) shall terminate and cease to apply from and after such time that the aggregate amount of a Buyer Indemnified Party’s Losses that have been excluded from indemnification under Section 10.01(a) by virtue of the application of the De Minimis Amount exceeds One Million Five Hundred Thousand U.S. Dollars ($1,500,000);

(ii) under Section 10.01(a)(ii) for any Losses until such Losses exceed Two Million Eight Hundred Eighty Thousand U.S. Dollars ($2,880,000) (the “Threshold”), whereupon Seller shall be liable for the amount of such Losses that exceed the Threshold;

(iii) under Section 10.01(a)(ii), Section 10.01(a)(iii) or Section 10.01(a)(iv) for any Losses, in the aggregate, in excess of Five Million Seven Hundred Sixty Thousand U.S. Dollars ($5,760,000) (the “Indemnity Cap”); provided, however, that if the aggregate amount of Losses under Section 10.01(a)(iii) and Section 10.01(a)(iv) exceed the Indemnity Cap and are not covered or subject to recovery under the RWI Policy, then Seller shall be liable for all Losses under Section 10.01(a)(iii) and Section 10.01(a)(iv) to the extent, and solely to the extent, that such Losses are not covered or subject to recovery under the RWI Policy, subject to the other limitations set forth herein;

(iv) under Section 9.01, Section 10.01(a)(ii), Section 10.01(a)(iii) or Section 10.01(a)(v), for an aggregate amount of Losses and Taxes in excess of the Purchase Price;

(v) under Section 10.01(a)(iv), for an aggregate amount of Losses in excess of ten percent (10%) of the Base Purchase Price;

(vi) under Section 10.01(a)(iii) or Section 10.01(a)(iv) for the amount (if any) of Losses which are covered or subject to recovery under the RWI Policy, unless Buyer has first used its commercially reasonable efforts to seek recovery for the relevant Losses under the RWI Policy as permitted by the RWI Policy; provided, that in no event will Buyer be required to commence or threaten litigation against any third party in respect of such recovery;

(vii) under Section 10.01(a)(iv) unless Buyer first gives written notice to Seller of the inaccuracy or breach in respect of which it intends to seek indemnification, and cooperates with Seller in good faith for a period of at least ten (10) Business Days to give Seller an opportunity to attempt to cure such inaccuracy or breach (to the extent curable), including by way of a mutually agreed amendment to any Transaction Agreement (other than this Agreement), or as may be otherwise agreed, to allow Seller to provide an additional service to Buyer (which cure shall not result in any additional or increased cost, expense or Liability to Buyer); or

(viii) under Section 10.01(a)(iv), notwithstanding anything to the contrary in the definition of Losses, for any Loss based on a theory of a multiple of revenue or a multiple of profits (or any similar financial metrics), damages from lost reputation or any special damages.

(b) Buyer shall not have any indemnification obligations for any Losses under Section 10.02(b) or Section 10.02(c), or Taxes under Section 9.02, for an aggregate amount of Losses and Taxes exceeding in the aggregate the Purchase Price. Neither the Buyer Indemnified Parties, on the one hand, nor the Seller Indemnified Parties, on the other hand, shall be entitled to recover more than once in respect of the same Losses or Tax.

Section 10.06. Losses Net of Insurance, Etc.

(a) The amount of any Losses or Tax for which indemnification is provided under this ARTICLE X or ARTICLE IX, as applicable, shall be net of (i) subject to Section 10.06(b), (A) any amounts actually recovered by the Seller Indemnified Parties or the Buyer Indemnified Parties, as applicable, pursuant to any indemnification by or indemnification agreement with any third party and (B) any insurance proceeds or other cash receipts or sources of reimbursement recovered with respect to such Losses or Tax (the source of any such amounts referred to in clause (A) or (B), a “Collateral Source”), and (ii) without duplication of any amounts payable pursuant to Section 9.03, any Tax benefit actually realized by the Indemnified Party or its Affiliates in connection with such Losses or Tax in the year of such Losses or Tax or in any of the three (3) succeeding years (which amount shall be reduced by any Tax costs actually suffered by, and other costs and expenses actually incurred by, the Indemnified Party or its Affiliates in connection with the receipt or accrual of any indemnity payment and net of any applicable deductibles or retentions). The Indemnified Party shall use its commercially reasonable efforts to seek recovery for such Losses from all Collateral Sources to the same extent as it would if such Losses were not subject to indemnification hereunder; provided, that, subject to the remaining provisions of this Section 10.06(a), the pendency of such recovery or the determination thereof shall not relieve or delay any obligation of the Seller to pay or indemnify the Buyer Indemnified Parties pursuant to this Agreement, except for in relation to Losses under Section 10.01(a)(iii) or Section 10.01(a)(iv). Subject to Section 10.06(b), in the event that an insurance, indemnification or other recovery is actually received by any Indemnified Party with respect to any Losses or Tax for which any such Indemnified Party has been indemnified hereunder by an Indemnifying Party and such insurance, indemnification or other recovery was not taken into account with respect to the indemnification that was made to the Indemnified Party, then a refund equal to the aggregate amount of the applicable indemnification payment made by such Indemnifying Party shall be paid to such Indemnifying Party within thirty (30) days of receipt of such insurance, indemnification or other recovery, which refund shall in no event exceed the amount of such insurance, indemnification or other recovery actually received by such Indemnified Party (less the full amount of any Tax costs or other costs and expenses actually incurred in connection with such recovery and net of any applicable deductibles or retentions). Each Party waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses or Taxes.

(b) Amounts recovered by Buyer under the RWI Policy shall not reduce the amount of any Losses for the purposes of determining whether the limitations in Section 10.05(a)(i) and Section 10.05(a)(ii) apply.

(c) Indemnification for any Taxes under Section 9.01 shall not be available unless Buyer has first used commercially reasonable efforts to seek to recover the amount of any Taxes subject to indemnification under Section 9.01 under the RWI Policy as permitted under the terms of the RWI Policy.

Section 10.07. No Right of Set-Off. Neither Seller, on the one hand, nor Buyer, on the other hand, shall have any right to set off any Losses or Taxes under this ARTICLE X or ARTICLE IX against any payments to be made by such Party or Parties pursuant to this Agreement or any other agreement among the Parties, including any Transaction Agreement.

Section 10.08. Mitigation; Other Limitations.

(a) Each of Seller, Buyer, and each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Losses or Tax upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(b) For the purposes of this ARTICLE X, in determining the breach or inaccuracy of any representations or warranties and in calculating the amount of any Losses hereunder, any materiality, in all material respects or Material Adverse Effect or similar qualifications shall be disregarded (but, for the avoidance of doubt, any reference to a Material Contract, Material Customer or Material Supplier shall be unaffected), other than with respect to determining a breach of the first sentence of Section 4.08, Section 4.12(g), Section 4.13(a) or the first sentence of Section 4.20.

Section 10.09. Sole Remedy/Waiver. Except with respect to (a) Actual Fraud or intentional breach, (b) disputes under Section 3.04, which disputes will be resolved in accordance with the dispute mechanism set forth therein and (c) claims seeking specific performance or other equitable relief (including pursuant to Section 13.13) with respect to covenants or agreements to be performed after the Closing, the Parties acknowledge and agree that (A) the remedies provided for in this ARTICLE X and in ARTICLE IX shall be the Parties’ sole and exclusive remedy, from and after the Closing, with respect to the breach of any covenant, agreement, representation or warranty set forth in this Agreement and (B) except for the remedies provided for in this ARTICLE X and in ARTICLE IX, from and after the Closing, the Parties hereby waive, on behalf of themselves and their Affiliates, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against the Seller or any of their Affiliates, or Buyer or any of its Affiliates, as the case may be, in connection with the transactions contemplated by this Agreement, the Plastics Business or the representations, warranties and covenants contained in this Agreement. Without limiting the generality of the foregoing, in no event shall any Party, its Affiliates, successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement.

Section 10.10. No Circular Recovery. Notwithstanding any provision in this Agreement to the contrary, Seller hereby irrevocably waives any and all claims and right to recourse against the Transferred Entities with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any condition, covenant or agreement, given or made by Seller in this Agreement, or any certificates, agreements and other documents executed or to be executed in order to consummate the transactions contemplated by this Agreement. Seller shall not be entitled to contribution from, subrogation to or recovery against the Transferred Entities with respect to any Losses of Seller, including any such Losses that may arise under or pursuant to this Agreement, or any certificates, agreements, documents or any other agreements and documents executed or to be executed by the Parties in connection herewith.

ARTICLE XI

CONDITIONS

Section 11.01. Conditions to Seller’s Obligations to Consummate the Transactions. The obligation of Seller to consummate the Transactions shall be subject to the satisfaction or Seller’s waiver (to the extent permitted by applicable Law) in its sole discretion, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants.

(i) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Agreement Date and as of and as though made on the Closing Date (except to the extent that any such representations and warranties speak as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such other date), except for such failures to be true and correct in all material respects that would not reasonably be likely to materially impair or delay the ability of Buyer to consummate the Transactions or otherwise perform its obligations under the Transaction Agreements;

(ii) the covenants contained in this Agreement required to be performed by and complied with by Buyer on or before the Closing shall have been performed by and complied with in all material respects; and

(iii) Seller shall have received a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, stating that the matters set forth in the foregoing clauses (i) through (ii) are satisfied.

(b) Governmental Approvals. (i) The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated, and (ii) all other clearances, approvals, or notices to be obtained from or made to any Government Authority as set forth on Schedule 11.01(b) of the Seller Disclosure Letter shall have been filed, occurred or been obtained, as applicable (clauses (i) and (ii), collectively, the “Required Governmental Approvals”).

(c) No Order. There shall be no Order in existence that prohibits or materially restrains the sale of the Transferred Equity Interests or the other Transactions, and there shall be no proceeding brought by any Government Authority pending before any court of competent jurisdiction seeking such an Order.

(d) Merger Closing. Either:

(i) the Mergers have occurred; or

(ii) all conditions precedent to closing under the Merger Agreement have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the transactions contemplated by the Merger Agreement; provided that such conditions will be satisfied upon the closing of the Mergers) and Seller has received the confirmation of Parent, Merger Sub I and Merger Sub II that the Mergers will occur immediately following the Closing.

Section 11.02. Conditions to Buyer’s Obligations to Consummate the Transactions. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or Buyer’s waiver (to the extent permitted by applicable Law) in its sole discretion, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants.

(i) (A) the representations and warranties of Seller set forth in (x) the first sentence of Section 4.08 (Absence of Certain Changes) shall be true and correct in all respects on and as of the Agreement Date and the Closing Date, (y) the Fundamental Representations (other than the Asset Representations) shall be true and correct in all but de minimis respects on and as of the Agreement Date and the Closing Date (in each case except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such other date) and (z) the Asset Representations (without giving effect to any references to “material,” “materiality,” “Material Adverse Effect,” “material adverse effect” or other similar materiality qualifications contained or incorporated in any such representation or warranty) shall be true and correct in all material respects on as of the date hereof and at the Closing (except to the extent that any such representations and warranties speak as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such other date); and (B) the other representations and warranties of Seller set forth in ARTICLE IV shall be true and correct without giving effect to any references to “material,” “materially,” “Material Adverse Effect,” “material adverse effect” (or other similar materiality qualifications contained or incorporated in any such representation or warranty) on and as of the date hereof and at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such other date), except for such failures to be true and correct that, individually or in the aggregate, have not had or would not reasonably be likely to have a Material Adverse Effect;

(ii) the covenants contained in this Agreement required to be performed by and complied with by Seller on or before the Closing shall have been performed by and complied with in all material respects;

(iii) since the Agreement Date, there have not been any effects, events, occurrences, circumstances or changes that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Material Adverse Effect; and

(iv) Buyer shall have received a certificate signed by an authorized officer of Seller, dated as of the Closing Date, stating that the matters set forth in the foregoing clauses (i) through (iii) are satisfied.

(b) Government Approvals. (i) The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated, and (ii) all other Required Governmental Approvals shall have been filed, occurred or been obtained, as applicable.

(c) Seller shall have delivered to Buyer a certificate of a secretary or other authorized signatory of Seller enclosing a copy of board of directors resolutions authorizing Seller to enter into this Agreement and the other Transaction Agreements and to consummate the Transactions.

(d) No Order. There shall be no Order in existence that prohibits or materially restrains the sale of the Transferred Equity Interests or the other Transactions, and there shall be no proceeding brought by any Government Authority pending before any court of competent jurisdiction seeking such an Order.

(e) Asset Transfers. Seller and its Affiliates shall have completed the Asset Transfers in accordance with Section 6.09 in all material respects and shall have delivered to Buyer a certificate, duly executed by an authorized officer of Seller, confirming the same.

(f) Seller Transaction Agreements. Seller shall have executed and delivered, or caused to be executed and delivered, to Buyer all Seller Transaction Agreements.

(g) The condition set forth in Section 11.01(d) shall have been satisfied.

Section 11.03. Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in this ARTICLE XI to be satisfied if such failure was caused by such Party’s breach of this Agreement or the Merger Agreement.

ARTICLE XII

TERMINATION

Section 12.01. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated before the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Seller, if Buyer shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Buyer that would cause any Closing Condition set forth in Section 11.01(a) not to be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to Buyer from Seller of such breach or failure and (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to Seller if (A) Seller is then in breach of any representation, warranty, covenant or agreement contained in this Agreement in a manner that would result in any Closing Condition set forth in Section 11.02(a) not to be satisfied or (B) Seller’s breach is the primary cause of, or has resulted in, the failure on the part of Buyer to perform any of its obligations hereunder;

(c) by Buyer, if Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Seller that would cause any Closing Condition set forth in Section 11.02(a) not to be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to Seller from Buyer of such breach or failure, and (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 12.01(c) shall not be available to Buyer if (A) Buyer is then in breach of any representation, warranty, covenant or agreement contained in this Agreement in a manner that would result in any Closing Condition set forth in Section 11.01(a) not to be satisfied or (B) Buyer’s breach is the primary cause of, or has resulted in, the failure on the part of Seller to perform any of its obligations hereunder;

(d) by either Seller or Buyer if the Closing shall not have been consummated by June 8, 2019 (the “Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 12.01(d) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of such party in this Agreement is the primary cause of, or has resulted in, the failure of the Closing to be consummated on or prior to such date.

(e) by either Seller or Buyer in the event that any Government Authority of competent jurisdiction shall have issued an Order that permanently enjoins the consummation of the purchase of the Transferred Equity Interests contemplated by this Agreement and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 12.01(e) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been the primary cause of, or has resulted in, the issuance of such Order or other action;

(f) [Reserved];

(g) by Seller or Buyer if the Merger Agreement is terminated; or

(h) by Seller, if (i) the Closing Conditions set forth in Section 11.01 and Section 11.02 have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that, by their terms, are to be satisfied at Closing; provided that those conditions are capable of being satisfied if the Closing were to occur on such date), (ii) Buyer is obligated to consummate the Closing pursuant to Section 2.02 and Seller has confirmed by written notice to Buyer that the date the Closing should have occurred pursuant to Section 2.02 has occurred, and Seller is ready, willing and able to consummate the Transactions on the date of such written notice and throughout the immediately subsequent two (2) Business Day period, and (iii) Buyer fails to consummate the Transactions within two (2) Business Days following receipt of such written notice.

Section 12.02. Notice of Termination. Either Party desiring to terminate this Agreement pursuant to Section 12.01 shall give written notice of such termination to the other Party.

Section 12.03. Effect of Termination and Abandonment.

(a) In the event this Agreement is validly terminated pursuant to Section 12.01, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of either Party, except the rights and obligations provided for in (a) Section 6.03 (Confidentiality), (b) the second-to-last sentence of Section 6.10(a), (c) Section 12.01 (Termination), this Section 12.03 (Effect of Termination and Abandonment) and (d) ARTICLE XIII (Miscellaneous); provided, however, that nothing herein shall be deemed to impair the right of a Party to compel specific performance in accordance with Section 13.13 (subject to the limitations therein) by the other Party of its obligations under this Agreement or relieve either Party from Liability for any knowing and intentional material breach of this Agreement prior to termination (except that the Buyer (and the Buyer Related Parties) shall not be liable for any breach if Buyer has paid the Termination Fee).

(b) If this Agreement is validly terminated by (i) Seller pursuant to Section 12.01(b) or Section 12.01(h), or (ii) Buyer pursuant to Section 12.01(d) at a time when Seller could have validly terminated this Agreement pursuant to Section 12.01(b) or Section 12.01(h),

Buyer shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay or cause to be paid to Seller by wire transfer of same-day funds an amount equal to Thirty Eight Million Four Hundred Thousand U.S. Dollars ($38,400,000) (the “Termination Fee”). In the event that Buyer pays or is obligated to pay the Termination Fee in accordance with this Agreement, the actual receipt by Seller of the Termination Fee shall be deemed to be liquidated damages and, the sole and exclusive remedy of Seller and any other Person against Buyer and its Affiliates, their respective shareholders, partners, equityholders, employees, directors, officers, Representatives and Affiliates (the “Buyer Related Parties”) and, without limiting Section 13.14, no Buyer Related Party or Debt Financing Source shall have any other Liability for any or all Losses suffered or incurred by Seller or any other Person in connection with this Agreement (and the termination hereof), the Transactions, the Mergers (and the abandonment thereof) or any matter forming the basis for such termination, and neither Seller nor any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Buyer, any other Buyer Related Party or any Debt Financing Source arising out of this Agreement, the Transactions, the Mergers or any matters forming the basis for such termination or otherwise. Each of the Parties acknowledges and agrees that in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement that gives rise to the right of Seller to receive the Termination Fee, the right to the Termination Fee constitutes a reasonable estimate of the Losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty). Buyer acknowledges that the agreements contained in this Section 12.03 are an integral part of the Transactions, and that, without these agreements, Seller would not enter into this Agreement. For the avoidance of doubt, while Seller may pursue both a grant of specific performance and the payment of the Termination Fee (in each case in accordance with the terms of this Agreement), under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Termination Fee.

(c) If this Agreement is validly terminated by (i) Buyer or Seller in accordance with Section 12.01(g); or (ii) by Buyer or Seller pursuant to Section 12.01(d) at a time when Buyer or Seller could have validly terminated this Agreement pursuant to Section 12.01(g), then in each case, Seller shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay or cause to be paid to Buyer by wire transfer of same-day funds all of the Transaction Expenses of Buyer. As used herein, “Transaction Expenses” shall mean all reasonable and documented out-of-pocket fees and expenses (including all reasonable and documented fees and expenses of counsel, accountants, financial advisors and investment bankers to Buyer and its Affiliates), up to Ten Million U.S. Dollars ($10,000,000) in the aggregate, incurred by Buyer or any Buyer Related Party in connection with or related to the authorization, consideration, preparation, negotiation, execution, and performance of this Agreement, the other Transaction Agreements, the Financing and the Transactions, the filing of any required notices under applicable Laws or other regulations, and all other matters directly related to the Transactions. In the event that Seller is obligated to pay Transaction Expenses in accordance with this Agreement, the actual receipt by Buyer of the Transaction Expenses shall be, except for Liability of Seller arising from its Willful Breach or Actual Fraud, the sole and exclusive remedy of Buyer against Seller, its shareholders, directors, officers and Affiliates (including the Parent Group) (the “Seller Related Parties”), and no Seller Related Party shall have any other Liability for any or all Losses suffered or incurred by Buyer or any other Person in connection with this Agreement (and the termination hereof), the Transactions, the termination of the Mergers or Merger Agreement, the Mergers (and the abandonment thereof) or any matter forming the basis for any such termination, and neither Buyer nor any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Seller, any other Seller Related Party arising out of this Agreement, the Transactions, the termination of the Mergers or Merger Agreement, the Mergers or any matters forming the basis for any such termination. Each of the Parties acknowledges and agrees that in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement that gives rise to the right of Buyer to receive the Transaction Expenses, the right to the Transaction Expenses constitutes a reasonable estimate of a portion of the Losses that will be suffered by reason of any such termination of this Agreement and does not constitute a penalty. Seller acknowledges that the agreements contained in this Section 12.03 are an integral part of the Transactions, and that, without these agreements, Buyer would not enter into this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Interpretation. The following rules of construction shall govern the interpretation of this Agreement:

(a) Unless otherwise provided for herein, references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the State of Delaware as required to be applied thereunder by a court sitting in the State of Delaware; references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(b) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto;

(c) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(d) whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires;

(e) (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and (ii) references to the terms “Article,” “Section,” “subsection,” “subclause,” “clause,” “Schedule” and “Exhibit” are references to the Articles, Sections, subsections, subclauses, clauses, Schedules and Exhibits to this Agreement unless otherwise specified;

(f) (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (ii) the terms “include,” “includes,” “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise specified, (iii) the term “any” means “any and all” and (iv) the term “or” shall not be exclusive and shall mean “and/or”;

(g) (i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “written” or “in writing” include in electronic form and (iii) references to “$” mean U.S. dollars;

(h) references to any Person includes such Person’s successors and permitted assigns;

(i) the terms “ordinary course” or “ordinary course of business” or words of similar import when used in this Agreement mean “ordinary course of business consistent with past practice”;

(j) whenever this Agreement requires Seller or any of its Subsidiaries to take any action, such requirement shall be deemed to involve an undertaking on the part of Seller to take such action or to cause such Subsidiary to take such action; and

(k) each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any provision in this Agreement; the language used herein will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against either Party. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.

Section 13.02. Expenses. Except as otherwise provided for in the Transaction Agreements, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expense.

Section 13.03. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by facsimile (with confirmation of transmission) or e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

If to Seller, to:	Nexeo Solutions, Inc. 3 Waterway Square Place #1000 The Woodlands, TX 77380
	Attention:	Michael B. Farnell, Jr.
	E-mail:	MFarnell@nexeosolutions.com

with a copy (which will not constitute notice) to:	Univar Inc. 3075 Highland Parkway, Suite 200 Downers Grove, Illinois
	Attention:	Jeffrey W. Carr
	E-mail:	Jeff.Carr@univar.com

with a copy (which will not constitute notice) to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
	Attention:	Andrew R. Brownstein
John L. Robinson
	E-mail:	ARBrownstein@wlrk.com
JLRobinson@wlrk.com

and, only in respect of any notices,

requests, instructions or other

documents given under this

Agreement prior to the Initial

Effective Time, with a further copy

(which will not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153
	Attention:	Michael J. Aiello
Sachin Kohli
	E-mail:	michael.aiello@weil.com
sachin.kohli@weil.com

If to Buyer, to:	Neon Holdings, Inc. c/o One Rock Capital Partners, LLC 30 Rockefeller Plaza, 54th Floor New York, NY 10112
	Attention:	Tony Lee
Scott Spielvogel
	Facsimile:	(212) 605-6099

	Email:	tlee@onerockcapital.com
sspielvogel@onerockcapital.com

with a copy (which will not constitute notice) to:	Latham & Watkins LLP 885 Third Ave New York, New York 10022
	Attention:	Alexander B. Johnson
	Facsimile:	(212) 906-1200
	Email:	alex.johnson@lw.com

Hogan Lovells US LLP 875 Third Avenue New York, New York 10022
	Attention:	Richard T. Horan, Jr.
	Facsimile:	(212) 918-3100
	Email:	richard.horan@hoganlovells.com

Section 13.04. Publicity. Seller and Buyer agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be a joint press release in the form agreed to by Seller and Buyer, and thereafter Seller and Buyer shall consult with each other in good faith prior to issuing or making, and provide each other the opportunity to review, comment on and consent to (such consent shall not be unreasonably withheld, delayed or conditioned), any press releases or other public announcements with respect to the Transactions, and any filings with any third party and/or any Government Authority (including any national securities exchange) with respect thereto, except (i) as required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or the NASDAQ upon advice from a Party’s outside counsel, and (ii) any press release or public statement that in the good faith judgment of the applicable party is consistent with prior press releases issued or public statements made in compliance with this Section 13.04. For avoidance of doubt and notwithstanding the foregoing, each Party and their respective Affiliates (including in the case of Seller the Parent Group) shall not be restricted from disclosing information with respect to this Agreement or the Transactions to their respective employees, equity owners, partners, investors, prospective investors, professional advisors and lenders; provided that in each case such parties agree to keep such information confidential or are otherwise bound to an obligation of confidentiality with respect to such information.

Section 13.05. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the Parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 13.06. Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Neither Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign (i) this Agreement and any or all rights and obligations under this Agreement to any of its Affiliates (including in the case of Seller the Parent Group) upon prior written notice to the other Party (but no such assignment shall release such assigning Party from any Liability or its obligations under this Agreement), (ii) its rights hereunder to a third party in connection with a sale or transfer (by means of a merger, stock sale or otherwise) of all or substantially all of such party’s business or (iii) its right hereunder for collateral purposes; provided, further, notwithstanding the foregoing, no such assignment by Buyer or any of its permitted assignees shall be permitted without Seller’s prior written consent if such assignment would reasonably be expected to give rise to any Tax withholding or deduction in respect of the consideration payable by Buyer or any of its Affiliates hereunder. Any attempted assignment in violation of this Section 13.06 shall be void ab initio.

Section 13.07. No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements are for the sole benefit of the Parties and their respective successors and permitted assigns, and, except (i) with respect the D&O Indemnified Parties pursuant to Section 7.02, (ii) as expressly set forth in the applicable Transaction Agreement, or (iii) with respect to any Debt Financing Sources, Section 12.03(b), this Section 13.07(iii), Section 13.06 or Sections 13.09, 13.11 and the last sentence of Section 13.14 (in each case, to the extent such provisions expressly apply to the Debt Financing Sources) and any other provision or definition of this Agreement to the extent a modification, waiver or termination of such provision or definition would modify the substance of any of the foregoing provisions, nothing in the Transaction Agreements shall create or be deemed to create any third-party beneficiary rights in any Person not a party to the Transaction Agreements, including any Affiliates of any Party.

Section 13.08. Entire Agreement. This Agreement (including the Exhibits, Annexes and Schedules hereto and the Disclosure Letters) and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 13.09. Modification or Amendment. The Transaction Agreements (including all Exhibits, Annexes, Disclosure Letters and Schedules hereto and thereto) may be amended, restated supplemented or otherwise modified, only by written agreement making specific reference to the applicable Transaction Agreement to be amended, restated, supplemented or otherwise modified, in each case duly executed by each party to such Transaction Agreement. Notwithstanding the foregoing, no amendments or modifications to the provisions with respect to which the Debt Financing Sources are expressly made third-party beneficiaries pursuant to Section 13.07(iii) shall be permitted in a manner adverse to any such Debt Financing Source without the prior written consent of the Lenders.

Section 13.10. Waiver.

(a) Any provision of this Agreement may be waived prior to Closing if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 13.11. Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of laws provisions.

(b) Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the Transactions (each, a “Transaction Dispute”), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or any of the Transactions in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 13.03. Each of Seller and Buyer hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 13.03 shall be effective service of process for any Action in connection with this Agreement or the Transactions. Notwithstanding anything herein to the contrary, each of the parties hereto agrees that it will not bring or support any Person in any suit, action or other proceeding of any kind or description, whether at law or in equity, whether in contract or tort or otherwise, against any of the Debt Financing Sources in any way arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING ANY CONTROVERSY ARISING OUT OF OR RELATING IN ANY WAY TO ANY DEBT FINANCING SOURCE OR ANY DEBT COMMITMENT LETTER, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR TORT OR OTHERWISE).

(c) Notwithstanding anything herein to the contrary, the Parties acknowledge and irrevocably agree that any claim, suit, action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources (in their capacities as such) arising out of, or relating to, the Transactions, the Financing or the performance of services thereunder or related thereto shall, except as expressly provided otherwise in the definitive documentation pertaining to such Financing, be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 13.12. Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Transaction Dispute.

Section 13.13. Remedies; Specific Performance.

(a) Except to the extent set forth otherwise in this Agreement (including in Section 12.03 and Section 13.05), all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that Buyer and, to the extent not prohibited under Section 13.13(c), Seller will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement (except, for the avoidance of doubt, the obligation to cause the Equity Financing to be funded, the enforcement of which shall be governed exclusively by Section 13.13(c)), in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at law or in equity. Furthermore, except as contemplated by this Agreement, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance as a type of remedy to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that Seller shall be entitled to specific performance of Buyer’s obligations to cause the Equity Financing to be funded and to consummate the Closing if, and only in the event that, prior to the termination of this Agreement, each of the following conditions has been satisfied: (i) all of the Closing Conditions set forth in Section 11.02 have been satisfied or waived (in each case, other than those that by their terms are to be satisfied at the Closing, each of which is reasonably capable of being satisfied at Closing) and Buyer fails to complete the Closing when required pursuant to this Agreement, including Section 2.02, (ii) the proceeds of the financing (net of any fees and similar lender charges) provided for by the Debt Financing has been funded or will be funded at the Closing or would be funded assuming the Equity Financing is funded, and (iii) Seller has confirmed in a written notice delivered to Buyer that if specific performance is granted and the net proceeds of the Equity Financing and Debt Financing (or alternative financing, to the extent described above) are funded, Seller stands ready, willing and able for the Closing to occur. For the avoidance of doubt, while Seller may pursue both a grant of specific performance of Buyer’s obligations to cause the Equity Financing to be funded and to consummate the Closing (to the extent expressly permitted by this Section 13.13(c)) and the payment of the Termination Fee, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letters at the Closing in accordance with the terms of this Section 13.13) and to consummate the Closing, on one hand, and the payment of the Termination Fee on the other hand.

Section 13.14. Non-Recourse. Except as set forth in the Equity Commitment Letters and the Limited Guarantee, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Transaction Agreements or the Merger Agreement, or the negotiation, execution, or performance of the Transaction Agreements (including any representation or warranty made in, in connection with, or as an inducement to, the Transaction Agreements) or the Merger Agreement, may be made only against (and are expressly limited to) the entities that are expressly identified as parties in the preamble to this Agreement, the Merger Agreement or the other Transaction Agreements, as applicable (“Contracting Parties”). Other than pursuant to the Equity Commitment Letters and the Limited Guarantee, no Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to the Transaction Agreements or the Merger Agreement or based on, in respect of, or by reason of the Transaction Agreements or the Merger Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, other than in connection with the Equity Commitment Letters and the Limited Guarantee, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary in this Agreement (but without limiting (x) the obligations of the Lenders to the Buyer and its Affiliates under the Debt Commitment Letters and (y) the rights of the Buyer and its Affiliates under the Debt Commitment Letters), none of the Debt Financing Sources shall have any liability to Seller, any of its Affiliates or any of its or their Representatives relating to, arising out of or in connection with this Agreement, the Debt Financing, the transactions contemplated hereby or thereby or otherwise, whether at Law, or equity, in contract, in tort or otherwise, and none of the Seller, any of its Affiliates or any of its or their Representatives shall have any rights or claims of any kind or description, whether in law, equity, contract, tort or otherwise, against any Debt Financing Source, in each case arising out of, relating to or in connection with this Agreement, any Debt Commitment Letter or the definitive agreements with respect thereto or the transactions contemplated hereby or thereby.

Section 13.15. Disclosure Letters, Annexes and Exhibits. The Disclosure Letters, Schedules, Annexes and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit, Annex or Schedule or in the Disclosure Letters but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of Seller set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Letters subject to the terms and conditions to this Agreement, and neither Seller nor any of its Affiliates shall be, or deemed to be, in breach of any such representations and warranties in respect of any such matter so disclosed in the Disclosure Letters in accordance with the preamble to ARTICLE IV hereunder. Inclusion of information in the Disclosure Letters will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of either Party, the Plastics Business or the Chemicals Business. The Disclosure Letters have been arranged for the purposes of convenience in separately titled Schedules corresponding to the Sections of this Agreement to which such disclosure applies, however, each Schedule of the Disclosure Letters shall also be deemed to incorporate by reference all information disclosed in any other Schedule of the Disclosure Letters to the extent it is reasonably apparent on its face that the disclosure of such matter in such other Schedule is also applicable to such Schedule of the Disclosure Letters.

Section 13.16. Provision Respecting Legal Representation. Each Party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and Representatives, that Wachtell, Lipton, Rosen & Katz and, prior to the Initial Effective Time, Weil, Gotshal & Manges LLP, may serve as counsel to Seller, on the one hand, and any Transferred Entity, on the other hand, in connection with the negotiation, preparation, execution and delivery of the Transaction Agreements and the consummation of the Transactions, and that, following consummation of the Transactions, Wachtell, Lipton, Rosen & Katz (or any successor) may serve as counsel to Seller or any Affiliate or Representative of Seller, in connection with any litigation, claim or obligation arising out of or relating to the Transactions and the Transaction Agreements notwithstanding such prior representation of any Transferred Entity and each Party consents thereto and waives any conflict of interest arising from such representation of such Transferred Entity prior to the Closing.

Section 13.17. Privilege. Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that, other than in the case of potential Actual Fraud committed with the express intention that the other Party rely thereon to its detriment (such potential claims to be reasonably determined upon the advice of counsel), all attorney-client privileged communications between any Transferred Entity and their respective current or former Affiliates or Representatives and their counsel, including Wachtell, Lipton, Rosen & Katz and Weil, Gotshal & Manges LLP, made before the consummation of the Closing in connection with the negotiation, preparation, execution, delivery and Closing under any Transaction Agreement, any Transaction Dispute or, made before the Closing in connection with any other matter, shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its former or current Affiliates or Representatives nor any Person purporting to act on behalf of or through Buyer or any of its current of former Affiliates or Representatives, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer, any Transferred Entity or the Plastics Business, or on any other grounds.

Section 13.18. Parent Guarantee.

(a) Effective from and after the Initial Effective Time, Parent guarantees to Buyer the full and timely performance of the covenants, agreements, liabilities and obligations of Seller under this Agreement and agrees to cause Seller to fully and timely perform the same. The guarantee set forth in this Section 13.18 (the “Parent Guarantee”) is a guarantee of performance and payment and Parent acknowledges and agrees that the Parent Guarantee is full and unconditional, and no amendment, modification, release or extinguishment of Buyer’s obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of the Parent Guarantee. Parent hereby waives, for the benefit of Buyer, any right to require Buyer, as a condition of performance by Parent or Seller, to bring any claim against Seller or pursue any other remedies whatsoever. Parent understands and acknowledges that Buyer is relying on the Parent Guarantee in entering into this Agreement.

(b) Parent hereby represents and warrants that:

(i) Parent is duly organized and validly existing under the Laws of the jurisdiction of its formation and has all corporate power, authority and capacity to execute, deliver and perform the Parent Guarantee;

(ii) the execution, delivery and performance of the Parent Guarantee have been duly authorized and approved by all necessary action and do not contravene any provision of Parent’s certificate of incorporation, bylaws or other governing documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on Parent or its assets or result in any breach, termination or violation of, or constitute a default (with or without due notice or lapse of time or both) under, or give to any Person any right;

(iii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Government Authority or other Person necessary for the due execution, delivery and performance of the Parent Guarantee by Parent have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Government Authority or regulatory body or other Person is required in connection with the execution, delivery or performance of the Parent Guarantee;

(iv) by Parent’s execution of this Agreement, the Parent Guarantee has been duly and validly executed and delivered and constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms; and

(v) Parent has the financial capacity to pay and perform its obligations under the Parent Guarantee, and all funds or assets necessary for Parent to fulfill its obligations under the Parent Guarantee shall be available to Parent for so long as the Parent Guarantee shall remain in effect.

Section 13.19. Counterparts; Effectiveness. Each Transaction Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (.pdf)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

SELLER:

NEXEO SOLUTIONS, INC.

By:	/s/ Michael B. Farnell, Jr.
	Name:	Michael B. Farnell, Jr.
	Title:	Executive Vice President and
Chief Administrative Officer

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

BUYER:

NEON HOLDINGS, INC.

By	/s/ Tony W. Lee
	Name:	Tony W. Lee
	Title:	Secretary and Treasurer

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

Solely for the purposes of Section 13.18 PARENT:

UNIVAR INC.

By:	/s/ David Jukes
	Name:	David Jukes
	Title:	President and CEO

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, claim, litigation, arbitration or proceeding by or before any Government Authority.

“Actual Fraud” means common law fraud (and not a constructive fraud or negligent misrepresentation or omission) by a Person in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, or the negotiation hereof or thereof.

“Affiliate” means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; and for purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for the purposes of this Agreement, the TPG Investors and FPA Investors shall not be deemed an Affiliate of Seller or any of its Subsidiaries. For the avoidance of doubt, (a) each Transferred Entity shall be considered an Affiliate of (i) Seller, but not Buyer, prior to Closing and (ii) Buyer, but not Seller, on and from Closing, and (b) Parent (and its Affiliates) shall not be considered an Affiliate of Seller following the consummation of the Mergers, unless otherwise expressly set forth herein by reference to Parent and its Affiliates as of the date of such consummation (the “Parent Group”).

“Agreement” means this Purchase and Sale Agreement, dated as of February 8, 2019, by and between Seller and Buyer, including the Disclosure Letters, Schedules, Annexes and the Exhibits, and all amendments to such agreement made in accordance with Section 13.09.

“Asset Representations” means the representations and warranties contained in Section 4.19(a) and (b) (Title; Sufficiency of Assets).

“Assumed Indebtedness” means all Indebtedness of the Plastics Business as of the Closing, after giving effect to all transactions (including Asset Transfers, any transactions undertaken pursuant to Section 6.07 and the repayment of any Indebtedness) occurring substantially concurrently with the Closing. For the avoidance of doubt, Assumed Indebtedness shall (a) exclude Indebtedness repaid by Seller or any of its Subsidiaries or otherwise terminated or released before or substantially concurrently with the Closing, (b) exclude the Existing Credit Facilities (together with any replacements or refinancing thereof) and (c) exclude the Chinese Credit Facilities (together with any replacements or refinancing thereof) to the extent the Indebtedness thereunder is repaid prior to or substantially concurrently with the Closing.

Exhibit A-1

“Assumed Liabilities” means all of the following Liabilities, whether accrued, incurred or arising prior to, on or after the Closing (provided, that Assumed Liabilities shall not include any Liabilities in respect of Excluded Taxes, or any Retained Liabilities):

(a) all Liabilities assumed by, retained by or agreed to be performed by Buyer or its Affiliates (including the Transferred Entities) pursuant to the terms of any Transaction Agreement;

(b) all Liabilities in respect of any Action, whether class, individual or otherwise in nature, in law or in equity, whether or not presently threatened, asserted or pending, to the extent in respect of, arising out of, or relating to, the operation or conduct of the Plastics Business;

(c) all Liabilities to suppliers (other than accounts payable) and customers, in each case to the extent in respect of, arising out of, or relating to, the Plastics Business;

(d) all accounts payable and all other Liabilities of the Plastics Business, in each case included as current liabilities in the calculation of Final Working Capital or included in the calculation of Final Assumed Indebtedness;

(e) all Environmental Liabilities of any nature whatsoever to the extent in respect of, arising out of, or relating to, the Plastics Assets or the Plastics Business;

(f) all Liabilities relating to, resulting from or arising out of the Shared Contracts to the extent relating to the Plastics Business or the Plastics Assets; provided that Assumed Liabilities (whether pursuant to this clause (f) or any other matter included as an Assumed Liability) shall not include any Liabilities in respect of any Shared Contract unless the Transferred Entities are provided with substantially all of the rights and benefits under such Shared Contracts relating to the Plastics Business or the Plastics Assets;

(g) except as otherwise provided in ARTICLE VIII, all Liabilities in respect of Plastics Business Employees employed by the Transferred Entities in the United States, Canada and Mexico, to the extent arising following the Closing;

(h) except as otherwise provided in ARTICLE VIII, all Liabilities in respect of Plastics Business Employees employed by the Transferred Entities in all countries, other than in the United States, Canada and Mexico;

(i) except as otherwise provided in ARTICLE VIII, all Liabilities arising under any Transferred Employee Plan;

(j) all Liabilities expressly assumed by Buyer pursuant to ARTICLE VIII;

(k) all Assumed Indebtedness; and

Exhibit A-2

(l) all Liabilities to the extent relating to, resulting from or arising out of the ownership, operation, use or conduct of the Plastics Business or the Plastics Assets, other than Liabilities which are more specifically addressed above or which are Retained Liabilities.

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Records” means all records, files, data and other materials, whether in hard copy or electronic form, to the extent primarily related to the Plastics Business, including all (A) vendor lists, (B) customer lists and supplier lists, (C) a list of the distributors for the Company Products, (D) pricing lists, (E) testing data, market research reports, marketing plans and other marketing-related information and materials, (F) advertising, marketing data, marketing plans, sales and promotional materials. whether administered by Seller, its Affiliates or Seller’s vendors, (G) quality control, vigilance and regulatory records, (H) other business records, to the extent such other business records and other materials as are required to be transferred under applicable Law or otherwise primarily relate to the Plastics Business, and (I) Tax Returns to the extent related to the Transferred Entities, the Plastics Business or the Plastics Assets (collectively, the “Transferred Records”); provided that, to the extent practicable, Buyer shall be entitled to copies or extracts of any such materials relating to the Plastics Business that are not included in the Transferred Records

“Buyer Disclosure Letter” means the disclosure schedules dated as of the Agreement Date delivered by Buyer to Seller, and which form a part of this Agreement.

“Buyer Licensed IP” means all Plastics Business Intellectual Property Rights and any other Intellectual Property Rights owned by the Transferred Entities as of the Closing (in each case, other than Trademarks) used in or necessary to the operation of the Chemicals Business.

“Buyer Transaction Agreements” means this Agreement and each other Transaction Agreement to which Buyer is named as a party on the signature pages thereto.

“Buyer Transactions” means the transactions contemplated by the Buyer Transaction Agreements.

Exhibit A-3

“CBA” any work rules or collective bargaining agreement, voluntary recognition agreement or other similar Contract with a labor union, works council, labor organization or other employee representative.

“Chemicals Assets” means all assets and properties that are owned, leased or licensed by the Seller or any of its Subsidiaries, other than the Plastics Assets.

“Chemicals Business” means the global chemicals distribution and environmental services business as conducted by Seller.

“Chinese Creditable Transaction VAT” means any VAT payable in connection with the transfer of the Chemicals Assets by Nexeo Plaschem (Shanghai) Co., Ltd pursuant to the Asset Transfers to the extent such VAT may be credited or otherwise recovered by the transferee based on the provisions of applicable VAT or similar Tax Law.

“Closing Conditions” means conditions to the respective obligations of the Parties to consummate the Transactions, as set forth in ARTICLE XI.

“Closing Notice” means a notice prepared and delivered in good faith by Seller to Buyer that is duly executed by an authorized officer of Seller that contains the Estimated Working Capital Statement and, based on such statement, the amount of the Closing Payment and the account or accounts to which Buyer shall pay the Closing Payment pursuant to Section 3.02(b)(i).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Data” means all data stored or processed by or on behalf of Seller and any Plastics Business Subsidiary, which is primarily used in the Plastics Business as of the Agreement Date.

“Company Products” means, with respect to the Plastics Business, all products and services that (a) have been, or are currently being, developed, distributed, provided, licensed out by, made commercially available, marketed, supported, or sold by or on behalf of Seller and any Plastics Business Subsidiary in any manner (including through a hosted service or similar arrangement) in connection with the Plastics Business or (b) Seller and any Plastics Business Subsidiary intends to develop, distribute, provide, license out, make commercially available, market, support or sell within twelve (12) months after the Agreement Date in connection with the Plastics Business.

“Company System” means any information technology or computer system (including Software, hardware, equipment, databases, interfaces, networks, platforms, systems, and telecommunications infrastructure) that are used in the conduct of the Plastics Business (including the provision of any Company Products).

“Confidentiality Agreement” means the Confidentiality Agreement dated June 1, 2018, by and between One Rock Capital Management, LLC and Seller, as the same may be amended from time to time in accordance with its terms.

Exhibit A-4

“Consent” means any consent, approval, permit, waiver or authorization.

“Contract” means any contract, agreement, deed, undertaking, indenture, note, bond, mortgage, lease, sublease, license, sublicense, sales order, purchase order or other instrument or commitment that purports to be binding on any Person or any part of its property (or subjects any such assets or property to a Lien), whether written or oral, but excluding any Employee Plan.

“Corporate Organizational Records” means, with respect to the Transferred Entities, the organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of such Transferred Entity.

“Creditable Transaction VAT” means any VAT payable in connection with the transfer of the Plastics Assets and the Plastics Business to the Transferred Entities pursuant to the Asset Transfers that may be credited or otherwise recovered by the transferee based on the provisions of applicable VAT or similar Tax Law (for the avoidance of doubt, excluding any Chinese Creditable Transaction VAT).

“Current Assets” means all accounts receivable and other rights to receive payments from any Person primarily related to the Plastics Business, together with any other assets included as Current Assets in the determination of Final Working Capital.

“Debt Financing Sources” means the entities that have committed to provide or arrange and have entered into agreements in connection with the Debt Financing or any alternative Debt Financing in connection with the transactions contemplated hereby, including (a) the Lenders and other parties named in the Debt Commitment Letters (including the parties to any joinder agreements, credit agreements or other definitive agreements entered into pursuant thereto or relating thereto), (b) their Affiliates and (c) their and their Affiliates’ respective controlling partners or persons, officers, directors, members, managers, partners, employees, attorneys, advisors, agents, and representatives involved in the Debt Financing and their respective successors and permitted assigns.

“Disclosure Letters” means, collectively, the Seller Disclosure Letter and the Buyer Disclosure Letter.

“Employee Plan ” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, retention, profit-sharing, bonus, stock option, stock appreciation right, stock purchase, restricted stock and other equity- or equity-based, incentive, deferred compensation, retirement, severance, termination, change-in-control, vacation, group or individual health, dental, medical and life insurance, fringe benefit or other benefit or compensation plan, program, policy, agreement or arrangement sponsored, maintained or contributed to, or required to be contributed to, by Seller or any of its Subsidiaries for the benefit of any Plastics Business Employee or current or former director or independent contractor of the Plastics Business, or with respect to which Seller or any of its Subsidiaries has any liability relating to such current or former employees, directors and independent contractors.

Exhibit A-5

“Environmental Law” means any applicable Law relating to the regulation or protection of the environment or, as such relates to exposure to Hazardous Materials, to health and safety, including the generation, processing, manufacture, distribution, use, handling, transportation, treatment, storage, disposal, Release of Hazardous Materials or the threat of Release of Hazardous Materials.

“Environmental Liability” means any Liability arising under Environmental Laws.

“Environmental Permit” means any License that is required by a Government Authority under any Environmental Law.

“Equipment” means the machinery, equipment, tools, furniture, fixtures and other tangible personal property that is primarily related to or primarily used in the Plastics Business, wherever located (including at any customer facility or the property of any vendor performing manufacturing, warehousing or other services for the Plastics Business), together with the interests of Seller or any of its Affiliates in respect of any rights of use or warranties relating thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“Estimated Assumed Indebtedness” means Seller’s good faith estimate of the Assumed Indebtedness.

“Estimated Assumed Indebtedness Decrease” means the amount, if any, by which Estimated Assumed Indebtedness set forth on the Estimated Working Capital Statement exceeds Zero U.S. Dollars ($0).

“Estimated Working Capital” means Seller’s good faith estimate of the sum of (a) Net Working Capital of the Plastics Business plus (b) the Plastics Business Cash, in each case as of the Closing.

“Estimated Working Capital Decrease” means the amount, if any, by which Target Working Capital exceeds Estimated Working Capital set forth on the Estimated Working Capital Statement.

“Estimated Working Capital Increase” means the amount, if any, by which Estimated Working Capital set forth on the Estimated Working Capital Statement exceeds Target Working Capital.

Exhibit A-6

“Estimated Working Capital Statement” means a written statement setting forth Estimated Working Capital and the Estimated Assumed Indebtedness, prepared in accordance with Section 3.03(a) and attaching supporting schedules to enable a review by Buyer thereof.

“Excluded Business Taxes” means any Taxes imposed with respect to the Plastics Assets, the Assumed Liabilities or the Plastics Business for any Pre-Closing Tax Period, other than (i) any Taxes of, imposed on, or payable by or with respect to any of the Transferred Entities and (ii) any Taxes for which Buyer is responsible pursuant to Section 9.07.

“Existing Credit Facilities” means, collectively, (a) from the date hereof until the consummation of the Mergers, (i) that certain Credit Agreement, dated as of June 9, 2016 (as amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time), by and among Nexeo Solutions, LLC, a Delaware limited liability company (“Nexeo Solutions”), Neon Holding Company LLC, a Delaware limited liability company (“Holdings”), Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Sub Holdco”), the lenders from time to time party thereto, Bank of America, N.A. (“BoA”), as administrative agent and collateral agent, and the other parties thereto, and (ii) that certain Credit Agreement, dated as of June 9, 2016 (as amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time, the “Existing Seller ABL Facility”), by and among Nexeo Solutions, Nexeo Solutions Canada Corp., as the Canadian borrower, Holdings, Sub Holdco, the lenders from time to time party thereto, BoA, as agent, and the other parties thereto, and (b) from and after the consummation of the Mergers, (i) the ABL Credit Agreement, dated as of July 28, 2015 (as amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time, the “Existing Parent U.S. ABL Facility”), among Parent, Bank of America, N.A., as U.S. administrative agent and Canadian administrative agent and the other parties thereto, (ii) the Credit Agreement, dated as of July 1, 2015 (as amended by Amendment No. 1 thereto, dated January 19, 2017, and as further amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time), by and among Parent, Bank of America, N.A., as administrative agent, and the other parties thereto, and (iii) the ABL Credit Agreement, dated as of 24 March 2014 (as amended by the Agreement in Relation to Technical Correction Amendment, dated as of 27 May 2015, relating thereto, and as further amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time, the “Existing Parent European ABL Facility”, and together with the Existing Seller ABL Facility, and the Existing European ABL Facility, the “Existing ABL Facilities” and each an “Existing ABL Facility”), among Parent, J.P. Morgan Europe Limited, as administrative agent and collateral agent, and the other parties thereto.

“Existing Notes” means Parent’s 6.75% Senior Notes due 2023 issued pursuant to the Existing Notes Indenture.

“Existing Notes Indenture” that certain Indenture, dated as of July 1, 2015, between Univar USA Inc., Parent, and Wilmington Trust, National Association, as Trustee, as amended, supplemented, or otherwise modified, including pursuant to that certain First Supplemental Indenture, dated as of July 1, 2015, between Parent and Wilmington Trust, National Association, as Trustee.

Exhibit A-7

“Filed Segment Information” means the financial disclosures set forth in the Nexeo 2018 10-K for that portion of Nexeo Solutions Inc.’s and its Subsidiaries’ properties, assets, business and results of operations comprising the “Plastics” reportable segment (the “Plastics Segment”).

“Final Assumed Indebtedness” means the calculation of Assumed Indebtedness as of the Closing as finally determined pursuant to Section 3.04.

“Final Assumed Indebtedness Decrease” means the amount, if any, by which Final Assumed Indebtedness exceeds Zero U.S. Dollars ($0).

“Final Working Capital” means the calculation of the sum of (a) the Net Working Capital of the Plastics Business and (b) the Plastics Business Cash, in each case as of the Closing as finally determined pursuant to Section 3.04.

“Final Working Capital Decrease” means the amount (if any) by which Target Working Capital exceeds Final Working Capital.

“Final Working Capital Increase” means the amount (if any) by which Final Working Capital exceeds Target Working Capital.

“Final Working Capital Statement” means a written statement (a) setting forth Final Working Capital, the Final Working Capital Increase or Final Working Capital Decrease, as applicable, and the Post-Closing Adjustment, (b) the Final Assumed Indebtedness, the Final Assumed Indebtedness Decrease and, as applicable, the Post-Closing Debt Adjustment and (c) indicating any changes to the Estimated Working Capital Statement as finally determined pursuant to Section 3.04.

“Foreign Benefit Plan” means (i) each Transferred Employee Plan which is maintained for the benefit of Plastics Business Employees whose primary place of employment is in a non-U.S. jurisdiction and (ii) each Employee Plan which is maintained for the benefit of Plastics Business Employees whose primary place of employment is in a non-U.S. jurisdiction and under which assets and/or Liabilities relating to such Employee Plan will be transferred to Buyer or its Affiliates as of or following the Effective Time pursuant to the terms of this Agreement.

“FPA Investors” means, collectively, FPA Crescent Fund, FPA Global Opportunity Fund, FPA Select Drawdown Fund, L.P., FPA Select Fund, L.P., FPA Value Partners Fund, FPA Select Maple Fund, L.P. and FPA Select Fund II, L.P.

“Fundamental Representations” means the representations and warranties contained in Section 4.01 (Organization, Good Standing and Qualification of Seller), Section 4.02 (Organization, Good Standing and Qualification of the Plastics Business Subsidiaries), Section 4.03 (Capital Structure of the Transferred Entities), Section 4.04 (Authority and Approval), Section 4.05(a) (Conflicts with Organizational Documents), Section 4.18 (Brokers and Finders) and the Asset Representations.

Exhibit A-8

“GAAP” means U.S. generally accepted accounting principles, applied on a consistent basis.

“Government Authority” means any U.S. federal, state or local or any supranational or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, board, bureau, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body, or any other Person lawfully empowered to exercise taxing or other governmental authority.

“Hazardous Materials” means (a) any substance, material or waste listed, defined or regulated under any applicable Environmental Law (i) because of its deleterious properties; or (ii) as “hazardous,” “toxic,” or “dangerous,” or as a “pollutant,” a “contaminant,” a “solid waste” or words of similar meanings or effect, or (b) asbestos, polychlorinated biphenyls, radioactive materials, petroleum and petroleum or any fraction thereof by-products and distillates.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person as of any date, and determined in each case in accordance with the Transaction Accounting Principles, (a) the outstanding principal amount of (and any accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses, breakage costs, and other costs and expenses related to the payment or prepayment thereof in respect of) any indebtedness for borrowed money of such Person, whether or not contingent, whether current, short-term or long-term, secured or unsecured, including any obligations of such Person evidenced by notes, debentures, bonds or other similar instruments, (b) all obligations, whether accrued or unaccrued, of such Person or its Subsidiaries issued or assumed as the deferred purchase price of property and all conditional sale obligations and of such Person (including all earn-out payments, contingency payments, commission payments, installment payments, promissory notes or similar liabilities), in each case other than trade payables, accrued expenses, and current accounts incurred in the ordinary course of business that are reflected in Final Working Capital, (c) all lease obligations of such Person which have been, or in accordance with GAAP as in effect on the date hereof are required to be, recorded as capital leases or otherwise capitalized on the books and records of such Person, (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, in each case to the extent drawn but not yet reimbursed, (e) all net obligations of such Person under interest rate or currency swap transactions or other hedging Contracts (in each case valued at their termination value at the date of determination), (f) all obligations of such Person for off balance sheet financing, including synthetic leases and (g) all obligations of the type referred to in clauses (a) through (f) of any other Persons for the payment of which such Person or its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, and (h) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of such Person or its Subsidiaries, but in no event to exceed the fair market value of such property or asset subject to such Lien.

Exhibit A-9

“Information Privacy and Security Laws” means all Laws pertaining to (a) the collection, processing, disclosure, disposal or security of Personal Data (including any applicable Law relating to any data-related consent, registration or notice requirement), (b) data breach notification, and (c) all regulations promulgated and guidance issued by any Government Authority thereunder.

“Initial Effective Time” shall have the meaning assigned to such term in the Merger Agreement.

“Intellectual Property Assignment Agreement” means the intellectual property assignment agreement, in form and substance reasonably satisfactory to Buyer, for purposes of recording the assignment of Registered Intellectual Property with applicable Government Authorities as part of Asset Transfers to be prepared by Seller at Seller’s sole cost and expense.

“Intellectual Property Rights” means all intellectual property rights and similar rights arising under the Laws of the U.S. or any other country with respect to: (a) patents, patent applications, and patent rights, including any such rights granted upon any reissue, reexamination, division, extension, provisional, continuation, or continuation-in-part applications (“Patents”), (b) copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (c) Trademarks, (d) rights in Trade Secrets and (e) including any analogous rights to those set forth above.

“Inventory” means (i) all thermoplastic resins inventory related to the Plastics Business held for sale primarily to customers of the Plastics Business, including engineered thermoplastics, polyolefins, and styrenics, and other raw materials and work-in-process, (ii) all containers, packaging and packaging and transport supplies primarily related to the Plastics Business and (iii) any and all rights to the warranties received from suppliers with respect to such inventory and related claims, credits, rights of recovery and set off with respect thereto, in each case excluding any such items that are excluded from Inventory in accordance with the Transaction Accounting Principles.

“IRS” means the U.S. Internal Revenue Service.

“IT Platform Customizations” means Software with respect to which the Intellectual Property Right are owned by or purported to be owned by Seller or its Affiliates that (i) interoperates with the Software platforms licensed to Seller or the Plastics Business Subsidiaries by third parties (including Salesforce.com, Inc. and Software AG USA, Inc.) as of the Agreement Date and (ii) that is used in the operation of the Plastics Business as of the Agreement Date. For the avoidance of doubt, the Software known as “neXprice” is an IT Platform Customization.

“IT Platform Intellectual Property Rights” means all Intellectual Property Rights (other than Trademarks) owned or purported to be owned by Seller or one of its Affiliates as of the Closing with respect to the IT Platform Customizations.

Exhibit A-10

“Knowledge of Seller” means the actual knowledge (following due inquiry of such Person’s direct reports) of the following Persons as of the Agreement Date: Michael Everett, Michael Farnell, Patrick Jerding, Shawn Williams, Ron LaBusch, Jennifer Gallagher and David Bradley.

“Leased Real Property” means any real property that as of immediately prior to Closing is leased by Seller or any Plastics Business Subsidiary with respect to the Plastics Business, that will, after giving effect to the Asset Transfers, be leased by a Transferred Entity (other than any third party logistics warehouses used in the Plastics Business).

“Liabilities” means any liability, debt, Indebtedness, guarantee, claim, demand, expense, loss, damage, demand, cost, fee, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, known or unknown, on- or off-balance sheet, or due or to become due) of every kind, nature and description, including all costs and expenses related thereto.

“Third-Party Licensed Intellectual Property Rights” means Intellectual Property Rights owned by a third party who licenses or otherwise permits Seller to use such Intellectual Property Rights in the conduct of the Plastics Business pursuant to a Contract.

“Licenses” means all permits, licenses, authorizations, Consents, clearances, closures, decisions, registrations, declarations, concessions, grants, franchises, certificates, identification numbers exemptions, waivers, and filings issued or required by any Government Authority under applicable Law.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, right of first refusal or first offer, option (or other third party right) title defect, encumbrance, easement, encroachment, condition, claim, restriction, lien or charge of any kind.

“Look-back Date” means January 1, 2016.

“Losses” means all losses, Taxes, damages, costs, claims, actions, proceedings, Liabilities, interest, awards, penalties, judgments, settlements, payments, fines, interest, fees, costs, expenses, and any liabilities actually suffered or incurred and paid (including reasonable attorneys’ fees and other professionals’ fees and reasonable attorneys’ and other professionals’ out-of-pocket costs), but excluding (a) except to the extent reasonably foreseeable, any incidental, indirect or consequential damages, loss of revenue, profits or reputation, or any special damages or (b) any exemplary or punitive damages, however styled, except, in the case of each of clauses (a) and (b), to the extent actually paid to a third party.

“made available” to Buyer and words of similar import means that, prior to the date hereof, the information or document has been (i) posted to the electronic data site maintained by Seller in connection with the Transactions, (ii) included in the Filed Segment Information to the extent it is reasonably apparent on the face of the disclosure in the Filed Segment Information that such disclosure relates to the Plastics Business (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in the Nexeo 2018 10-K that are cautionary, predictive or forward looking in nature) or (iii) sent via email to Buyer’s counsel, in each case, at least two (2) Business Days prior to the Agreement Date.

Exhibit A-11

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date hereof (a) commencing on the first Business Day following the date on which Buyer shall have received the information that would be Required Bank Information assuming that the Closing Date (as defined in the Debt Commitment Letters as in effect on the Agreement Date) were to occur on the last day of such period of fifteen (15) consecutive Business Days (it being understood that if Seller in good faith reasonably believes that it has provided such information, it may deliver to Buyer a written notice stating that it believes it completed such delivery, in which case the Marketing Period will be deemed to have commenced on the delivery date specified in such notice, unless Buyer in good faith reasonably believes that Seller has not completed delivery of such information, and within three Business Days after its receipt of such notice from Seller, delivers a written notice to Seller to that effect (stating with specificity which information it believes Seller has not delivered)), and (b) throughout which neither (i) the Plastic Business’ auditors have withdrawn any audit opinion with respect to any year-end audited financial statements included in such information nor (ii) Seller has determined that it is required under GAAP or otherwise to restate any financial statements included in such information; provided that February 18, 2019 and May 27, 2019 shall not constitute Business Days for purposes of such fifteen (15) consecutive Business Day period (it being understood that any day that occurs on such excluded days after the commencement of such period shall be disregarded for purposes of calculating the consecutive Business Days constituting such period (but not reset such period)); provided, further, that such fifteen (15) consecutive Business Day period shall not commence prior to the delivery to the Buyer of unaudited consolidated financial statements of the Plastics Business for the financial quarter ended December 31, 2018. Notwithstanding anything in this definition to the contrary, the Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive Business Day period described above if the Debt Financing is consummated on such earlier date.

“Material Adverse Effect” means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other adverse events, changes, facts, conditions, circumstances or occurrences with respect to which such phrase is used in this Agreement, has had or would reasonably be expected (a) to have a material adverse effect on the financial condition, properties, assets, business or results of operations of the Plastics Business or the Transferred Entities or (b) to prevent the Seller from consummating the Transaction, excluding, in the case of clause (a), any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which Seller or any of its Subsidiaries operate, including any changes in currency, exchange rates, interest rates, tariff policy, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which the Plastics Business operates, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by Seller or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial

Exhibit A-12

performance for any period, (6) a decline in the price of the Seller’s securities, or a change in their trading volume, on the NASDAQ Global Select Market (“NASDAQ”), provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Material Adverse Effect, (7) changes in Law, (8) changes in GAAP (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by this Agreement or the failure to take any specific action expressly prohibited by this Agreement and as for which Buyer declined to consent, (10) the announcement (but, for the avoidance of doubt, not the consummation) or pendency of this Agreement, the Merger Agreement, the Transactions or the Mergers, including the impact thereof based on the identity of Buyer on the relationships with customers, suppliers, distributors, partners or employees of the Plastics Business, or (11) the departure or threatened departure of, or adverse change or threatened adverse change in, the relationship of Seller or any of its Subsidiaries with the employees of the Plastics Business; provided, however that with respect to the foregoing clauses (1), (2), (3), (4), (7) and (8) such exception shall only apply to the extent such changes do not have a disproportionate adverse effect on the Plastics Business or the Transferred Entities as compared to other participants in the industries in which the Plastics Business operates.

“Material Customers” means the largest fifteen (15) customers of the Plastics Business by revenue received during each of the fiscal years ended on each of (a) September 30, 2017 and (b) September 30, 2018.

“Material Suppliers” means the largest ten (10) suppliers to the Plastics Business by expenditures made by the Plastics Business (taken as a whole) during each of the fiscal years ended on each of (a) September 30, 2017 and (b) September 30, 2018.

“Mergers” shall have the meaning assigned to it in the Merger Agreement.

“Net Working Capital” means without duplication, the “Current Assets” of the Plastics Business included in the Plastics Assets less the “Current Liabilities” of the Plastics Business included in the Assumed Liabilities, with “Current Assets” and “Current Liabilities” consisting of only those line items comprising “Current Assets” and “Current Liabilities” set forth in the Sample Calculation included in the Transaction Accounting Principles, in each case calculated in accordance with the Transaction Accounting Principles; provided, that Net Working Capital shall not include any deferred Tax assets or liabilities. For the avoidance of doubt, no amounts shall be included in Net Working Capital in relation to intercompany obligations between Transferred Entities.

“Net Working Capital Statements” means, collectively, the Estimated Working Capital Statement, the proposed Final Working Capital Statement and the Final Working Capital Statement.

“Nexeo 2018 10-K” means the Annual Report on Form 10-K of Nexeo Solutions, Inc. for the twelve (12) months ended September 30, 2018 filed with the Securities and Exchange Commission.

Exhibit A-13

“Nexeo Trademarks” means Trademarks that include or incorporate “Nexeo” and all variations or derivatives thereof or confusingly similar thereto, including but not limited to “Nexeo Solutions”.

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Organizational Documents” of a corporation are its certificate of incorporation and by-laws, the “Organizational Documents” of a limited partnership are its certificate of formation and its limited partnership agreement and the “Organizational Documents” of a limited liability company are its certificate of formation and its operating agreement or limited liability company agreement.

“Owned Real Property” means any real property that as of immediately prior to Closing is owned by Seller or any of the Plastics Business Subsidiaries with respect to the Plastics Business that will, after giving effect to the Asset Transfers, be owned by a Transferred Entity.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which appropriate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen or repairmen imposed or permitted by Law in the ordinary course of business, the existence of which would not constitute an event of default under, or breach of, the terms of any lease pursuant to which Seller or any Plastics Business Subsidiaries leases, uses or occupies any Leased Real Property, (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security (but excluding Liens for Taxes), (d) defects or imperfections of title, exceptions, easements, covenants, rights-of-way, restrictions and other similar charges, defects or encumbrances not materially interfering with the ordinary conduct of the Plastics Business as it is currently conducted, (e) Liens incurred in the ordinary course of business securing Liabilities that are not material to the Plastics Business, (f) zoning entitlements, building and other generally applicable land use and environmental restrictions by a government Authority, (g) Liens created by or through Buyer or its Affiliates, (h) Liens arising out of, under or in connection with this Agreement or the other Transaction Agreements that will be discharged at or prior to Closing, (i) any Liens on a landlord’s interest in Leased Real Property and any set of facts an accurate up-to-date survey would show, provided that any such Liens and any such facts do not materially interfere with the ordinary conduct of the Plastics Business, (j) Liens specifically reflected in the Financial Information that secure amounts included as Current Liabilities in Final Working Capital or Indebtedness in the Final Assumed Indebtedness or that will be discharged at or prior to Closing, (k) the title matters set forth in any title policy or report made available to Buyer (for the avoidance of doubt, any Liens or other obligations for or related to Indebtedness reflected on a title policy or report shall not be deemed a Permitted Lien), provided that Seller has provided Buyer with the true and complete copies of the backup

Exhibit A-14

documentation relating to the same, (l) rights, terms or conditions of any leases, subleases, licenses or occupancy agreements made available to Buyer, (m) in the case of Intellectual Property Rights, licenses, options to license, covenants or other grants; provided that, in each case such licenses, options, covenants, and grants are non-exclusive, (n) Liens created, incurred or assumed to secure the obligations of Seller, Parent and their respective Subsidiaries under the Existing Credit Facilities that will be discharged at or prior to Closing and under the Chinese Credit Facilities, (o) Liens on open accounts receivable in the ordinary course of business in an amount not in excess of $300,000 in the aggregate at any given time and (p) other Liens discharged at or prior to Closing that individually or in the aggregate would not reasonably be likely to be material to the Plastics Business (and with respect to the Real Properties that do not materially interfere with the ordinary conduct of the Plastics Business at such Real Property as it is currently conducted).

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Personal Data” means information that: (a) relates to or can be used to identify, contact or precisely locate a natural person or device used by a natural person; or (b) is governed, regulated or protected by any Information Privacy and Security Law.

“Plastics Assets” means (a) the properties, License, Contracts, Equipment and other rights or claims of Seller and its Affiliates primarily used in, primarily held for use in or primarily related to the Plastics Business, including (i) Inventory, (ii) all Company Products, (iii) all Plastics Business Intellectual Property Rights, including the right to sue for past, present and future infringement thereof, (iv) Owned Real Property and Leased Real Property, in each case as set forth on Schedule 4.17(a) of the Seller Disclosure Letter, and those rights or interests in the Shared Facilities, solely to the extent to be transferred to Buyer as set forth on Schedule 7.06 of the Seller Disclosure Letter and (v) subject to the right to retain a copy of each record, the Business Records and the Corporate Organizational Records, together with the properties, License, Contracts, Equipment and other rights or claims of Seller and its Affiliates; including, in the case of this clause (a), as set forth or described on Exhibit C, (b) all assets and properties included in or reflected on the Audited Plastics Balance Sheet (subject to Schedule 4.07 of Seller Disclosure Letter), (c) all assets and properties that became such after the date of the Audited Plastics Balance Sheet (subject to Schedule 4.07 of Seller Disclosure Letter), that are of a nature or type that would have resulted in such assets or properties being included as assets or properties on a consolidated balance sheet of the Transferred Entities, or any notes or subledgers thereto, prepared as of the Closing Date and on a basis consistent with the determination of the assets and properties included on the Audited Plastics Balance Sheet (subject to Schedule 4.07 of Seller Disclosure Letter), (d) all assets subject to any Transferred Employee Plan and (e) any Transferred Claim; provided, that (x) “Plastics Assets” shall not include any Tax refunds, credits, recoveries or other Tax assets to which Seller is entitled under ARTICLE IX, (y) in the case of the foregoing clauses (a) through (c), “Plastics Assets” shall not include any asset, property or other right to the extent that this Agreement provides that such asset, property or other right shall not be transferred to the Transferred Entities in connection with the Transactions and (z) the “Plastics Assets” shall exclude those other assets of Parent Group (other than, following the Exhibit A-15 closing of the Mergers, Seller and its Subsidiaries), the Shared Real Property and the Chemicals Assets located in the PRC (collectively, the “Excluded Assets”).

Exhibit A-15

“Plastics Business” means the global plastics distribution business of Seller, its Affiliates and the Plastics Business Subsidiaries.

“Plastics Business Cash” means, as of a given time, an amount equal to the aggregate amount of all cash, cash equivalents and marketable securities of the Transferred Entities under GAAP, including all immediately refundable outstanding security or similar deposits, less the amount of any checks written (but not yet cashed) by any Transferred Entity, in each case, only to the extent such cash is not Restricted Cash; provided, however, that if the sole reason that such cash is Restricted Cash is because Tax would be incurred were such cash to be distributed or transferred to a Transferred Entities located in the United States, then the amount of such cash shall be “Plastics Business Cash” subject to a reduction to reflect the actual amount of Tax that would be so incurred.

“Plastics Business Employee” means each individual who is a current or former employee of any of the Plastics Business Subsidiaries, or who otherwise works for the Plastics Business, including any individual described in this clause who is on short term disability, long-term disability, military leave or an approved leave of absence.

“Plastics Business Intellectual Property Rights” means all Intellectual Property Rights that are both (a) owned or purported to be owned by Seller or any of its Affiliates and (b) primarily used in, primarily held for use in or primarily related to the Plastics Business as of the Closing; provided, however, with respect to any Registered Intellectual Property Rights, the Plastics Business Intellectual Property Rights shall include only such Registered Intellectual Property Rights as are identified in Schedule 4.11(a) of the Seller Disclosure Letter.

“Plastics Business Subsidiary” means each Subsidiary or Affiliate of Seller that operates in, or conducts business related to, the Plastics Business, or owns or has the right to use any Plastics Assets, including each Transferred Entity that will be newly formed for the purposes of effecting the Assets Transfers (each, a “Proposed Newly-Formed Entity”) pursuant to the Asset Transfers. For the avoidance of doubt, each Transferred Entity is a Plastics Business Subsidiary.

“Post-Closing Adjustment” means Final Working Capital minus Estimated Working Capital.

“Post-Closing Debt Adjustment” means Final Assumed Indebtedness minus Estimated Assumed Indebtedness.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning on the day after the Closing Date.

“PRC” means the People’s Republic of China.

Exhibit A-16

“Pre-Closing Period” means the period beginning on the Agreement Date and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period ending on the Closing Date.

“Proposed Final Working Capital” means Buyer’s good faith, proposed final calculation of the sum of (a) the Net Working Capital of the Plastics Business and (b) the Plastics Business Cash, in each case as of the Closing.

“Proposed Final Working Capital Statement” means (a) a written statement setting forth Proposed Final Working Capital and Proposed Final Assumed Indebtedness, describing in reasonable detail any proposed changes to the Estimated Working Capital Statement and attaching supporting schedules to enable a review by Seller thereof or (b) a written statement that Buyer proposed no changes to the Estimated Working Capital Statement, as applicable.

“Real Properties” means, collectively, the Owned Real Property and the Leased Real Property.

“Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Government Authority or Internet domain name registrar.

“Registered Intellectual Property Rights” means the Intellectual Property Rights that are Registered.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, migration or leaching of any Hazardous Material through the indoor or outdoor environment.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Required Approvals” means the approvals of the Government Authorities set forth on Schedule 4.06 and Schedule 5.03.

“Required Bank Information” means (a) the financial statements of the Plastics Business required to be delivered in order to satisfy the condition set forth in paragraph 3 of Exhibit C of the Debt Commitment Letter (as in effect on the Agreement Date), (b) any other customary financial information regarding the Plastics Business reasonably requested in writing by Buyer in order to permit Buyer to prepare the pro forma financial statements required to be delivered in order to satisfy the condition set forth in paragraph 2 of Exhibit C to the Debt Commitment Letter (as in effect on the Agreement Date), but which shall not include any other

Exhibit A-17

audited information, and (c) such other business and financial data regarding the Plastics Business of the type and form customarily included in offering memoranda used in offerings of debt securities pursuant to Rule 144A under the Securities Act, assuming that such offering(s) were consummated at the same time during the Plastics Business’s fiscal year as such offering(s) of debt securities will be made; provided, that Required Bank Information shall not include (i) any pro forma financial statements or other pro forma financial information of or relating to the Transferred Entities or the Plastics Business or require Seller or any of its Affiliates or Subsidiaries to prepare or deliver any such pro forma financial statements or information, (ii) information customarily excluded in offerings of debt securities by a non-accelerated filer pursuant to Rule 144A, including, without limitation, information required by Rules 3-09, 3-10 and 3-16 under Regulation S-X, and Item 402 of Regulation S-K, or (iii) any audited or unaudited financial statements not expressly required pursuant to clause (a) of this definition.

“Restricted Cash” means (i) cash, cash equivalents and marketable securities that are not freely usable, distributable or transferable by the Transferred Entities or otherwise subject to restrictions or limitations on the use or distribution thereof by applicable Law, contractual arrangements or otherwise, including any restrictions or limitations on the repatriation or transfer thereof, other than, in each case, any such restrictions on use, distributions or transfer that, in the event such cash is used, distributed or transferred, would not result in material Liabilities and (ii) cash, cash equivalents and marketable securities located in the PRC in excess of Four Million U.S. Dollars $4,000,000 (the “Restricted Cash Cap”), but excluding from Restricted Cash any cash, cash equivalents and marketable securities held by or on behalf of any Transferred Entity created or organized under the laws of the PRC (or any political subdivision thereof) for the purposes of paying off (and that is freely available to pay off) the Chinese Credit Facilities or any VAT required to be remitted by any such Transferred Entity in connection with the Asset Transfers (but subject to Seller’s Liability for such VAT as set forth in Section 9.01).

“Restricted Parties” means any Persons included on any restricted party lists maintained by the United States, or any other country with jurisdiction over the products or operations of Seller (with respect to the Plastics Business) and the Plastics Business Subsidiaries, including the U.S. Treasury Department’s Office of Foreign Assets Control’s Specially Designated Nationals and Foreign Sanctions Evaders Lists, the U.S. Commerce Department’s Entity List, Denied Persons List and Unverified List, and the U.S. Department of State’s Debarred List.

“Retained Liabilities” means all of the following Liabilities, whether accrued, incurred or arising prior to, on or after the Closing (provided, that Retained Liabilities shall not include any Liabilities in respect of Buyer Taxes):

(a) all Liabilities for which Seller or any of its Affiliates (other than the Transferred Entities) expressly has responsibility, or that are assumed by, retained by or agreed to be performed by Seller or its Affiliates (other than the Transferred Entities), pursuant to the terms of any Transaction Agreement;

(b) except as otherwise provided in ARTICLE VIII, all Liabilities in respect of Plastics Business Employees employed by Transferred Entities in the United States, Mexico, or Canada arising at or prior to the Closing, including, for the avoidance of doubt, any Liabilities in respect of Seller’s loss of deductibility under Section 280G of the Code of any payments due to such employees by Seller in connection with the Closing or the Mergers;

Exhibit A-18

(c) all Liabilities in respect of any employees of Seller or its Affiliates (other than Plastics Business Employees) whether accrued, incurred or arising prior to, on or after the Closing;

(d) except as otherwise provided in ARTICLE VIII, all Liabilities with respect to any Seller Employee Plan;

(e) all Liabilities expressly retained pursuant to ARTICLE VIII;

(f) all Indebtedness of Seller or its Affiliates (including, for the avoidance of doubt, the Existing Credit Facilities and, except to the extent repaid prior to or substantially concurrently with the Closing pursuant to Section 6.11(c), the Chinese Credit Facilities) that is not an Assumed Liability;

(g) all Seller Transaction Expenses and D&O Expenses;

(h) all Liabilities to the extent relating to, resulting from or arising out of the Shared Contracts to the extent relating to the Chemicals Business or the Chemicals Assets (or any business or assets of Seller, its Affiliates or their predecessors other than the Plastics Business and the Plastics Assets);

(i) all Liabilities in respect of any Action, whether class, individual or otherwise in nature, in law or in equity, whether or not presently threatened, asserted or pending, to the extent in respect of, arising out of, or relating to, the operation or conduct of the Chemicals Business (or any business of Seller, its Affiliates or their predecessors other than the Plastics Business);

(j) all Liabilities to the extent relating to, resulting from or arising out of the ownership, operation, use or conduct of the Chemicals Business (or any business of Seller other than the Plastics Business) or the Chemicals Assets (or any assets of Seller, its Affiliates or their predecessors other than the Plastics Business and the Plastics Assets);

(k) all Environmental Liabilities of any nature whatsoever to the extent in respect of, arising out of, or relating to, the Chemicals Assets or the Chemicals Business (including any Environmental Liabilities arising out of, or related to, the business or assets acquired by Seller or its Affiliates from Ashland, Inc.);

(l) all Liabilities to the extent relating to, resulting from or arising out of the noncompliance by Seller or its Affiliates with any “bulk sale” or “bulk transfer” Laws or similar Laws; and

(m) all Liabilities relating to, resulting from or arising out of the Asset Transfers and the consummation of the transactions contemplated thereby.

Exhibit A-19

“RWI Policy” means the Buyer’s Representation and Warranties Insurance Policy, between Buyer and the insurers named therein and Euclid Transactional, LLC, as duly authorized agent of such insurers.

“Securities Act” means the Securities Act of 1933.

“Seller Disclosure Letter” means the disclosure schedules dated as of the Agreement Date delivered by Seller to Buyer, and which form a part of this Agreement.

“Seller Employee Plan” means each Employee Plan, other than the Transferred Employee Plans.

“Seller Guarantees” means, collectively, all letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) Seller or any of its Affiliates (other than exclusively by the Transferred Entities) in connection with, but only to the extent related to, the Plastics Business.

“Seller Licensed Intellectual Property Rights” means the Intellectual Property Rights (other than Trademarks) owned or purported to be owned by Seller or one of its Affiliates as of the Closing, and are used in the operation of the Plastics Business as of the Closing, other than (a) IT Platform Intellectual Property Rights and (b) the Plastics Business Intellectual Property Rights.

“Seller Transaction Agreements” means this Agreement and each other Transaction Agreement to which Seller is named as a party on the signature pages thereto.

“Seller Transaction Expenses” shall mean, without duplication, to the extent unpaid as of the Closing, all costs, fees and expenses incurred or payable by or on behalf of Seller and its Affiliates’ in connection with, arising from or relating to the transactions contemplated by this Agreement, including: (a) the bankers’ fees, (b) fees payable to advisors for legal, tax, accounting or other services in connection with the Transactions and (c) all transaction bonuses, change in control payments and retention bonuses and payment in respect of equity awards paid or payable to any employee, officer, director or individual independent contractor of the Seller or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the Merger Agreement (excluding any amount that becomes payable solely due to any action taken by Buyer or its Affiliates following the Closing), including the employer portion of any employment Taxes payable by Seller or its Subsidiaries in connection with such payments; provided, however, that “Seller Transaction Expenses” shall exclude any amounts incurred following the Closing by Buyer or its Affiliates pursuant to agreements entered into by Buyer or its Affiliates.

“Shared Real Property” means the following four locations, which constitute real property which are as of as of immediately prior to Closing leased or owned by the Seller or any of the Plastics Business Subsidiaries that will either be partially or wholly leased, licensed, or subleased to the Transferred Entities following the Closing: (1) the eighth floor at 3 Waterway Way Square in the Woodlands, Texas, (2) Suite 100 in the Oakville Facility located at 2450 Bristol Circle, Ste. 100, Ontario Canada, (3) a portion of the first floor at 6000 Parkwood Place, Dublin, OH 43016, and (4) a portion of the real property located at 4401/4471 Valley Industrial Blvd., Shakopee MN, 55102.

Exhibit A-20

“Software” means computer software, systems and databases, firmware, data files, source and object codes, tools, user interfaces, manuals and all versions thereof and other specifications and all documentation or information relating to any of the foregoing.

“Specified Pre-Closing Tax Action” means (i) any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or non-U.S. Tax Law by reason of any change of accounting methods, or use of an improper accounting method, on or prior to the Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable Law in any jurisdiction) executed on or prior to the Closing, (iii) any installment sale or open transaction disposition made on or prior to the Closing, (iv) any prepaid amount received on or prior to the Closing, or (v) any election under Section 108(i) of the Code.

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) at least fifty percent (50%) of the outstanding equity securities or securities carrying at least fifty percent (50%) of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“Target Working Capital” means Two Hundred Ninety Million U.S. Dollars ($290,000,000).

“Tax” or “Taxes” means any federal, state, local or foreign taxes, including all income, excise, gross receipts, license, net worth, ad valorem, value-added, sales, use, employment, Medicare, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, gains, real property, personal property, transfer, registration, use, payroll, value added, intangibles, alternative or add-on minimum, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

“Tax Benefit” means the Tax effect of any Tax Item that decreases Taxes paid or payable, including any interest with respect thereto or interest that would have been payable but for such item.

“Tax Indemnity Expiration Date” means the date that is sixty (60) days following the expiration of the statute of limitations (including any extension or waiver thereof) applicable to the particular Tax that is the subject matter thereof.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) resulting a change in accounting method.

Exhibit A-21

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Taxing Authority.

“Tax Return” means any return or report (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) required to be supplied to a Taxing Authority relating to Taxes.

“Taxing Authority” means any U.S. federal, state or local or non-U.S. jurisdiction (including any subdivision and any revenue agency of a jurisdiction) imposing Taxes and the agencies, if any, charged with the collection or administration of such Taxes for such jurisdiction.

“TPG Investors” means, collectively, Nexeo Holdco, LLC, TPG VI Neon I, L.P., TPG VI Neon II, L.P. and TPG VI FOF Neon, L.P.

“Trade Secrets” means confidential and proprietary information, including rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether patentable or unpatentable), and other works, whether or not developed or reduced to practice, rights in industrial property, customer, vendor, and prospect lists, and all associated information or databases, and other confidential or proprietary information.

“Trademark Agreement” means a trademark agreement relating to the Nexeo Trademarks between Seller and Buyer that would contain, inter alia, the following terms:

(i) Seller would consent to Buyer’s and its Affiliates’ use, in each case with respect to the operation of the Plastics Business, for a period of one (1) year following the Closing, of the “Nexeo Solutions” Trademark; provided that such usage is (A) solely for the purpose of phasing out Buyer’s and its Affiliates’ usage of such Trademark; and (B) in a manner consistent with the usage of such Trademark in the Plastics Business as it is conducted as of the Closing;

(ii) Seller and its Affiliates would be permitted to continue to use, for a period of one (1) year following the Closing, the “Nexeo Solutions” Trademark; provided that such usage is (A) solely for the purpose of phasing out Seller’s and its Affiliate’s usage of such Trademark; and (B) in a manner consistent with the usage of such Trademark in the businesses of Seller and its Affiliates, including Chemicals Business but excluding the Plastics Business, as it is conducted as of the Closing;

(iii) Seller shall (and shall cause its Affiliates to) assign to Buyer at Closing all of Seller’s rights, title and interest in applicable Nexeo Trademarks, but excluding the “Nexeo Solutions” Trademark, to the extent they relate to the Plastics Business, including any registration rights that can be assigned separate and apart from the Chemicals Business with respect to such Trademarks;

Exhibit A-22

(iv) following the Closing, Seller would not object to, and if reasonably required, consent to, Buyer and its Affiliates’ use, license to others to use, and registration of the Trademarks “Nexeo Plastics,” “Nexeo Polymers” and “Nexeo Materials” in connection with the Plastics Business and natural evolutions thereof;

(v) except as otherwise set forth above, Buyer would agree not to use the term “Nexeo” in connection with any other term or Trademark outside the field of the Plastics Business and natural evolutions thereof, except with the consent of Seller (in Seller’s sole discretion);

(vi) except to the extent set forth in subpart (i) and (ii) above, each of Seller and Buyer agrees that it will not use “Nexeo Solutions,” “Nexeo Distribution,” or “Nexeo Logistics” in any field;

(vii) Seller would agree (A) not to use, license or register “Nexeo Plastics,” “Nexeo Polymers” or “Nexeo Materials” or other confusingly similar terms in any field and (B) not to use, license or register the term “Nexeo” in any manner in the field of the Plastics Business and natural evolutions thereof;

(viii) Seller would agree that, in each case where Seller uses “Nexeo” and other terms in a Trademark, to use “Nexeo” only in conjunction with such other terms of like prominence (such that the presentation would not be confusingly similar to the use of the “Nexeo” alone);

(ix) Seller would not object to, and if reasonably required, consent to, Buyer and its Affiliates’ use, license to others to use, and registration of the term “Nexeo” in a Trademark but only (A) in conjunction with another term of like prominence (such that the presentation would not be confusingly similar to the use of the “Nexeo” alone); and (B) solely for use in connection with the Plastics Business and natural evolutions thereof; provided, in each case, that the term “Nexeo” is not used in combination or conjunction with the term “Chemical” or, subject to subpart (i) hereof, the term “Solutions” or other confusingly similar terms;

(x) as between Buyer and Seller, Buyer would have the sole right to bring any actions against infringement of such of the Nexeo Trademarks which it is permitted to use and register in the field of the Plastics Business or natural evolutions thereof and to develop and implement a right to police and enforce the use of such Nexeo Trademarks;

(xi) as between Buyer and Seller, Seller would have the sole right to bring any actions against infringement of such of the Nexeo Trademarks which it is permitted to use and register in the field of the Chemicals Business or natural evolutions thereof and to develop and implement a right to police and enforce the use of such Nexeo Trademarks;

(xii) each Party agrees that, except as provided above, it will not use the term “Nexeo” as, or as part of, a Trademark;

Exhibit A-23

(xiii) any consent by a Party to use a Trademark as provided above will not constitute representation of warranty of any kind with respect to such Trademarks, including that such usage will be permitted by or will not infringe the Trademark of any third party;

(xiv) each Party will, and will cause its Affiliates to cooperate (A) to ensure that their respective use of the Nexeo Trademarks does not create confusion in the market and (B) to promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of the Trademark Agreement and otherwise cooperate with reasonable requests of the other Party to permit such other Party’s use, registration, maintenance, and enforcement of the Nexeo Trademarks which it is permitted to use and register;

(xv) nothing in the Trademark Agreement would limit Buyer’s rights, title and interest in and to the Plastics Business Registered Intellectual Property Rights;

(xvi) Buyer and its Affiliates will have the right to use, license others to use, and register (and Seller and its Affiliates shall be prohibited from using, licensing others to use, and registering) the font, coloring and look of such Nexeo Trademarks to the extent such elements are distinctive and as they exist as of the Agreement Date;

(xvii) the phase-out rights described in subparts (i) and (ii) above shall apply to the Trademark “Solutions Live Here” and neither Party shall have the right to use the Trademark “Solutions Live Here” after that phase-out period; and

(xviii) such other customary terms for an agreement of such type.

“Trademarks” means trademarks, service marks, trade names, service names, domain names, social media handles, trade dress, logos and other identifiers of same, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transaction Accounting Principles” means those Transaction Accounting Principles set forth on Exhibit I, which include a Sample Calculation of Net Working Capital (the “Sample Calculation”) as set forth therein.

“Transaction Agreements” means this Agreement, the Transition Services Agreement, the Trademark Agreement and any other agreement entered into in connection with the Transactions, in each case including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof, but excluding any agreement made in connection with the Asset Transfers.

“Transactions” means the transactions contemplated by this Agreement, including the transactions contemplated by the Transaction Agreements and the Asset Transfers pursuant to Section 6.09.

Exhibit A-24

“Transfer Taxes” means any sales, use, direct or indirect real property transfer or gains, documentary, stamp, business and occupation, recording, registration, bulk sales, transfer (including real estate transfer), value added, goods and services or similar Taxes and related fees.

“Transferred Employee Plan” means (a) any Employee Plan sponsored or maintained solely by any of the Transferred Entities, (b) any Employee Plan sponsored, maintained or contributed to by Seller or one of its Affiliates exclusively for the benefit of Plastics Business Employees, including any Post-Closing Welfare Plan, (c) any Employee Plan entered into with any Plastics Business Employee and (d) any other Employee Plan that the Parties mutually agree in writing prior to the Closing is designated as a Transferred Employee Plan.

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S.” means the United States of America.

“VAT” means goods and services Tax, value added Tax and other similar transactional indirect Taxes (but excluding transfer Tax, stamp duty and other similar Taxes), including (a) any Tax imposed in compliance with the European Council Directive of 28 November 2006 on the common system of value added Tax (EC Directive 2006/112) and (b) any other value added Tax, goods and services Tax or other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in clause (a), or imposed elsewhere.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and other similar Laws.

“Willful Breach” means a breach by a Party of any of its obligations under this Agreement that is a consequence of an act or omission undertaken or omitted by the breaching Party with the knowledge that such act or omission constitutes, or would be reasonably likely to constitute, a breach of this Agreement.

Exhibit A-25